As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-211421
UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

Amendment No. 1 To FORM S-1 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	2834	93-0987903
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification Number)

11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121
(858) 259-9405
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. David Hansen
Chief Executive Officer
MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Road, Suite 400
San Diego, CA 92121
(858) 259-9405
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Harvey Kesner, Esq. Tara Guarneri-Ferrara, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Fl. New York, NY 10006 (212) 930-9700	John D. Hogoboom, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (646) 414-6846

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.01 per share (2)(3)	$5,750,000	$579.03	*
Common Stock Purchase Warrants (4)	---	---
Common Stock issuable upon exercise of Common Stock Purchase Warrants (2)(3)(5)	2,875,000	289.52
Underwriter’s warrants (4)	---	---
Common Stock issuable upon exercise of the underwriter’s warrants (2)(5)	150,000	15.11
Total	$8,775,000	$883.66	*

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	Includes shares and warrants subject to the underwriter’s over-allotment option.
(4)	No separate fee is payable pursuant to Rule 457(g).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g). *$518.61 previously paid

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JUNE 3, 2016

Shares of Common Stock Warrants to Purchase up to Shares of Common Stock

We are offering $5,000,000 of shares of our common stock and warrants to purchase shares of our common stock. Each share of common stock is being sold together with a warrant to purchase 0.50 of a share of our common stock.  Each warrant will have an exercise price per share not less than 100% of the closing bid price of our common stock immediately preceding the pricing of this offering.  The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.  The shares of common stock and warrants will be issued separately.

Our common stock is quoted on the OTCQB market under the symbol “MBVX”. On June 2, 2016, the closing bid price of our common stock on the OTCQB was $0.55 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other trading market.  Without an active trading market, the liquidity of the warrants will be limited.

Investing in our securities involves risks. You should carefully read and consider the “Risk Factors” beginning on page 6 of this prospectus before investing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share and Related Warrant	Total
Public offering price	$	$
Underwriting discount (1)	$	$
Proceeds, before expenses, to us(2)	$	$

(1)
The underwriter will receive compensation in addition to the underwriting discount listed above. See “Underwriting” beginning on page 70 of this prospectus for a description of the compensation payable to the underwriter.

(2)	We estimate the total expenses of this offering payable by us, excluding the underwriting discount, will be approximately $
In addition to the underwriting discount listed above, we have agreed to issue to the underwriter or its designees underwriter’s warrants to purchase shares of common stock equal to 3% of the total number of shares common stock sold in this offering, subject to certain exceptions. The underwriter’s warrants will (i) have an exercise price per share equal to 100% of the public offering price of the shares of common stock offered hereby, (ii) provide for a cashless exercise right, (iii) expire on the fifth anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part, and (iv) comply with the requirements of Rule 5110(g)(1) of the Financial Institutions Regulatory Authority, Inc.. The registration statement of which this prospectus is a part also covers the underwriter’s warrants and the shares of common stock issuable from time to time upon the exercise of the underwriter’s warrants. We also have agreed to reimburse the underwriter for certain of its reasonable out-of-pocket expenses. See “Underwriting” beginning on page 70 for more information on this offering and the underwriting arrangements. All costs associated with the registration will be borne by us.

The underwriter may also purchase up to an additional           shares of our common stock at a price of $    per share and/or           additional warrants from us at a price of $          per warrant to purchase one share of our common stock, within 45 days from the date of this prospectus to cover over-allotments, if any.

The underwriter expects to deliver the shares and warrants against payment therefor on or about         , 2016 .

Roth Capital Partners

The date of this prospectus is ______  , 2016

You should rely only on the information contained in this prospectus. We have not, and the underwriter has not, authorized anyone to provide you with any information other than that contained in this prospectus. We are offering to sell, and seeking offers to buy, the securities covered hereby only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities covered hereby. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriter is not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not, and the underwriter has not, taken any action that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities covered hereby the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to the registration statement of which this prospectus is a part were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary is not intended to be complete and does not contain all of the information that you should consider in making your investment decision. You should carefully read this entire prospectus, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in this prospectus before making an investment decision.

Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this prospectus mean MabVax Therapeutics Holdings, Inc. on a consolidated basis with its wholly-owned subsidiary, MabVax Therapeutics, Inc., as applicable.

Business Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics and vaccines for the diagnosis and treatment of cancer.  Monoclonal antibodies are produced from a single DNA sequence encoded into multiple cells that all produce the same single antibody. We generate our pipeline of antibody-based product candidates from patients who have been vaccinated with propriety vaccines licensed from Memorial Sloan Kettering Cancer Center, or MSK. Our approach involves surveying the protective immune response from many patients to identify a monoclonal antibody candidate against a specific target on the surface of a cancer cell. We believe this approach provides us with a novel next-generation human antibody technology platform. We believe our approach to antibody discovery allows us to identify antibody candidates with superior performance characteristics while minimizing many of the toxicity and off target binding drawbacks (phenomenon occurring when antibodies bind to non-cancer cells) of other discovery technologies.

The therapeutic vaccine candidates used in our discovery and development efforts were developed at MSK and are exclusively licensed to us.  These vaccine candidates are administered in the adjuvant setting (the period following completion of conventional treatment and consisting primarily of watchful waiting) and have been shown in clinical trials to elicit a protective antibody response in trial subjects. The antibodies are intended to seek out and kill circulating tumor cells and micrometastases (small clusters of cancer cells) before they can cause cancer recurrence. Our lead cancer vaccines targeting recurrent sarcoma (soft tissue cancer) and ovarian cancer are currently in proof of concept Phase II multi-center clinical trials. Both trials have received substantial federal grant monies to support their development. Both the sarcoma and ovarian cancer vaccine trials are randomized, double-blind, multicenter Phase II trials that have enrolled 136 and 164 patients respectively.  Both trials are designed to yield statistically significant evidence that vaccination of trial subjects can provide 50% improvement in progression free survival, or PFS, and extend overall survival, or OS.  Both studies are fully enrolled and all trial subjects have received all planned vaccinations. Patients in both studies are currently being monitored for OS.  We currently spend less than 5% of our research and development budget on these two studies.  If the OS endpoint is achieved, we plan to out-license either or both of the vaccines.  We have no plans for further clinical development of either vaccine at this time.

Our Growth and Core Business Strategy

Our primary business strategy is to develop our early antibody product candidates through proof of concept clinical trials and then partner those product candidates having the highest clinical and commercial potential from our discovery library of antibody candidates obtained from blood samples from patients who have been vaccinated with proprietary vaccines licensed from MSK.

Clinical Developments

Phase I Clinical Trial of HuMab-5B1

In March 2016 we announced the initiation of a phase I clinical trial of HuMab-5B1 (MVT-5873) for patients with locally advanced or metastatic adenocarcinoma of the pancreas (PDAC) or other CA19-9 positive malignancies. The CA19-9 antigen is expressed on more than 90% of pancreatic cancers and is a validated biomarker for the disease. The Company filed an Investigational New Drug (IND) application for this product on November 30, 2015 and received U.S. Food and Drug Administration (FDA) authorization to proceed with the study on December 24, 2015.  The study is a phase I, open-label, multi-center, dose-escalation clinical trial. The primary objectives are to determine the safety, maximum tolerated dose (MTD), and the pharmacokinetics (PK) of HuMab-5B1. The phase I trial will also evaluate the tumor response rate based on the RECIST 1.1 guidelines for standard tumor measurement and the duration of response of HuMab-5B1 as a single agent or in combination with a standard of care chemotherapy regimen. The study will enroll up to approximately 60 patients at multiple centers in the United States.  We expect to have the preliminary results of this clinical trial in the third quarter 2016, with full results expected in early 2017.

Phase I Clinical Trial of 89Zr-HuMab-5B1

On January 28, 2015 we received authorization from FDA to proceed with a second phase I clinical trial with [Zr-89]-HuMab-5B1 (MVT-2163) as a new generation PET imaging agent in patients with pancreatic cancer.  [Zr-89]-HuMab-5B1 combines a well-established PET imaging radio-label [Zr-89] with the targeting specificity of the HuMab-5B1 antibody.  Preclinical xenograft animal models demonstrated high image resolution of tumors, making [Zr-89]-Mab-5B1 attractive as a potential diagnostic agent for use with the HuMab-5B1 therapeutic product.  We anticipate the Phase I clinical trial will begin in the second quarter 2016.  This second planned Phase I trial will evaluate the safety, pharmacokinetics and biodistribution of 89Zr-HuMab-5B1 in cancer patients.  The trial results are also intended to determine the ideal dose and conditions for an optimal PET scan image using the new imaging agent. We expect to have the preliminary results of this clinical trial by the third quarter 2016, with full results expected in 2017.

Vaccine Trials

Our lead cancer vaccine candidates targeting recurrent sarcoma (soft tissue cancer) and ovarian cancer are currently in proof of concept Phase II clinical trials.  Both the sarcoma and ovarian cancer vaccine trials are randomized, double-blind, multicenter Phase II trials that have enrolled 136 and 164 patients respectively.  Both trials are designed to yield statistically significant evidence that vaccination of trial subjects can provide 50% improvement in progression free survival, or PFS, and extend overall survival, or OS.  Both studies are fully enrolled and all trial subjects have received all vaccinations.

An independent Drug Safety Monitoring Board, or DSMB, composed of experts in the field analyzed the sarcoma clinical trial data in March of 2013 and determined that the PFS endpoint of a 50% increase in the time to progression was not reached.  However, the DSMB suggested that we continue to monitor patients to assess OS.  We continue to monitor patients and expect the OS endpoint will be available late 2016 or early 2017.  If the OS endpoint is achieved, we will pursue out-licensing the product.  We currently do not plan to engage in additional clinical studies for this vaccine. We received a National Institutes of Health, or NIH, grant of $1.8 million to help offset the clinical trial costs for the sarcoma trial.  We have funded the remainder of the approximately $6 million cost of the trial.

We expect that the PFS endpoint for the ovarian vaccine trial will be reported at the American Society of Clinical Oncology meeting in June 2016. We expect the trial subjects in the ovarian cancer vaccine trial will also continue to be monitored for OS for a period of time following assessment of the PFS endpoint.  The ovarian vaccine trial is fully funded by a grant from the NIH. We understand that the NIH has plans to follow patients to determine if there is an OS benefit.  We have no financial obligation for this follow-on monitoring.  If the OS endpoint is achieved, we will pursue out-licensing the product.  We currently do not plan to engage in additional clinical studies for this vaccine.

Company Background

We are a Delaware corporation, originally incorporated in 1988 under the name Terrapin Diagnostics, Inc. in the state of Delaware, and subsequently renamed “Telik, Inc.” in 1998, and thereafter renamed MabVax Therapeutics Holdings, Inc. in September 2014. Our principal corporate office is located at 11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121 telephone: (858) 259-9405. Our internet address is www.mabvax.com. On July 8, 2014, we consummated a merger with MabVax Therapeutics, pursuant to which our subsidiary Tacoma Acquisition Corp. merged with and into MabVax Therapeutics, with MabVax Therapeutics surviving as our wholly owned subsidiary. This transaction is referred to as the “Merger.”

Summary of the Offering

Common Stock offered by us
9,433,962 shares of common stock and warrants to purchase up to an aggregate of 4,716,981 shares of common stock (assuming a combined public offering price of $0.53 per share and related warrant, the closing bid price of our common stock on the OTCQB on June 1, 2016).

Common stock outstanding after this offering
40,221,732 shares or 44,938,713 shares if the warrants sold in this offering are exercised in full (assuming a combined public offering price of $0.53 per share and related warrant, the closing bid price of our common stock on the OTCQB on June 1, 2016) (47,061,354 shares if the underwriter’s over-allotment option is exercised in full).

Warrants offered by us
Each share of common stock is being sold together with a warrant to purchase 0.50 of a share of our common stock. Each warrant will have an exercise price per share not less than 100% of the closing bid price of our common stock immediately preceding the pricing of this offering. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares of common stock and warrants will be issued separately. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the warrants. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Overallotment Option
We have granted the underwriter an option for a period of up to 45 days from the date of this prospectus to purchase up to an aggregate of 1,415,094 additional shares of our common stock and/or additional warrants to purchase up to 707,547 shares of our common stock, assuming a combined public offering price of $0.53 per share and related warrant, the closing bid price of our common stock on the OTCQB on June 1, 2016, less the underwriting discount, solely to cover over-allotments.

Use of proceeds
We intend to use the net proceeds received from this offering to fund the two Phase I clinical trials of our lead antibody therapeutic and diagnostic candidates, and for working capital and general corporate purposes. See “Use of Proceeds” on page 21 of this prospectus.

Risk factors	See “Risk Factors” beginning on page 6 of this prospectus for a discussion of factors you should carefully consider before investing in our securities.

OTCQB trading symbol	Our common stock is quoted on the OTCQB under the symbol “MBVX”.

 The number of shares of common stock shown above to be outstanding after this offering is based on 30,787,770 shares outstanding as of June 2, 2016 , and excludes as of that date:

•	4,489,092 shares of our common stock issuable upon exercise of outstanding options at a weighted average price of $1.96 per share;

•	1,713,898 shares of our common stock issuable upon vesting of restricted stock units;

•	8,876,336 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.33 per share;

•	20,662,200 shares of our common stock issuable upon conversion of outstanding shares of our Series D Convertible Preferred Stock and Series E Convertible Preferred Stock; and

•	1,731,038 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

 Unless otherwise indicated, the information in this prospectus gives effect to the 1 for 8 reverse split of our common stock effected on September 8, 2014, assumes no exercise by the underwriter of its overallotment option, no exercise of the underwriter’s warrants and, except where otherwise indicated, no exercise of the warrants offered hereby.

RISK FACTORS

Any investment in our securities involves a high degree of risk. Investors should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our securities . Our business, financial condition and results of operations could be materially adversely affected by these risks if any of them actually occur. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

We will be required to raise additional funds to finance our operations and remain a going concern; we may not be able to do so when necessary, and/or the terms of any financings may not be advantageous to us.

Our operations to date have consumed substantial amounts of cash. Negative cash flows from our operations are expected to continue over at least the next several years. Our cash utilization amount is highly dependent on the progress of our product development programs, particularly, the results of our preclinical and clinical studies and those of our partners, the cost, timing and outcomes of regulatory approval for our product candidates, and the rate of recruitment of patients in our human clinical trials. In addition, the further development of our ongoing clinical trials will depend on upcoming analysis and results of those studies and our financial resources at that time.

We will require future additional capital infusions including public or private financing, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, in order to continue the development of our product candidates. However, there can be no assurances that we will complete any financings, strategic alliances or collaborative development agreements, and the terms of such arrangements may not be advantageous to us. Any additional equity financing will be dilutive to our current stockholders and debt financing, if available, may involve restrictive covenants. If we raise funds through collaborative or licensing arrangements, we may be required to relinquish, on terms that are not favorable to us, rights to some of our technologies or product candidates that we would otherwise seek to develop or commercialize. Our failure to raise capital when needed could materially harm our business, financial condition and results of operations.

Additionally, we are prohibited from issuing any shares of common stock or securities convertible into common stock, enter into any equity line of credit or issue any floating or variable priced equity linked instrument without the consent of a certain recipient of Exchange Securities until the earlier to occur of: (a) April 1, 2017; (b) the date on which the Company has raised $10 million in equity financing; (c) the date on which the Company has closed one or more licensing agreements with corporate partners pursuant to which the Company is entitled to receive in total a minimum of $10 million in initial licensing or equity investments under such agreements; and (d) the date on which shares of the Company's common stock are listed on a national securities exchange.  There can be no assurance that such holder of Exchange Securities will provide consent and this requirement may make it difficult for us to raise or borrow additional funds.   In connection with the aforementioned arrangement, on January 13, 2016, our Board of Directors approved the issuance of 100,000 shares of restricted stock, valued at $64,000.

Our ongoing capital requirements will depend on numerous factors, including: the progress and results of preclinical testing and clinical trials of our product candidates under development; the costs of complying with the FDA and other domestic and foreign regulatory agency requirements, the progress of our research and development programs and those of our partners; the time and costs expended and required to obtain any necessary or desired regulatory approvals; the resources that we devote to manufacturing expenditures; our ability to enter into licensing arrangements, including any unanticipated licensing arrangements that may be necessary to enable us to continue our development and clinical trial programs; the costs and expenses of filing, prosecuting and, if necessary, enforcing our patent claims, or defending against possible claims of infringement by third-party patent or other technology rights; the cost of commercialization activities and arrangements, if any, that we undertake; and, if and when approved, the demand for our products, which demand depends in turn on circumstances and uncertainties that cannot be fully known, understood or quantified unless and until the time of approval, including the range of indications for which any product is granted approval.

The terms of our secured debt facility require us to meet certain operating and financial covenants and place restrictions on our operating and financial flexibility. If we raise additional capital through debt financing, the terms of any new debt could further restrict our ability to operate our business.

Effective in January 2016, we entered into a $10 million loan and security agreement with Oxford Finance LLC, or Oxford Finance that is secured by a lien covering substantially all of our assets, excluding intellectual property. As of March 31, 2016, we had an outstanding principal balance of $5 million. The loan and security agreement contains customary affirmative and negative covenants and events of default. The affirmative covenants include, among others, covenants requiring us to maintain our legal existence and governmental approvals, deliver certain financial reports and maintain insurance coverage. The negative covenants include, among others, restrictions on transferring collateral, changing our business, incurring additional indebtedness, engaging in mergers or acquisitions, paying dividends or making other distributions, making investments and creating other liens on our assets, in each case subject to customary exceptions. If we default under the loan agreement, the lenders may accelerate all of our repayment obligations and take control of our pledged assets, potentially requiring us to renegotiate our agreement on terms less favorable to us or to immediately cease operations. Further, if we are liquidated, the lender’s right to repayment would be senior to the rights of the holders of our common stock and preferred stock to receive any proceeds from the liquidation. The lenders could declare a default upon the occurrence of any event that they interpret as a material adverse change as defined under the loan agreement, thereby requiring us to repay the loan immediately or to attempt to reverse the declaration of default through negotiation or litigation. Any declaration by the lenders of an event of default could significantly harm our business and prospects and could cause the price of our common stock to decline. If we raise any additional debt financing, the terms of such additional debt could further restrict our operating and financial flexibility.

We have a history of losses, and we anticipate that we will continue to incur losses in the future; our auditors have included in their 2015 audit report an explanatory paragraph as to substantial doubt as to our ability to continue as a going concern.

We have experienced net losses every year since our inception and, as of December 31, 2015 and March 31, 2016, had an accumulated deficit of $60,601,778 and $65,006,548, respectively. Our auditors have included in their audit report a “going concern” explanatory paragraph as to substantial doubt as to our ability to continue as a going concern that assumes the realization of our assets and the satisfaction of our liabilities and commitments in the normal course of business. We anticipate continuing to incur substantial additional losses over at least the next several years due to, among other factors, expenses related to the following: conducting Phase I clinical trials with the HuMab-5B1 antibody, preclinical testing of follow-on antibody candidates, investor and public relations, financing and public company costs and expenses, anticipated research and development activities and the general and administrative expenses associated with each of these activities. We have not yet commercialized any product candidates. Our ability to attain profitability will depend upon our ability to develop and commercialize products that are effective and commercially viable, to obtain regulatory approval for the manufacture and sale of our products and to license or otherwise market our products successfully. We may never achieve profitability, and even if we do, we may not be able to sustain being profitable. If we are unable to obtain additional capital we may be forced to license, sell or terminate our activities with respect to promising technologies which may require us to agree to disadvantageous terms that will prevent us from realizing the potential value from the results of our efforts and expenditures.

If we are unable to obtain required regulatory approvals, we will be unable to market and sell our product candidates.

Our product candidates are subject to extensive governmental regulations relating to development, clinical trials, manufacturing, oversight of clinical investigators, recordkeeping and commercialization. Rigorous preclinical testing and clinical trials and an extensive regulatory review and approval process are required to be successfully completed in the United States and in each foreign jurisdiction in which we offer our products before a new drug or other product can be sold in such jurisdictions. Satisfaction of these and other regulatory requirements is costly, time consuming, uncertain, and subject to unanticipated delays. The time required to obtain approval by the FDA, or the regulatory authority in such other jurisdictions is unpredictable and often exceeds five years following the commencement of clinical trials, depending upon the complexity of the product candidate and the requirements of the applicable regulatory agency.

In connection with the clinical development of our product candidates, we face risks that:

●	the product candidate may not prove to be safe and efficacious;

●	patients may die or suffer serious adverse effects for reasons that may or may not be related to the product candidate being tested;

●
we may fail to maintain adequate records of observations and data from our clinical trials, to establish and maintain sufficient procedures to oversee, collect data from, and manage clinical trials, or to monitor clinical trial sites and investigators to the satisfaction of the FDA or other regulatory agencies;

●	the results of later-phase clinical trials may not confirm the results of earlier clinical trials; and

●	the results from clinical trials may not meet the level of statistical significance or clinical benefit-to-risk ratio required by the FDA or other regulatory agencies for marketing approval.

Only a small percentage of product candidates for which clinical trials are initiated receive approval for commercialization. Furthermore, even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations such as those on the indicated uses for which we may market a particular product candidate.

Our product candidates have not completed clinical trials, and may never demonstrate sufficient safety and efficacy in order to do so.

Our product candidates are in the clinical and pre-clinical stages of development. In order to achieve profitable operations, we alone, or in collaboration with others, must successfully develop, manufacture, introduce and market our products. The time frame necessary to achieve market success for any individual product is long and uncertain. The products we are currently developing will require significant additional research, development and preclinical and clinical testing prior to application for commercial use or sale. A number of companies in the biotechnology and pharmaceutical industries have suffered significant setbacks in clinical trials, even after showing promising results in early or later-stage studies or clinical trials. Although we have obtained some favorable results to-date in preclinical studies and clinical trials of certain of our potential products, such results may not be indicative of results that will ultimately be obtained in or throughout such clinical trials, and clinical trials may not show any of our products to be safe or capable of producing a desired result. Additionally, we may encounter problems in our clinical trials that may cause us to delay, suspend or terminate those clinical trials.

Further, our research or product development efforts may not be successfully completed, any compounds we currently have under development may not be successfully developed into drugs, may not receive regulatory approval on a timely basis, if at all, and competitors may develop and bring to market products or technologies that render our potential products obsolete. If any of these events occur, our business would be materially and adversely affected.

If clinical trials or regulatory approval processes for our product candidates are prolonged, delayed or suspended, we may be unable to commercialize our product candidates on a timely basis, which would require us to incur additional costs and delay our receipt of any revenue from potential product sales.

We cannot predict whether we will encounter problems with any of our completed, ongoing or planned clinical trials that will cause us or any regulatory authority to delay or suspend those clinical trials or delay the analysis of data derived from them. A number of events, including any of the following, could delay the completion of our ongoing and planned clinical trials and negatively impact our ability to obtain regulatory approval for, and to market and sell, a particular product candidate:

●	conditions imposed on us by the FDA or another foreign regulatory authority regarding the scope or design of our clinical trials;

●	delays in obtaining, or our inability to obtain, required approvals from institutional review boards or other reviewing entities at clinical sites selected for participation in our clinical trials;

●	insufficient supply of our product candidates or other materials necessary to conduct and complete our clinical trials;

●	slow enrollment and retention rate of subjects in our clinical trials;

●	serious and unexpected drug-related side effects related to the product candidate being tested; and

●	delays in meeting manufacturing and testing standards required for production of clinical trial supplies.

Commercialization of our product candidates may be delayed by the imposition of additional conditions on our clinical trials by the FDA or any other applicable foreign regulatory authority or the requirement of additional supportive studies by the FDA or such foreign regulatory authority. In addition, clinical trials require sufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the availability of effective treatments for the relevant disease, the conduct of other clinical trials that compete for the same patients as our clinical trials, and the eligibility criteria for our clinical trials. Our failure to enroll patients in our clinical trials could delay the completion of the clinical trial beyond its expectations. In addition, the FDA could require us to conduct clinical trials with a larger number of subjects than we may have projected for any of our product candidates. We may not be able to enroll a sufficient number of patients in a timely or cost-effective manner. Furthermore, enrolled patients may drop out of our clinical trials, which could impair the validity or statistical significance of the clinical trials.

We do not know whether our clinical trials will begin as planned, will need to be restructured, or will be completed on schedule, if at all. Delays in our clinical trials will result in increased development costs for our product candidates, and our financial resources may be insufficient to fund any incremental costs. In addition, if our clinical trials are delayed, our competitors may be able to bring products to market before we do and the commercial viability of our product candidates could be limited. In cases where an outside party, such as the NCI conducts a clinical trial on our behalf, we may not have direct involvement in discussions with the FDA regarding the factors discussed above.

We are substantially dependent on the success of our product candidates, HuMAB-5B1 and 89Zr-HuMab-5B1, and we cannot provide any assurance that any of our product candidates will be commercialized.

To date, our main focus and the investment of a significant portion of our efforts and financial resources has been in the development of our product candidates, HuMab-5B1 and 89Zr-HuMab-5B1, which are in early stages of development. Our future success depends heavily on our ability to successfully manufacture, develop, obtain regulatory approval, and commercialize these product candidates, which may never occur.  Before commercializing either product candidate, we will require additional clinical trials and regulatory approvals for which there can be no guarantee that we will be successful. We currently generate no revenues from our product candidates, and we may never be able to develop or commercialize a marketable drug.

Our product candidates will remain subject to ongoing regulatory review even if they receive marketing approval, and if we fail to comply with continuing regulations, we could lose these approvals and the sale of any of our approved commercial products could be suspended.

Even if we receive regulatory approval to market a particular product candidate, the manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion, and record keeping related to the product will remain subject to extensive regulatory requirements. If we fail to comply with the regulatory requirements of the FDA and other applicable domestic and foreign regulatory authorities or discover any previously unknown problems with any approved product, manufacturer, or manufacturing process, we could be subject to administrative or judicially imposed sanctions, including:

●	restrictions on the products, manufacturers, or manufacturing processes;

●	warning letters;

●	civil or criminal penalties;

●	fines;

●	injunctions;

●	product seizures or detentions;

●	pressure to initiate voluntary product recalls;

●	suspension or withdrawal of regulatory approvals; and

●	refusal to approve pending applications for marketing approval of new products or supplements to approved applications.

Our industry is highly competitive, and our product candidates may become obsolete.

We are engaged in a rapidly evolving field. Competition from other pharmaceutical companies, biotechnology companies and research and academic institutions is intense and likely to increase. Many of those companies and institutions have substantially greater financial, technical and human resources than we do. Those companies and institutions also have substantially greater experience in developing products, conducting clinical trials, obtaining regulatory approval and in manufacturing and marketing pharmaceutical products. Our competitors may succeed in obtaining regulatory approval for their products more rapidly than we do. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. We are aware of potential competitors developing products similar to our sarcoma vaccine, ovarian cancer vaccine and pancreatic cancer antibodies product candidates. Our competitors may succeed in developing products that are more effective and/or cost competitive than those we are developing, or that would render our product candidates less competitive or even obsolete. In addition, one or more of our competitors may achieve product commercialization or patent protection earlier than we do, which could materially adversely affect our business.

If physicians and patients do not accept our future products or if the market for indications for which any product candidate is approved is smaller than expected, we may be unable to generate significant revenue, if any.

Even if any of our product candidates obtain regulatory approval, they may not gain market acceptance among physicians, patients, and third-party payers. Physicians may decide not to recommend our treatments for a variety of reasons including:

●	timing of market introduction of competitive products;

●	demonstration of clinical safety and efficacy compared to other products;

●	cost-effectiveness;

●	limited or no coverage by third-party payers;

●	convenience and ease of administration;

●	prevalence and severity of adverse side effects;

●	restrictions in the label of the drug;

●	other potential advantages of alternative treatment methods; and

●	ineffective marketing and distribution support of its products.

If any of our product candidates are approved, but fail to achieve market acceptance or such market is smaller than anticipated, we may not be able to generate significant revenue and our business would suffer.

As we evolve from a company that is primarily involved in clinical development to a company that is also involved in commercialization, we may encounter difficulties in expanding our operations successfully.

As we advance our product candidates through clinical trials, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities and may need to further contract with third parties to provide these capabilities. As our operations expand, we likely will need to manage additional relationships with such third parties, as well as additional collaborators, distributors, marketers and suppliers.

Maintaining third party relationships for these purposes will impose significant added responsibilities on members of our management and other personnel. We must be able to: manage our development efforts effectively; recruit and train sales and marketing personnel; manage our participation in the clinical trials in which our product candidates are involved effectively; and improve our managerial, development, operational and finance systems, all of which may impose a strain on our administrative and operational infrastructure.

If we enter into arrangements with third parties to perform sales, marketing or distribution services, any product revenues that we receive, or the profitability of these product revenues to us, are likely to be lower than if we were to market and sell any products that we develop without the involvement of these third parties. In addition, we may not be successful in entering into arrangements with third parties to sell and market our products or in doing so on terms that are favorable to us. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we do not establish sales and marketing capabilities successfully, either on our own or in collaboration with third parties, we will not be successful in commercializing our products.

The uncertainty associated with pharmaceutical reimbursement and related matters may adversely affect our business.

Market acceptance and sales of any one or more of our product candidates will depend on reimbursement policies and may be affected by future healthcare reform measures in the United States and in foreign jurisdictions. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will cover and establish payment levels. We cannot be certain that reimbursement will be available for any of our product candidates. Also, we cannot be certain that reimbursement policies will not reduce the demand for, or the price paid for, our products. If reimbursement is not available or is available on a limited basis, we may not be able to successfully commercialize any product candidates that we develop.

In the United States, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation established Medicare Part D, which expanded Medicare coverage for outpatient prescription drug purchases by the elderly but provided authority for limiting the number of drugs that will be covered in any therapeutic class. The MMA also introduced a new reimbursement methodology based on average sales prices for physician-administered drugs.

The United States and several foreign jurisdictions are considering, or have already enacted, a number of legislative and regulatory proposals to change the healthcare system in ways that could affect our ability to sell our products profitably. Among policy makers and payers in the United States and elsewhere, there is significant interest in promoting changes in healthcare systems with the stated goals of containing healthcare costs, improving quality and/or expanding access to healthcare. In the United States, the pharmaceutical industry has been a particular focus of these efforts and has been significantly affected by major legislative initiatives. We expect to experience pricing pressures in connection with the sale of any products that it develops due to the trend toward managed healthcare, the increasing influence of health maintenance organizations and additional legislative proposals.

Moreover. the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, or collectively, ACA, is intended to reduce the cost of health care and substantially change the way health care is financed by both government and private insurers. While we cannot predict what impact on federal reimbursement policies this legislation will have in general or on our business specifically, the ACA may result in downward pressure on pharmaceutical reimbursement, which could negatively affect market acceptance of, and the price we charge for, any products we develop that receive regulatory approval.

Our ability to generate product revenues will be diminished if our therapies sell for inadequate prices or patients are unable to obtain adequate levels of reimbursement.

Our ability to commercialize our therapies, alone or with collaborators, will depend in part on the extent to which reimbursement will be available from private health maintenance organizations and health insurers and other healthcare payers. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Healthcare payers are challenging the prices charged for medical products and services. Cost control initiatives could decrease the price that we would receive for any products in the future, which would limit our revenue and profitability. Government and other healthcare payers increasingly attempt to contain healthcare costs by limiting both coverage and the level of reimbursement for drugs and therapeutics. We might need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to such payers’ satisfaction. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Even if one of our product candidates is approved by the FDA, insurance coverage may not be available, and reimbursement levels may be inadequate, to cover such therapies. If government and other healthcare payers do not provide adequate coverage and reimbursement levels for one of our products, once approved, market acceptance of such product could be reduced.

We only have a limited number of employees to manage and operate our business.

As of June 2, 2016 , we had a total of 18 full-time employees and two part-time employees. Our focus on limiting cash utilization requires us to manage and operate our business in a highly efficient manner. We cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish.

We depend heavily on our executive officers, directors, and principal consultants and the loss of their services would materially harm our business.

We believe that our success depends, and will likely continue to depend, upon our ability to retain the services of our current executive officers, directors, principal consultants and others. In addition, we have established relationships with universities, hospitals and research institutions, which have historically provided, and continue to provide, us with access to research laboratories, clinical trials, facilities and patients. The loss of the services of any of these individuals or institutions would have a material adverse effect on our business.

Our internal computer systems, or those of our third-party service providers, licensees, licensors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption in our business and operations.

Despite the implementation of security measures, our internal computer systems and those of our current and future service providers, licensees, licensors, collaborators and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we are not aware of any such material system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our development programs and our business operations. For example, the loss of clinical trial data from completed, on-going or future clinical trials could result in delays in our regulatory approval efforts and significant costs to recover or reproduce the data. Likewise, we rely on third parties to manufacture our drug candidates and conduct clinical trials, and similar events relating to their computer systems could also have a material adverse effect on our business. To the extent that any disruption or security breach were to result in a loss of, or damage to, our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development and commercialization of our product candidates could be delayed.

Due in part to our limited financial resources, we may fail to select or capitalize on the most scientifically, clinically or commercially promising or profitable indications or therapeutic areas for our product candidates or those that are in-licensed, and/or we may be unable to pursue the clinical trials that we would like to pursue.

We have limited technical, managerial and financial resources to determine the indications on which we should focus the development efforts related to our product candidates. Due to our limited available financial resources, we may have curtailed clinical development programs and activities that might otherwise have led to more rapid progress of our product candidates through the regulatory and development processes.

We may make incorrect determinations with regard to the indications and clinical trials on which to focus the available resources that we do have. Furthermore, we cannot assure you that we will be able to retain adequate staffing levels to run our operations and/or to accomplish all of the objectives that we otherwise would seek to accomplish. Our decisions to allocate our research, management and financial resources toward particular indications or therapeutic areas for our product candidates may not lead to the development of viable commercial products and may divert resources from better opportunities. Similarly, our decisions to delay or terminate drug development programs may also cause us to miss valuable opportunities.

If the third parties on which we rely for the conduct of our clinical trials and results do not perform our clinical trial activities in accordance with good clinical practices and related regulatory requirements, we may be unable to obtain regulatory approval for or commercialize our product candidates.

We use independent clinical investigators and other third-party service providers to conduct and/or oversee the clinical trials of our product candidates and expect to continue to do so for the foreseeable future. We rely heavily on these parties for successful execution of our clinical trials. Nonetheless, we are responsible for confirming that each of our clinical trials is conducted in accordance with the FDA’s requirements and our general investigational plan and protocol.

The FDA requires us and our clinical investigators to comply with regulations and standards, commonly referred to as good clinical practices, for conducting and recording and reporting the results of clinical trials to assure that data and reported results are credible and accurate and that the trial participants are adequately protected. Our reliance on third parties that we do not control does not relieve us of these responsibilities and requirements. Third parties may not complete activities on schedule or may not conduct our clinical trials in accordance with regulatory requirements or the respective trial plans and protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates or result in enforcement action against us.

We have limited manufacturing capacity and have relied on, and expect to continue to rely on, third-party manufacturers to produce our product candidates.

We do not own or operate manufacturing facilities for the production of clinical or commercial quantities of our product candidates, and we lack the resources and the capabilities to do so. As a result, we currently rely, and expect to rely for the foreseeable future, on third-party manufacturers to supply our product candidates. Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured our product candidates or products ourselves, including:

●	reliance on third-parties for manufacturing process development, regulatory compliance and quality assurance;

●	limitations on supply availability resulting from capacity and scheduling constraints of third-parties;

●	the possible breach of manufacturing agreements by third-parties because of factors beyond our control; and

●	the possible termination or non-renewal of the manufacturing agreements by the third-party, at a time that is costly or inconvenient to us.

If we do not maintain our key manufacturing relationships, we may fail to find replacement manufacturers or develop our own manufacturing capabilities, which could delay or impair our ability to obtain regulatory approval for our products and substantially increases our costs or deplete profit margins, if any. If we do find replacement manufacturers, we may not be able to enter into agreements with them on terms and conditions favorable to us and there could be a substantial delay before new facilities could be qualified and registered with the FDA and other foreign regulatory authorities.

The FDA and other foreign regulatory authorities require manufacturers to register manufacturing facilities. The FDA and corresponding foreign regulators also inspect these facilities to confirm compliance with current good manufacturing practice regulations, or cGMPs. Contract manufacturers may face manufacturing or quality control problems causing drug substance production and shipment delays or a situation where the contractor may not be able to maintain compliance with the applicable cGMP requirements. Any failure to comply with cGMP requirements or other FDA, the European Medicines Agency, or EMA, and comparable foreign regulatory requirements could adversely affect our clinical research activities and our ability to develop our product candidates and market our products following approval.

Our current and anticipated future dependence upon others for the manufacture of our product candidates may adversely affect our future profit margins and our ability to develop our product candidates and commercialize any products that receive regulatory approval on a timely basis.

It is difficult and costly to protect our proprietary rights, and we may not be able to ensure their protection.

We have been issued patents, applied for other patents, and intend on continuing to seek additional patent protection for our families of antibodies from our antibody development program, our vaccines, and other compounds that we discover.  However, any or all of such compounds or new uses may not be subject to effective patent protection. Further, the development of regimens for the administration of our vaccines, which involve specifications for the frequency, timing and amount of dosages, has been, and we believe may continue to be, important to our efforts, although those processes, as such, may not be patentable. In addition, our issued patents may be declared invalid or our competitors may find ways to avoid the claims in the patents.

Our commercial success will depend, in part, on our ability to obtain and maintain patent protection, protect our trade secrets and operate without infringing on the proprietary rights of others. Our commercial success will also depend, in part, on our ability to market our product candidates during the term of our patent protection.  For example, certain patents primarily in foreign countries within our portfolio expired in 2014 and can no longer be relied on for protection in those countries. As of June 2, 2016, we were the exclusive licensee, sole assignee or co-assignee of 12 granted United States patents, 3 pending United States patent applications, 8 international patents and 13 pending international patent applications.  The patent position of pharmaceutical and biotechnology firms like us are generally highly uncertain and involves complex legal and factual questions, resulting in both an apparent inconsistency regarding the breadth of claims allowed in United States patents and general uncertainty as to their legal interpretation and enforceability.  No absolute policy regarding the breadth of claims allowed in biopharmaceutical patents has emerged to date in the United States or in many foreign jurisdictions. Changes in either the patent laws or in interpretations of patent laws in the United States and foreign jurisdictions may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be enforced in the patents that we currently own or that may be issued from the applications we have filed or may file in the future or that we have licensed or may license from third parties, including MSK for the vaccine antigen patents. Further, if any patents we obtain or license are deemed invalid or unenforceable, it could impact our ability to commercialize or license our technology.  Thus, patent applications assigned or exclusively licensed to us may not result in patents being issued, any issued patents assigned or exclusively licensed to us may not provide us with competitive protection or may be challenged by others, and the current or future granted patents of others may have an adverse effect on our ability to do business and achieve profitability

Our antibody patent applications will, if issued, have patent expiration dates depending on country and filing date between 2034 and 2036.  Antibody patents covering components of the sarcoma vaccine will expire between 2018 and 2024.  Patents covering the polyvalent ovarian vaccine will expire between 2024 and 2035.  We believe that our product candidates are eligible for Orphan Drug designation from FDA depending on the indication for which it is approved by FDA.  Each product that receives an Orphan Drug designation would be eligible for up to 7 additional years of patent protection.

 The degree of future protection for our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage. For example:

●
others may be able to make compounds that are similar to our vaccines and monoclonal antibody-based candidates and any future product candidates we may seek to develop but that are not covered by the claims of our patents;

●	if we encounter delays in our clinical trials, the period of time during which we could market our vaccines and monoclonal antibody-based candidates under patent protection would be reduced;

●	we might not have been the first to conceive, make or disclose the inventions covered by our patents or pending patent applications;

●	we might not have been the first to file patent applications for these inventions;

●	any patents that we obtain may be invalid or unenforceable or otherwise may not provide us with any competitive advantages; or

●	the patents of others may have a material adverse effect on our business.

Due to the patent laws of a country, or the decisions of a patent examiner in a country, or our own filing strategies, we may not obtain patent coverage for all of the product candidates that may be disclosed or methods involving these candidates that may be disclosed in the parent patent application. We plan to pursue divisional patent applications and/or continuation patent applications in the United States and many other countries to obtain claim coverage for inventions that were disclosed but not claimed in the parent patent application, but may not succeed in these efforts.

Composition of matter patents on the active biological component are generally considered to be the strongest form of intellectual property protection for biopharmaceutical products, as such patents generally provide protection without regard to any method of use. We cannot be certain that the claims in our patent applications covering composition-of-matter of our candidates will be considered patentable by the U.S. Patent and Trademark Office, or USPTO, courts in the United States or by the patent offices and courts in foreign countries. Method of use patents protect the use of a product for the method recited in the claims. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if competitors do not actively promote their product for our targeted indications, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to or induce the infringement of method of use patents, the practice is common and such infringement is difficult to prevent or prosecute. Interference proceedings provoked by third parties or brought by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail, resulting in harm to our business, and, even if successful, may result in substantial costs and distract our management and other employees.

There have been numerous changes to the patent laws and proposed changes to the rules of the USPTO, which may have a significant impact on our ability to protect our technology and enforce our intellectual property rights. For example, in September 2011, President Obama signed the America Invents Act that codifies several significant changes to the U.S. patent laws, including, among other things, changing from a “first to invent” to a “first inventor to file” system, limiting where a patent holder may file a patent suit, replacing interference or “first to invent” proceedings with derivation proceedings and creating inter partes review and post-grant opposition proceedings to challenge the validity of patents after they have been issued. The effects of these changes are currently unclear as the USPTO only recently has adopted regulations implementing the changes, the courts have yet to address most of these provisions, and the applicability of the act and new regulations on specific patents and patent applications discussed herein have not been determined and would need to be reviewed.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patent. The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent or patent application include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market, which would have a material adverse effect on our business.

We also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. Although we use reasonable efforts to protect our trade secrets, our employees, consultants, contractors, licensees, licensors, outside scientific collaborators and other advisors may unintentionally or willfully disclose our information such that our competitors may obtain it. Enforcing a claim that a third party illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how, such as new therapies, including therapies for the indications we are targeting. If others seek to develop similar therapies, their research and development efforts may inhibit our ability to conduct research in certain areas and to expand our intellectual property portfolio, and also have a material adverse effect on our business.

Moreover, because some of the basic research relating to one or more of our patent applications and/or patents were performed at various universities and/or funded by grants, one or more universities, employees of such universities and/or grantors could assert that they have certain rights in such research and any resulting products. Further, others may independently develop similar products, may duplicate our products, or may design around our patent rights. In addition, as a result of the assertion of rights by a third-party or otherwise, we may be required to obtain licenses to patents or other proprietary rights of others in or outside of the United States. Any licenses required under any such patents or proprietary rights may not be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays in product market introductions during our attempts to design around such patents or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. In addition, we could incur substantial costs in defending suits brought against us or in connection with patents to which we hold licenses or in bringing suit to protect our own patents against infringement.

We require employees and the institutions that perform our preclinical and clinical trials to enter into confidentiality agreements with us. Those agreements provide that all confidential information developed or made known to a party to any such agreement during the course of the relationship with us be kept confidential and not be disclosed to third-parties, except in specific circumstances. Any such agreement may not provide meaningful protection for our trade secrets or other confidential information in the event of unauthorized use or disclosure of such information.

With respect to our vaccine programs we have in-licensed rights from third parties. If these license agreements terminate or expire, we may lose the licensed rights to some or all of our vaccine product candidates. We may not be able to continue to develop them or, if they are approved, market or commercialize them.

We depend on license agreements with third-parties for certain intellectual property rights relating to our product candidates, including, but not limited to, the license of certain intellectual property rights from MSK. In general, our license agreements require us to make payments and satisfy performance obligations in order to keep these agreements in effect and retain our rights under them. These payment obligations can include upfront fees, maintenance fees, milestones, royalties, patent prosecution expenses, and other fees. These performance obligations typically include diligence obligations. If we fail to pay, be diligent or otherwise perform as required under our license agreements, we could lose the rights under the patents and other intellectual property rights covered by these agreements. If disputes arise under any of our in-licenses, including our in-licenses from MSK, we could lose our rights under these agreements. Any such dispute may not be resolvable on favorable terms, or at all. Whether or not any disputes of this kind are favorably resolved, our management’s time and attention and our other resources could be consumed by the need to attend to these disputes and our business could be harmed by the emergence of such a dispute.

If we lose our rights under these agreements, we might not be able to develop any related product candidates further, or following regulatory approval, if any, we might be prohibited from marketing or commercializing these product candidates. In particular, patents previously licensed to us might, after termination of an agreement, be used to stop us from conducting these activities.

We are dependent on MSK for the establishment of our intellectual property rights related to the vaccine program, and if MSK has not established our intellectual property rights with sufficient scope to protect our vaccine candidates, we may have limited or no ability to assert intellectual property rights to our vaccine candidates.

Under our agreement with MSK, MSK was responsible for establishing the intellectual property rights to the vaccine antigen conjugates, mixtures of vaccine antigen conjugates that make up polyvalent vaccine candidates and methods of use. As we were not responsible for the establishment of our intellectual property rights to these vaccine antigen conjugates, mixtures of vaccine antigen conjugates and methods of use, we have less visibility into the strength of our intellectual property rights to our vaccine candidates than if we had been responsible for the establishment of these rights. If MSK did not establish those rights so they are of sufficient scope to protect the vaccine candidates, then we may not be able to prevent others from using or commercializing some or all of our vaccine candidates, and others may be able to assert intellectual property rights in our vaccine candidates and prevent us from further pursuing the development and commercialization of our vaccine candidates.

We may not obtain exclusive rights to intellectual property created as a result of our strategic collaborative agreements.

We are party to collaborative research agreements with Heidelberg Pharma GmbH and Rockefeller University, and expect to enter into agreements with other parties in the future, each of which involve research and development efforts.  Under our existing agreements, we do not have exclusive rights to jointly developed intellectual property and would have to license the collaborative partner’s interest in the jointly developed intellectual property to obtain exclusive rights. We may not be able to license our collaborative partner’s interest or license their interest at reasonable terms.  If we are unable to license their interest we would not have exclusive rights to the jointly developed intellectual property and, in some collaborations, the collaborative partner may be free to license their interest in the jointly developed intellectual property to a competitor.  In other collaborations, if we are unable to license the collaborative partner’s interest we may not have sufficient rights to practice the jointly developed intellectual property.  Such provisions to the jointly developed intellectual property may limit our ability to gain commercial benefit from some of or all of the intellectual property we jointly develop with our collaborative partners and may lead to costly or time-consuming disputes with parties with whom we have collaborative relationships over rights to certain innovations or with other third parties that may result from the activities of the collaborative arrangements.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights and we may be unable to enforce or protect our rights to, or use, our technology.

If we choose to go to court to stop another party from using the inventions claimed in any patents we obtain, that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. These lawsuits are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents or sustaining their validity and enforceability. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to enforce them. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the grounds that such other party’s activities do not infringe such patents. In addition, the United States Court of Appeals for the Federal Circuit and the Supreme Court of the United States continue to address issues under the United States patent laws, and the decisions of those and other courts could adversely affect our ability to sustain the validity of our issued or licensed patents and obtain new patents.

Furthermore, a third party may claim that we or our manufacturing or commercialization partners or customers are using inventions covered by the third party’s patent rights and may go to court to stop us or our partners and/or customers from engaging in our operations and activities, including making or selling our vaccine and monoclonal antibody-based candidates and any future product candidates we may seek to develop. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and scientific personnel. There is a risk that a court would decide that we or our commercialization partners or customers are infringing the third party’s patents and would order us or our partners or customers to stop the activities covered by the patents. In that event, we or our commercialization partners or customers may not have a viable way around the patent and may need to halt commercialization or use of the relevant product. In addition, there is a risk that a court will order us or our partners or customers to pay the other party damages for having violated the other party’s patents or obtain one or more licenses from third parties, which may be impossible or require substantial time and expense. We cannot predict whether any license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In such events, we would be unable to further develop and commercialize one or more of our drug candidates, which could harm our business significantly. In the future, we may agree to indemnify our commercial partners and/or customers against certain intellectual property infringement claims brought by third parties which could increase our financial expense, increase our involvement in litigation and/or otherwise materially adversely affect our business.

Because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation, which could adversely affect our intellectual property rights and our business. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

The pharmaceutical and biotechnology industries have produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods either do not infringe the patent claims of the relevant patent or that the patent claims are invalid or unenforceable, and we may not be able to do this. Proving invalidity or unenforceability is difficult. For example, in the United States, proving invalidity requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, because searches and examinations of patent applications by the USPTO and other patent offices may not be comprehensive, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our patents or pending applications. Our competitors may have filed, and may in the future file, patent applications and may have obtained patents covering technology similar to ours. Any such patents or patent application may have priority over our patent applications, which could further require us to obtain or license rights to issued patents covering such technologies. If another party has obtained a U.S. patent or filed a U.S. patent application on inventions similar to ours, we may have to participate in a proceeding before the USPTO or in the courts to determine which patent or application has priority. The costs of these proceedings could be substantial, and it is possible that our application or patent could be determined not to have priority, which could adversely affect our intellectual property rights and business.

We have received confidential and proprietary information from collaborators, prospective licensees and other third parties. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have improperly used or disclosed confidential information of these third parties or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees. If we are not successful, our ability to continue our operations and our business could be materially, adversely affected.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations, on our ability to hire or retain employees, or otherwise on our business.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates and any products that we may develop.

The testing and marketing of medical products entail an inherent risk of product liability. Although we are not aware of any historical or anticipated product liability claims or specific causes for concern, if we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates and any products that we may develop. In addition, product liability claims may also result in withdrawal of clinical trial volunteers, injury to our reputation and decreased demand for any products that we may commercialize. We currently carry product liability insurance that covers our clinical trials up to a $5.0 million annual aggregate limit. We will need to increase the amount of coverage if and when we have a product that is commercially available. If we are unable to obtain sufficient product liability insurance at an acceptable cost, potential product liability claims could prevent or inhibit the commercialization of any products that we may develop, alone or with corporate partners.

Our restated certificate of incorporation, our amended and restated by-laws and Delaware law could deter a change of our management which could discourage or delay offers to acquire us; certain restrictions in our agreements with existing stockholders could also discourage or delay offers to acquire us.

Certain provisions of Delaware law and of our restated certificate of incorporation, as amended, and amended and restated by-laws, could discourage or make it more difficult to accomplish a proxy contest or other change in our management or the acquisition of control by a holder of a substantial amount of our voting stock. It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests. These provisions include:

●	establishing a classified board of directors requiring that members of the board be elected in different years, which lengthens the time needed to elect a new majority of the board;

●
authorizing the issuance of “blank check” preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and thwart a takeover attempt;

●	prohibiting cumulative voting in the election of directors, which would otherwise allow for less than a majority of stockholders to elect director candidates;

●	limiting the ability of stockholders to call special meetings of the stockholders;

●	prohibiting stockholder action by written consent and requiring all stockholder actions to be taken at a meeting of our stockholders; and

●	establishing 90 to 120 day advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at stockholder meetings.

Additionally, we are prohibited from issuing any shares of common stock or securities convertible into common stock, enter into any equity line of credit or issue any floating or variable priced equity linked instrument without the consent of a certain recipient of Exchange Securities until the earlier to occur of: (a) April 1, 2017; (b) the date on which we have raised $10 million in equity financing; (c) the date on which we have closed one or more licensing agreements with corporate partners pursuant to which we are entitled to receive in total a minimum of $10,000,000 in initial licensing or equity investments under such agreements; and (d) the date on which shares of our common stock are listed on a national securities exchange.  It is possible that these provisions could make it more difficult to accomplish, or could deter, transactions that stockholders may otherwise consider to be in their best interests or in our best interests.

Our common stock is deemed a “penny stock,” which would make it more difficult for our investors to sell their shares.

Our common stock is subject to the “penny stock” rules adopted under Section 15(g) of the Exchange Act. The penny stock rules generally apply to companies whose common stock is not listed on the NASDAQ Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years). These rules require, among other things, that brokers who trade penny stock to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances. Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances and corporate partnering transactions, could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop.

Our stock price may be volatile, you may not be able to resell your shares at or above your purchase price.

Our stock prices and the market prices for securities of biotechnology companies in general have been highly volatile, with recent significant price and volume fluctuations, and may continue to be highly volatile in the future. For example, during the year ended December 31, 2015, our common stock traded between $0.61 per share and $4.94 per share. The following factors, in addition to other risk factors described in this section, may have a significant impact on the market price of our common stock, some of which are beyond our control:

●	developments regarding, or the results of, our clinical trials;

●	announcements of technological innovations or new commercial products by our competitors or us;

●	our issuance of equity or debt securities, or disclosure or announcements relating thereto;

●	developments concerning proprietary rights, including patents;

●	developments concerning our collaborations;

●	publicity regarding actual or potential medical results relating to products under development by our competitors or us;

●	regulatory developments in the United States and foreign countries;

●	litigation;

●	economic and other external factors or other disaster or crisis; or

●	period-to-period fluctuations in our financial results.

We have been, and in the future may be, subject to securities class action lawsuits and shareholder derivative actions. These, and potential similar or related litigation, could result in substantial damages and may divert management’s time and attention from our business.

We have been, and may in the future be, the target of securities class actions or shareholder derivative claims. Any such actions or claims could result in substantial damages and may divert management’s time and attention from our business.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series D Preferred Stock and Series E Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of the Series D Preferred Stock and Series E Preferred Stock have rights and preferences generally superior to those of the holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the Series D certificate of designations and Series E certificate of designations, respectively, and include, but are not limited to the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock, in an amount equal to $0.01 per share or $1,915 for the Series D Convertible Preferred Stock and $0.01 per share or $333 for the Series E Convertible Preferred Stock.

A limited public trading market may cause volatility in the price of our common stock.

Our common stock is currently quoted on the OTCQB marketplace. The quotation of our common stock on the OTCQB marketplace does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Our common stock is subject to this volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. Because our common stock does not trade on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

We may not be able to achieve secondary trading of our stock in certain states because our common stock is no longer nationally traded, which could subject our stockholders to significant restrictions and costs.

Our common stock is not currently eligible for trading on the NASDAQ Capital Market or on a national securities exchange. Therefore, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. While we may register our common stock or qualify for exemptions for our common stock in one of more states, if we fail to do so the investors in those states where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders.

Reverse Stock Split; Uplisting Risk.

On August 26, 2015, stockholders of the Company approved a proposal to grant the Board of Directors authority to effect a reverse stock split of the Company’s issued and outstanding common stock by a range of 1 share for every 2 shares of common stock outstanding and up to 1 share for every 4 shares of common stock outstanding. The Board of Directors has not determined a date for approving any reverse split. NASDAQ and other national securities exchanges require a minimum price per share of common stock for listing of the Company’s common stock and approval of a reverse split is in the discretion of the Board of Directors. Accordingly, the price of the Company’s common stock would have an impact on the Company’s ability to list or timing of such listing on any national securities exchange.

The number of shares of issued and outstanding common stock represents approximately 46% of our fully diluted shares of common stock.  Additional issuances of shares of common stock upon conversion and/or exercise of preferred stock, options to purchase common stock and warrants to purchase common stock will cause substantial dilution to existing stockholders.

At June 2, 2016, we had 30,787,770 shares of common stock issued and outstanding.  Up to an additional 20,662,200 shares may be issued upon conversion of our Series D and Series E Convertible Preferred Stock; 8,876,336 shares issuable upon exercise of warrants at a weighted average price of $1.33; 4,489,092 shares upon exercise of all outstanding options to purchase our common stock at an weighted average price of $1.93; and 1,713,898 shares issuable upon vesting of restricted stock units granted, which amounts include all reserves, resulting in a total of up 66,529,296 shares that may be issued and outstanding, assuming conversion of all outstanding convertible preferred stock, and exercise of all outstanding option and warrants to purchase our common stock.  The issuance of any and all of the 35,741,526 shares issuable upon exercise or conversion of our outstanding convertible securities will cause substantial dilution to existing stockholders and may depress the market price of our common stock.

Risks Related to the Offering

You will experience immediate and substantial dilution.

Since the public offering price of the securities offered pursuant to this prospectus is higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. See “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase securities in this offering. In the event that you exercise your warrants, you will experience additional dilution to the extent that the exercise price of the warrants is higher than the tangible book value per share of our common stock.  In addition, we may have issued options, warrants or other derivative securities to acquire common stock at prices below the expected public offering price of the shares of common stock offered hereby. To the extent outstanding options, warrants or other derivative securities are ultimately exercised or converted, or if we issue restricted stock to our employees under our equity incentive plans, there will be further dilution to investors who purchase shares in this offering.

In addition, we may have issued options, warrants or other derivative securities to acquire common stock at prices below the expected public offering price of the shares of common stock offered hereby. To the extent outstanding options, warrants or other derivative securities are ultimately exercised or converted, or if we issue restricted stock to our employees under our equity incentive plans, there will be further dilution to investors who purchase our securities in this offering. In addition, if we issue additional equity securities or derivative securities, investors purchasing our securities in this offering will experience additional dilution.  Furthermore, as a result of certain governing “most favored nations” provisions, assuming a combined public offering price of $ 0.53 per share and related warrant, we may be  required to issue up to approximately 5,100,000 additional  shares of common stock to the investors that participated in our April 2015 private placement who purchased securities at $0.75 per share and still hold the purchased securities, and adjust the conversion price of our outstanding shares of Series E Preferred Stock to such lower price, which will result in additional dilution to investors purchasing our securities in this offering.  See the section titled “Description of Securities” below for a more detailed discussion of the foregoing “most favored nations” adjustments.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use these proceeds effectively.

We have not designated any portion of the net proceeds from this offering to be used for any particular purposes. Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of our product candidates and cause the price of our common stock to decline.

You will experience future dilution as a result of future equity offerings

We may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock.  Although no assurances can be given that we will consummate a financing, in the event we do, or in the event we sell shares of common stock or other securities convertible into shares of our common stock in the future, additional and substantial dilution will occur.  In addition, investors purchasing shares or other securities in the future could have rights superior to investors in this offering.

There is no established market for the warrants to purchase shares of our common stock being offered in this offering.

There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited

Speculative nature of warrants.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay the exercise price specified therefore, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. These forward-looking statements are subject to a number of uncertainties and other factors that could cause actual results to differ materially from such statements. Forward-looking statements are identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “targets” and similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on the information available to management at this time and which speak only as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors.” Examples of our forward-looking statements include:

•	Our need for additional capital to fund our operations;

•	Our history of losses and our expectation of future losses;

•	The clinical development of our product candidates and our expectations for the completion of associated clinical trials;

•	Our expectations regarding the safety and efficacy of our product candidates;

•	The expected costs of our clinical trials;

•	Our expectations regarding the use of our existing cash and the expected net proceeds of this offering;

•	Our expectations regarding our ability to obtain regulatory approval for any of our product candidates and any requirements that may be imposed in connection with any regulatory approval we receive;

•	Our plans to commercialize any product candidate that receives regulatory approval;

•	Expectations regarding the willingness of doctors to use any approved product and the availability and amount of any third party reimbursement for such use;

•	Our expectations regarding the cost and effect of ongoing regulatory oversight for any approved product;

•	The effect of the loss of any of our executive officers, directors and principal consultants on our business;

•	Our expectations regarding the ability of our clinical research organizations to properly oversee our clinical trials;

•
Our expectations regarding the ability of our contract manufacturers to manufacture sufficient amounts of product candidates to satisfy our needs in accordance with cGMP, including the availability of raw materials and intermediates used to manufacture our product candidates;

•	Our ability to obtain and enforce patents and other proprietary rights to our technology; and

•	The performance by third party collaborators of their obligations under their agreements with us.

You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 6 of this prospectus.  We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

  We estimate that the net proceeds of this offering will be approximately $4.4 million, or approximately $5.1  million if the underwriter exercise its over-allotment option in full, assuming the sale of  9,433,962 shares of our common stock and warrants to purchase 4,716,981 shares of common stock at an assumed combined public offering price of $0.53 per share and related warrant, the closing bid price of our common stock on the OTCQB on June 1, 2016, after deducting the estimated underwriting discount and estimated offering expenses payable by us.

A $0.25 increase (decrease) in the assumed combined public offering price of $0.53 per share and related warrant would increase (decrease) the expected net proceeds of this offering by approximately $2,193,000, assuming the number of shares and warrants offered by us remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us. A 100,000 increase (decrease) in the assumed number of shares of our common stock sold in this offering would increase (decrease) the expected net proceeds of this offering by approximately $50,000, assuming the assumed public offering price per share remains the same.

We intend to use the net proceeds received from this offering to fund the two Phase I clinical trials of our lead antibody therapeutic and diagnostic candidates, and for working capital and general corporate purposes.

We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, we will retain broad discretion over the use of these proceeds.  Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “MBVX”. The following table sets forth the high and low bid prices for our common stock for the periods indicated. The prices set forth below represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commission, and may not represent the prices of actual transactions.  All stock prices included in the following table are adjusted for the 1 for 8 reverse split of our common stock effected on September 8, 2014.

	High	Low
2014
Quarter ended March 31, 2014	$15.20	$9.52
Quarter ended June 30, 2014	$16.48	$9.68
Quarter ended September 30, 2014	$15.00	$5.00
Quarter ended December 31, 2014	$6.70	$1.51

2015
Quarter ended March 31, 2015	$2.67	$0.83
Quarter ended June 30, 2015	$4.94	$1.80
Quarter ended September 30, 2015	$2.82	$1.05
Quarter ended December 31, 2015	$1.12	$0.61
2016
Quarter ended March 31, 2016	$0.88	$0.41
Quarter ended June 30, 2016 (through May 16, 2016)	$0.87	$0.56

On June 2, 2016, the closing bid price of our common stock was $0.55.

A s of June 2, 2016, there were 107 stockholders of record of our common stock, one of which is Cede & Co., a nominee for Depository Trust Company, or DTC. Shares of common stock that are held by financial institutions as nominees for beneficial owners are deposited into participant accounts at DTC, and are considered to be held of record by Cede & Co. as one stockholder.

Dividend Policy

We have never paid our stockholders cash dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business. Any future determination to pay dividends will be at the discretion of our board of directors.

DILUTION

If you purchase our securities in this offering, you will experience dilution in the net tangible book value per share of the common stock you purchase to the extent of the difference between the combined public offering price per share and related warrant and the net tangible book value per share of our common stock immediately after this offering. The net tangible book value of our common stock on March 31, 2016, was approximately $(1,586,783), or approximately $(0.05) per share. Net tangible book value per share is equal to the amount of our total tangible assets, less total liabilities, divided by the aggregate number of shares of our common stock outstanding.

After giving effect to the assumed sale by us of 9,433,962 shares of common stock and warrants to purchase 4,716,981 shares of common stock in this offering at an assumed combined public offering price of $ 0.53 per share and related warrant (the closing bid price of our common stock on the OTCQB on June 1, 2016), assuming no value is attributed to the warrants, and such warrants are accounted for and classified as equity, and after deducting the estimated underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2016, would have been approximately $2.8 million, or approximately $0.07 per share. This represents an immediate increase in net tangible book value of approximately $0.12 per share to existing stockholders and an immediate dilution of approximately $0.46 per share to new investors purchasing shares of our common stock and warrants in this offering. The following table illustrates this per share dilution:

Assumed combined public offering price per share and related warrant		$0.53
Pro forma net tangible book value per share as of March 31, 2016	$(0.05)
Increase in net tangible book value per share attributable to this offering	0.12
Pro forma as adjusted net tangible book value per share after this offering		0.07
Dilution in pro forma net tangible book value per share to new investors		$0.46

As a result of certain governing “most favored nations” provisions, assuming a combined public offering price of $0.53 per share and related warrant, we may be required to issue up to approximately an additional 5,100,000 shares of common stock to the investors that participated in our April 2015 private placement who purchased securities at a per share purchase price of $0.75 and adjust the conversion price of our outstanding shares of Series E Preferred Stock to such lower price.  See the section titled “Description of Securities” below for a more detailed discussion of the foregoing “most favored nations” adjustment.

A $0.25 increase in the assumed combined  public offering price of $ 0.53  per share and related warrant would increase our as adjusted net tangible book value after this offering by approximately $2.2 million, or approximately $0.06 per share, and increase the dilution to new investors by approximately $0.19 per share, assuming that the number of shares of common stock and warrants offered by us, as set forth above, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.  A $0.25 decrease in the assumed combined public offering price of $0.53  per share and related warrant would decrease our as adjusted net tangible book value after this offering by $2.2 million, or approximately $0.06 per share, and decrease the dilution per share to new investors by approximately $0.19 per share, assuming that the number of shares of common stock and warrants offered by us, as set forth above, remains the same and after deducting the estimated underwriting discount and estimated offering expenses payable by us.  We may also increase or decrease the number of shares of common stock and warrants we are offering from the assumed number of shares set forth above. An increase (decrease) of 100,000 in the assumed number of shares of common stock sold in this offering would increase (decrease) our as adjusted net tangible book value after this offering by approximately $50,000, or approximately $0.50 per share, and increase (decrease) the dilution per share to new investors by approximately $0.001 per share, assuming that the combined public offering price of $0.53 per share and related warrant remains the same. The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of shares of common stock and warrants that we offer in this offering, and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase 1,415,094 additional shares of common stock and warrants to purchase up to an additional 707,547 shares of common stock at the assumed combined public offering price of $0.53  per share and related warrant, the as adjusted net tangible book value of our common stock after this offering would be $0.09 per share, representing an immediate increase in net tangible book value of approximately $0.14 per share to existing stockholders and an immediate dilution of $0.45 per share to the investors in this offering, after deducting the underwriting discount and estimated offering expenses payable by us.

This table does not take into account further dilution to new investors that could occur upon the exercise of the warrants offered hereby or outstanding options and warrants having a per share exercise price less than the public offering price per share in this offering.  In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

                The table and discussion above are based on 29,311,272 shares outstanding as of March 31, 2016, and excludes as of that date:

●	4,515,704 shares of our common stock issuable upon exercise of outstanding options under our equity incentive plans at a weighted-average exercise price of $1.96 per share;

●	2,440,850 shares of our common stock issuable upon vesting of restricted stock units;

●	8,876,336 shares of our common stock issuable upon exercise of outstanding warrants with a weighted-average exercise price of $1.33 per share;

●	21,662,200 shares of our common stock issuable upon conversion of outstanding shares of our Series D Convertible Preferred Stock and Series E Convertible Preferred Stock; and

●	1,704,426 shares of our common stock that are reserved for equity awards that may be granted under our equity incentive plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with our consolidated financial statements and accompanying notes appearing elsewhere in this Prospectus. This Management’s Discussion and Analysis contains forward-looking statements that involve risks and uncertainties. Please see “Cautionary Note Regarding Forward-Looking Statements” set forth on page 20 of this Prospectus, and see “Risk Factors” beginning on page 6 for a discussion of certain risk factors applicable to our business, financial condition, and results of operations. Operating results are not necessarily indicative of results that may occur in future periods.

Overview

We have been engaged in the discovery and development of proprietary human monoclonal antibody products and vaccines for the diagnosis and treatment of a variety of cancers. We have discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers. Therapeutic vaccines under development were discovered at Memorial Sloan Kettering Cancer Center, or MSK, and are exclusively licensed to MabVax Therapeutics. We operate in only one business segment. We have incurred substantial losses since inception, and we expect to incur additional substantial losses for the foreseeable future as we continue our research and development activities. To date, we have funded our operations primarily through government grants, proceeds from the sale of common and preferred stock, the issuance of debt, the issuance of common stock in lieu of cash for services, payments from collaborators and interest income.  The process of developing our product candidates will require significant additional research and development, preclinical testing and clinical trials, as well as regulatory approval. We expect these activities, together with general and administrative expenses, to result in substantial operating losses for the foreseeable future. We will not receive product revenue unless we, or our collaborative partners, complete clinical trials, obtain regulatory approval and successfully commercialize one or more of our products.  We cannot provide assurance that we will ever generate revenues or achieve and sustain profitability in the future or obtain the necessary working capital for our operations.

 During the year ended December 31, 2015, our loss from operations was $18,124,895 and our net loss was $18,105,315. Net cash used in operating activities for the year ended December 31, 2015 was $10,525,182 and cash and cash equivalents at December 31, 2015 were $4,084,085. As of December 31, 2015, we had an accumulated deficit of $60,601,778.

During the three months ended March 31, 2016, our loss from operations was $4,204,295 and our net loss was $4,404,770. Net cash used in operating activities for the three months ended March 31, 2016, was $2,911,630 and cash and cash equivalents as of March 31, 2016 were $5,628,880.  As of March 31, 2016, we had an accumulated deficit of $65,006,548.

2014 Merger Agreement

On July 8, 2014, we consummated a merger with MabVax Therapeutics, pursuant to which our subsidiary, Tacoma Acquisition Corp., merged with and into MabVax Therapeutics, with MabVax Therapeutics surviving as our wholly-owned subsidiary (the “Merger”).

As a result of the consummation and upon the closing of the Merger, the former stockholders, option holders and warrant holders of MabVax Therapeutics were issued, based on the methodology set forth in the merger agreement (which excluded certain out-of-the-money convertible securities and calculated others on a net-exercise or cashless basis under the terms of the convertible securities), approximately 85% of the outstanding shares of our common stock on a fully diluted basis and our stockholders, option holders and warrant holders immediately prior to the Merger owned approximately 15% of the outstanding shares of our common stock on a fully diluted basis (such percentages calculated based on the methodology set forth in the merger agreement). As a result of the Merger, a change of control of MabVax Therapeutics Holdings occurred.

The total consideration for the transaction was valued at $6,416,000.

The issuance of shares of our common stock and preferred stock in the Merger were approved by our stockholders in the stockholders’ meeting held on July 7, 2014.

For accounting purposes, the Merger is treated as a “reverse acquisition” and MabVax Therapeutics is considered the accounting acquirer. As a result, the historical financial statements of the private company MabVax Therapeutics constitute the historical financial statements of the merged companies. The transaction is considered a business combination as the accounting acquirer, MabVax Therapeutics Holdings, is considered an operating entity. For accounting purposes, the private company MabVax Therapeutics is treated as the continuing reporting entity.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements as well as the reported revenues and expenses during the reporting periods. On an on-going basis, we evaluate our estimates and judgments related to our operating costs. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ significantly from these estimates under different assumptions or conditions.

Our critical accounting policies include:

Revenue recognition. Revenue from grants is based upon internal and subcontractor costs incurred that are specifically covered by the grant, including a facilities and administrative rate that provides funding for overhead expenses. NIH grants are recognized when we incur internal expenses that are specifically related to each grant, in clinical trials at the clinical trial sites, by subcontractors who manage the clinical trials, and provided the grant has been approved for payment. U.S. grant awards are based upon internal research and development costs incurred that are specifically covered by the grant, and revenues are recognized when we incur internal expenses that are related to the approved grant.

Any amounts received by us pursuant to the NIH grants prior to satisfying our revenue recognition criteria are recorded as deferred revenue.

Clinical trial expenses. We accrue clinical trial expenses based on work performed. In determining the amount to accrue, we rely on estimates of total costs incurred based on the enrollment of subjects, the completion of trials and other events defined in contracts. We follow this method because we believe reasonably dependable estimates of the costs applicable to various stages of a clinical trial can be made. However, the actual costs and timing of clinical trials are highly uncertain, subject to risks, and may change depending on a number of factors. Differences between the actual clinical trial costs and the estimated clinical trial costs that we have accrued in any prior period are recognized in the subsequent period in which the actual costs become known. Historically, these differences have not been material; however, material differences could occur in the future.

Stock-based compensation. Our stock-based compensation programs include grants of stock options and restricted stock to employees, non-employee directors and non-employee consultants. Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee, non-employee director or non-employee consultant’s requisite service period (generally the vesting period of the equity grant).

We account for equity instruments, including stock options and restricted stock, issued to employees and non-employees in accordance with authoritative guidance for equity based payments. Stock options issued are accounted for at their estimated fair value determined using the Black-Scholes-Merton option-pricing model and restricted stock is accounted for using the grant date fair value of our common stock granted. The fair value of options and restricted stock granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Warrant liability. We calculate the value of our warrant liability on a quarterly basis, or when other events and circumstances occur, using as a first step the Black-Scholes-Merton valuation model, taking into consideration the warrant exercise price, the probability of certain exercise price re-pricing scenarios, the market price for the common stock on the date of measurement, the risk-free interest rate, the dividend yield, the volatility of a comparable period in which the warrant may be exercised, and the remaining life of the warrant, and then as a second step we test our valuation for reasonableness based on settlement offers we have received from the holder of the warrant. If the settlement offer is within a reasonable period of time from when we do our calculation, and is not materially different from the value we recorded using the Black-Scholes-Merton model, then we retain the value established with our model. If the settlement offer were to reflect a materially different amount near the date of our calculation, then we would record the settlement offer.

Income taxes. Significant judgment is required by management to determine our provision for income taxes, our deferred tax assets and liabilities, and the valuation allowance to record against our net deferred tax assets, which are based on complex and evolving tax regulations throughout the world. Our tax calculation is impacted by tax rates in the jurisdictions in which we are subject to tax and the relative amount of income earned in each jurisdiction. Our deferred tax assets and liabilities are determined using the enacted tax rates expected to be in effect for the years in which those tax assets are expected to be realized.

The effect of an uncertain income tax position is recognized as the largest amount that is “more-likely-than-not” to be sustained under audit by the taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained.

The realization of our deferred tax assets is dependent upon our ability to generate sufficient future taxable income. We establish a valuation allowance when it is more-likely-than-not that the future realization of all or some of the deferred tax assets will not be achieved. The evaluation of the need for a valuation allowance is performed on a jurisdiction-by-jurisdiction basis, and includes a review of all available evidence, both positive and negative. As of December 31, 2015, MabVax Therapeutics concluded that it was more-likely-than-not that its deferred tax assets would not be realized, and a full valuation allowance has been recorded.

Results of Operations

Comparison of the Years Ended December 31, 2015 and 2014

Revenues

Revenues for the years ended December 31, 2015 and 2014 were $1,267,036 and $314,175, respectively, primarily from grant revenues. Future revenues will depend upon the extent to which we obtain approval of new grants or enter into new collaborative research agreements and the amounts of payments relating to such agreements.

	Years Ended December 31,		% change
	2015	2014	2014 to 2015
Revenues	$1,267,036	$314,175	303%

For the year ended December 31, 2015, we recognized revenues of $1,267,036, as compared to $314,175 for the same period in the prior year. This increase was primarily due to more work performed on grant contracts in 2015 as compared to work performed on grants in 2014. Revenues earned in 2015 and 2014 were from different phases of the NIH Imaging Contract, which began on September 20, 2013 and continued in 2014 and 2015with a Phase II portion of the SBIR contract from NCI being awarded for $1.5 million.

Research and Development Expenses

Research and development expenses for the years ended December 31, 2015 and 2014 were $9,596,768 and $3,502,730, respectively. Our research and development costs consist primarily of clinical trial site costs, clinical data management and statistical analysis support, drug manufacture, storage and distribution, regulatory services and other outside services related to drug development.

	Years Ended December 31,		% change
	2015	2014	2014 to 2015
Research and development	$9,596,768	$3,502,730	174%

Total research and development expenses for the year ended December 31, 2015 increased by 174%, or $6,094,038, compared to the same period in 2014 were primarily related to Good Manufacturing Practices, or GMP, manufacturing development of our lead antibody candidate HuMab-5B1 at Patheon (f.k.a. Gallus BioPharmaceuticals), clinical consulting costs for use of outside experts in our antibody programs, cell line licensing costs during the quarter, increased staffing to support in-house management of patient monitoring for the sarcoma clinical trial, as well as increased stock based compensation costs due to annual grant to employees during the current quarter. Expenses in the same period a year ago were primarily for direct labor, supplies and third party costs in connection with the sarcoma vaccine trial, antibody manufacturing costs, as well as the initial contract expenses under the imaging contract with NIH.

Stock-based compensation expense included in research and development expenses for the years ended December 31, 2015 and 2014 was $929,633 and $163,019, respectively.

We expect our total research and development expenditures in the next twelve months to increase as we fund our Phase I clinical trials of HuMab-5B1 in humans, including our therapeutic candidate, MVT-5873, which started its clinical trial in the first quarter of 2016, and our diagnostic candidate, MVT-2163, which is expected to begin its clinical trial in May 2016.

The process of conducting the clinical research necessary to obtain FDA approval is costly and time consuming. We consider the active management and development of our clinical pipeline to be crucial to our long-term success.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2015 and 2014 were $9,795,163 and $5,204,341, respectively.

	Years Ended December 31,		% change
	2015	2014	2014 to 2015
General and administrative	$9,795,163	$5,204,341	88%

The increase in general and administrative expenses of 88%, or $4,590,822 in 2015, compared to the same period in 2014, was primarily due to an increase of approximately $2,470,000 in business development expenses primarily related to restricted stock grants to consultants for services, $1,460,000 in investor relations expenses related to restricted stock grants, $782,000 in salaries and wages related to increased headcount primarily in finance and accounting areas, and $1,326,000 in employee benefit and stock based compensation costs.  The increase in general and administrative expenses was partially offset by lower legal costs of approximately $1,278,000 compared to the same period in the prior year primarily resulting from legal costs related to the merger being recorded in the previous year.

Stock-based compensation expense included in general and administrative expenses for the years ended December 31, 2015 and 2014 was $3,534,062 and $441,957, respectively.

We expect future general and administrative expenses to decrease in 2016 primarily as a result of lower anticipated stock based compensation expenses, partially offset by increased rent and facility expenses.

Interest Income and Interest Expense

	Years Ended December 31,		% change
	2015	2014	2014 to 2015
Interest and other income (expense), net	$(227)	$(379)	-40%

Interest and other income and expense, net was $227 and $379 for the years ended December 31, 2015 and 2014, respectively.

Warrant Liability

Change in fair value of warrant liability for the years ended December 31, 2015 and 2014 was $19,807 and $475,422, respectively. The decrease was mainly due to the restructuring the Company’s capital structure resulting in the elimination of the warrant liability as of December 31, 2015. We calculate the value of our warrant liability on a quarterly basis, or when other events and circumstances occur, using the Black-Scholes-Merton valuation model.

Comparison of the Three-Month Periods Ended March 31, 2016 and 2015

Revenues:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2016	2015

Revenues	$148,054	$239,539	(38%)

For the three months ended March 31, 2016, we recognized revenues of $148,054, as compared to $239,539 for the same period in the prior year. This decrease was primarily due to timing of the work performed by us on the NIH Imaging Contract this year compared to the same period in the prior year.

Research and development expenses:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2016	2015

Research and development	$1,700,512	$1,725,893	(1%)

For the three months ended March 31, 2016, we incurred research and development expenses of $1,700,512, as compared to $1,725,893 for the same period a year ago. Expenses related to the three months ended March 31, 2016, represent primarily clinical development of HuMab 5B1 both as a therapeutic and as a diagnostic, and in-house staffing to support preclinical and clinical development efforts in support of our programs.  Expenses in the same period a year ago were primarily for GMP manufacturing development of our lead antibody candidate HuMab 5B1 at Patheon (f.k.a. Gallus BioPharmaceuticals).

Stock-based compensation expense included in research and development expenses for the quarters ended March 31, 2016 and 2015 was $303,624 and $41,576, respectively.

General and administrative expenses:

	Three Months Ended March 31,		% Increase/ (Decrease)
	2016	2015

General and administrative	$2,651,837	$980,589	170%

For the three months ended March 31, 2016, we incurred general and administrative expenses of $2,651,837, as compared to $980,589 for the same period a year ago. The increase in general and administrative expenses was primarily due to a $1,189,068 increase in stock-based compensation expense and the fair value of $64,000 in common stock representing 100,000 shares granted in exchange for corporate advisory services during the three months ended March 31, 2016.  The balance of the increase was related to increased facility cost, professional fees related to consulting services, and increased headcount related to business development.

Stock-based compensation expense included in general and administrative expenses for the three months ended March 31, 2016 and 2015 was $1,230,264 and $41,196, respectively.  Stock-based compensation expense for the three months ended March 31, 2016 included $573,425 in restricted stock for services.

Interest income and other income (expense):

	Three Months Ended March 31,		% Increase/
	2016	2015	(Decrease)
Interest and other income (expense), net	$(200,475)	$(184)	*
*not meaningful

 Interest and other income and expense, net was ($200,475) and ($184) for the quarters ended March 31, 2016 and 2015, respectively. The amount for the three months ended March 31, 2016, consisted primarily of $128,929 interest expense related to interest on our term loan from Oxford Finance, $31,725 of financing cost amortization, and $39,825 warrant amortization partially offset by interest income of $4. The fair value of the warrants issued to Oxford Finance related to the term loan was recorded as a discount to the value of the note payable, and is amortized over the term of the loan.  In addition, financing costs incurred related to the term loan are also amortized over the term of the loan.

 Liquidity and Capital Resources

To date, we have funded our operations primarily through government grants, proceeds from the sale of common and preferred stock, the issuance of debt, the issuance of common stock in lieu of cash for services, payments from collaborators and interest income. We have experienced negative cash flow from operations each year since our inception. As of March 31, 2016, we had an accumulated deficit of $65,006,548. We expect to continue to incur increased expenses, resulting in losses, over at least the next several years due to, among other factors, our continuing and planned clinical trials and anticipated research and development activities. We had cash of $5,628,880 as of March 31, 2016.

	March 31, 2016	December 31, 2015
Cash and cash equivalents	$5,628,880	$4,084,085
Working capital	$1,957,405	$350,621
Current ratio	1.46:1	1.07:1

	Three Months Ended March 31,
	2016	2015
Cash provided by (used in):
Operating activities	$(2,911,630)	$(1,423,530)
Investing activities	$(153,899)	$(28,867)
Financing activities	$4,610,324	$4,714,726

Sources and Uses of Net Cash for the Year Ended December 31, 2015

 Due to the significant research and development expenditures and the lack of any approved products to generate revenue, we have not been profitable and have generated operating losses since we incorporated in 1988. As such, we have funded our research and development operations through government grants and contracts, sales of equity, collaborative arrangements with corporate partners, and interest earned on investments. At December 31, 2015, we had available cash and cash equivalents of $4,084,085. Our cash and cash equivalents balances are held primarily in checking accounts. Cash in excess of immediate requirements is invested with regard to liquidity and capital preservation. Wherever possible, we seek to minimize the potential effects of concentration and degrees of risk.

 Cash Flows from Operating Activities. Cash used in operating activities for 2015 was $10,525,182 compared to $7,662,019 for the same period in 2014. Net loss of $18,105,315 in 2015 included non-cash charges of $4,463,695 for stock-based compensation and $21,360 in depreciation, partially offset by a $19,807 reduction in fair value of the Series B warrants. Cash used in 2014 resulted from net loss of $7,917,853 and included non-cash charges of $604,976 for stock-based compensation and $12,241 for depreciation, partially offset by a $475,422 reduction in fair value of the Series B warrants.

 Cash Flows from Investing Activities. Cash provided by (used in) investing activities for 2015 was $(78,416) compared to $1,452,476 during the same period in 2014. Cash used in 2015 was primarily used to purchase property and equipment. Cash provided in 2014 was primarily from $1,497,283 in cash received in the merger, offset by $44,807 used to purchase property and equipment.

 Cash Flows from Financing Activities. Cash provided by financing activities for 2015 was $13,210,540 compared to $7,332,432 provided in 2014. Cash provided by financing activities in 2015 included $10,709,740 from net proceeds from the sale of common stock and warrants in a private placement completed in April 2015, as well as a public offering completed in October 2015 for $2,750,000. Cash provided by financing activities in 2014 included $2,884,333 from sales of our common stock, $2,973,655 from sales of preferred stock, and $1,472,502 from exercises of Series C-1 warrants.

 Working Capital. Working capital increased to $350,621 at December 31, 2015 compared to a working capital deficit of $1,055,335 at December 31, 2014. The increase in working capital was primarily due an increase in the amount of capital raised from sales of our common stock and preferred stock partially offset by 2014 costs related to the completion of the merger and costs associated with becoming a public company.

 Sources and Uses of Net Cash for the Three Month Period Ended March 31, 2016

Net cash used in operating activities was $2,911,630 for the three-month period ended March 31, 2016, compared to $1,423,530 in the comparable period in 2015. The net cash used in both periods was primarily attributable to the net losses, adjusted to exclude certain non-cash items, primarily stock-based compensation and amortization of finance costs related to the term loan. Net cash used in operating activities for the three months ended March 31, 2016 was also impacted by a decrease of $1,060,796 in accounts payable related primarily to research contract services and a $483,924 decrease in grants receivable.

The net cash used in investing activities for the three-month periods ended March 31, 2016 and 2015, amounted to $153,899 and $28,867, respectively, primarily as a result of purchase of lab equipment in the corresponding periods.

Net cash provided by financing activities was $4,610,324 for the three-month period ended March 31, 2016. Net cash provided by financing activities for the three-month period ended March 31, 2016 was attributable to the net proceeds from the term loan initiated during the first quarter of 2016.  Net cash provided by financing activities for the three-month period ended March 31, 2015 was attributable to the net proceeds from the first closing of our April 2015 private placement of $4,714,726.

After giving effect to the net proceeds received from the January 2016 Term Loan, we believe our cash and cash equivalents as of March 31, 2016 together with the expected proceeds of this offering will be sufficient to fund our projected operating requirements and to fund our two Phase I clinical trials to their completion in early 2017.  We will need significant additional funds to complete the clinical development of our product candidates and to continue our other clinical development efforts.  We continue to explore alternatives that could include partnerships involving one or more of our product candidates, licensing arrangements with one or more of our product development candidates, merger with or acquisition by another company, or some other arrangement through which the value of our assets to stockholders could be enhanced.  We may raise funds through arrangements with collaborators or others that may require us to relinquish rights to certain product candidates that we might otherwise seek to develop or commercialize independently. Our failure to raise capital when needed could materially harm our business, financial condition and results of operations. See Risk Factors.

Our future capital uses and requirements depend on numerous factors, including the following:

●	the progress and success of preclinical studies and clinical trials of our product candidates;

●	the progress and number of research programs in development;

●	the costs associated with conducting Phase I and II clinical trials;

●	the costs and timing of obtaining regulatory approvals;

●	our ability to establish, and the scope of, any new collaborations;

●	our ability to meet the milestones identified in our collaborative agreements that trigger payments;

●	the costs and timing of obtaining, enforcing and defending our patent and intellectual property rights; and

●	competing technological and market developments.

Future Contractual Obligations

We had rental payment obligations under an operating lease that expired in September 30, 2015 related to our facility at 11588 Sorrento Valley Road. We continued to occupy those premises until February 4, 2016, and continued the lease on a month-to month basis.

On September 2, 2015, the Company entered into a lease with AGP Sorrento Business Complex, L.P., for certain premises consisting of a total of approximately 14,971 square feet of office and laboratory space in buildings located at Suite 400, 11535 Sorrento Valley Rd., San Diego, California, to serve as our corporate offices and laboratories. Due to the fact that certain tenant improvements needed to be made to the such premises before the Company could occupy them, the term of the lease commenced on February 4, 2016. The lease terminates six years after such term commencement date, unless earlier terminated in accordance with the lease. Pursuant to the terms of the lease, the monthly base rent is $35,631, subject to annual increases as set forth in the lease.

We have an option to extend the lease term for a single, five-year period. If the lease term is extended for the optional five-year period, the monthly base rent will be adjusted based on fair market rental value. In addition to rent, we agreed to pay a portion of the taxes and utility, maintenance and other operating costs paid or accrued in connection with the ownership and operation of the property.

Our master lease and sublease of our facility located at 3165 Porter Drive in Palo Alto, California, or the Porter Drive Facility were terminated on February 28, 2013 and we entered into a termination agreement with the landlord on February 19, 2013 to voluntarily surrender its premises. As a result of the termination agreement, we were relieved of further obligations under the master lease and further rights to rental income under the sublease and paid a termination fee of approximately $700,000. In addition to the termination fee, if we receive $15 million or more in additional financing in the aggregate, an additional termination fee of $590,504 will be due to the landlord, but will otherwise be forgiven.

We anticipate that we will continue to incur substantial net losses into the foreseeable future as we: (i) continue our Phase I clinical trial for our stand-alone therapeutic HuMab 5b-1, or MVT-5873, which was initiated in the first quarter of 2016, (ii) initiate our Phase I clinical trial of our PET imaging agent 89Zr-HuMab-5B1, or MVT-2163, (iii) continue to conduct preclinical development activities related to other product development candidates in our library, and (iv) monitor patients in clinical trials that have already completed their treatment regimens. Based on management’s assumptions for continuing to develop its existing pipeline of products without additional funding, we expect we will have sufficient funds to meet our obligations through September 2016.

We plan to continue to fund our research and development and operating activities through public or private equity financings, debt financings, strategic partnerships or other arrangements with organizations that have capabilities and/or products that are complementary to our own capabilities and/or products, licensing arrangements, government grants, or other arrangements. However, we cannot be sure that such additional funds will be available on reasonable terms, or at all. If we are unable to secure adequate additional funding, we may be forced to reduce spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. In addition, if we do not meet our payment obligations to third parties as they come due, we may be subject to litigation claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management. Any of these actions could materially harm our business, results of operations, and future prospects.

If we raise additional funds by issuing equity securities, substantial dilution to our existing stockholders would result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict our ability to operate our business.

 Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-2,"Leases (Topic 842)".  This update will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged, and it simplified the accounting for sale and leaseback transactions. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently in the process of assessing what impact this new standard may have on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements.

BUSINESS

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics and vaccines for the diagnosis and treatment of cancer.  Monoclonal antibodies are produced from a single DNA sequence encoded into multiple cells that all produce the same single antibody. We generate our pipeline of antibody-based product candidates from patients who have been vaccinated with propriety vaccines licensed from Memorial Sloan Kettering Cancer Center, or MSK. Our approach involves surveying the protective immune response from many patients to identify a monoclonal antibody candidate against a specific target on the surface of a cancer cell. We believe this approach provides us with a novel next-generation human antibody technology platform. We believe our approach to antibody discovery allows us to identify antibody candidates with superior performance characteristics while minimizing many of the toxicity and off target binding drawbacks (phenomenon occurring when antibodies bind to non-cancer cells) of other discovery technologies. Our lead antibody candidates have been recovered from patients who have had substantially better treatment outcomes in clinical trials of a potential vaccine therapy than other patients in those trials.

The therapeutic vaccine candidates used in our discovery and development efforts were developed at MSK and are exclusively licensed to us. These vaccines are administered in the adjuvant setting (the period following completion of conventional treatment and consisting primarily of watchful waiting) and have been shown in clinical studies to elicit a protective antibody response in study subjects. The antibodies are intended to seek out and kill circulating tumor cells and micrometastases (small clusters of cancer cells) before they can cause cancer recurrence. Our cancer vaccines targeting recurrent sarcoma (soft tissue cancer) and ovarian cancer are in proof of concept Phase II multi-center clinical trials.  Both the sarcoma and ovarian cancer vaccine trials are randomized, double-blind, multicenter phase II trials that have enrolled 136 and 164 patients respectively.  Both trials are designed to yield statistically significant evidence that vaccination of trial subjects can provide 50% improvement in progression free survival, or (PFS, and extend overall survival, or OS.  Both studies are fully enrolled and all trial subjects have received all vaccinations.

All of the antibody products in our development portfolio currently meet the criteria for Orphan Drug designation by FDA.  Orphan Drug designation provides for up to seven years of product marketing exclusivity.  Individual products are also eligible for Orphan Drug grants as well as accelerated review by FDA.  The Company plans to file for Orphan Drug designation provided clinical utility in early phase clinical trials has been demonstrated.

An independent Drug Safety Monitoring Board, or DSMB, composed of experts in the field analyzed the sarcoma vaccine clinical trial data in March of 2013 and determined that the PFS endpoint of a 50% increase in the time to progression was not reached.  However, the DSMB suggested that we continue to monitor patients to assess OS.  We continue to monitor patients and expect the OS endpoint will be available late 2016 or early 2017.  If the OS endpoint is achieved, we will pursue out-licensing the product.  We currently do not plan to engage in additional clinical studies for this vaccine. We received a National Institutes of Health, or NIH, grant of $1.8 million to help offset the clinical trial costs for the sarcoma trial.  We have funded the remainder of the approximately $6 million cost of the trial.

We expect that the PFS endpoint for the ovarian vaccine trial will be reported at the American Society of Clinical Oncology meeting in June 2016. We expect the trial subjects in the ovarian cancer vaccine trial will also continue to be monitored for OS for a period of time following assessment of the PFS endpoint.  The ovarian vaccine trial is fully funded by a grant from the NIH. We understand that the NIH has plans to follow patients to determine if there is an OS benefit.  We have no financial obligation for this follow-on monitoring.  If the OS endpoint is achieved, we will pursue out-licensing the product.  We currently do not plan to engage in additional clinical studies for this vaccine.

Antibody Product Candidates

HuMab-5B1 Antibody Program

The carbohydrate antigen sialyl Lewisa (sLea) is recognized by monoclonal antibody CA19.9 and is widely expressed on tumors of the gastrointestinal tract. These tumor types are generally classified as epithelial tumors (a broad classification of tumor types) and include pancreatic, colon, stomach, ovarian, breast, and small cell lung cancers. A CA19.9 serum test is the only FDA validated marker for pancreatic cancer and is a commercial test that is readily available and used frequently to aid in the diagnosis of pancreatic cancer. Circulating epithelial cancer cells over-express sLea (abbreviation for the antigen sialyl Lewis A) and as a ligand (binding partner) for E selectin (a structure in the inner lining of blood vessels) this antigen facilitates tumor—tissue interactions that are key events for tumor metastasis. Patient outcomes appear to be worse in patients with metastatic tumors expressing higher levels of sLea according to articles published by T. Ben-David and colleagues in Immunology Letters in 2008 and YI Kawamura in Cancer Research in 2005. Because these tumor types express very high numbers of the sLea antigen on their cell surface, we believe the antigen is an attractive target for development of a potential therapeutic intervention.

We have created a series of fully human monoclonal antibodies against sLea.  HuMab-5B1 demonstrated high affinity and specificity for sLea, and has shown efficacy in multiple tumor xenograft models (human cancer cells engrafted into mice) in studies conducted by MSK.   HuMab-5B1 is a fully human full-length monoclonal antibody we discovered from the immune response of seven stage IV breast cancer patients who were being vaccinated in a Phase I trial in 2008 at MSK with one of our licensed vaccine candidates.

We have conducted tissue microarray work (normal and cancer tissue samples placed on slides treated with the antibody to determine if an antibody binds to such tissue samples) with commercially available tissue samples of both normal and cancer tissues. The results of this work indicated that the HuMab-5B1 antibody bound to multiple types of epithelial tumors, including pancreatic, colon, bladder, ovarian, breast, and small cell lung cancer tissues. The antibody did not bind to normal tissues except for the exocrine cells at the ductal border of secretory cells (primarily cells in the gastrointestinal tract that face into the digestive system and not inward to the body) in epithelial tissues; those sites are less accessible to the immune system. This experimental work was confirmed in FDA mandated GLP tissue cross-reactivity studies done in both human and cynomolgus monkey tissues by an independent research organization. Both characteristics combined with the significant cytotoxicity demonstrated in in vitro testing led us to move to xenographic animal model testing. HuMab-5B1 has demonstrated in our pre-clinical studies good anti-tumor activity in a variety of animal models with multiple tumor types. Specifically, we have obtained positive results from animal models examining human pancreatic, colon, and small cell lung cancers.

We entered into a manufacturing agreement with Patheon Biologics LLC (f.k.a. Gallus BioPharmaceuticals) to manufacture current good manufacturing practices, or GMP compliant, clinical supplies of the antibody which were completed in 2015.  In May 2015, we announced the results of our GLP toxicology study for the HuMab-5B1 antibody. In the study, we treated primates with multiple dose levels to assess drug pharmacokinetics, as well as with repeated doses of the antibody to identify any adverse toxicology signals.  These studies were conducted using what we believe are the most relevant animal models and with material produced by our GMP manufacturing partner. The final study report showed that there were no significant adverse findings in the animal model.  Following completion of this study, we submitted an IND for the therapeutic product candidate in November of 2015 and in December 2015, we received FDA authorization to initiate the Phase I trial.  We initiated patient enrollments in the clinical trial of MVT-5873 in the first quarter of 2016 to determine the safety and pharmacokinetics (assessment of the distribution and metabolism of a drug) of the HuMab-5B1 antibody in patients with pancreatic cancer. We expect to have the preliminary results of this clinical trial in the third quarter 2016, with full results expected in early 2017.

HuMab-5B1 Imaging Program

Circulating biomarkers (substances released by certain cells that can be measured to assess if a patient has or is likely to have a particular type of cancer) such as CA19.9 are important clinical tools for early detection and diagnosis as well as monitoring of therapeutic progress and detection of tumor recurrence in oncology. However, false positive readings due to biomarker production from benign disorders in unrelated host tissues are a significant problem that could limit the utility of these biomarkers. We believe that probing the site(s) of biomarker secretion with an imaging tool could enhance the fidelity of diagnosis and staging of cancers such as pancreatic ductal adenocarcinoma, or PDAC, which is difficult to diagnose and treat.  Moreover, such a tool could guide patient stratification for directed therapeutic intervention, surgical planning and act as an aide in the evaluation of tumor response to chemotherapy and radiation therapy. To address this opportunity clinically, together with Dr. Jason Lewis’ radiochemistry laboratory at MSK, we developed 89Zr- HuMab-5B1, a fully human, antibody-based radiotracer (combined antibody and radiolabel) targeting tumor-associated CA19.9. In preclinical studies, 89Zr- HuMab-5B1 localized to tumors in multiple models representing diseases with both undetectable and clinical relevant circulating CA19.9 serum levels. Among these, 89Zr- HuMab-5B1 detected tumor in an orthotopic model (xenograph model where human cancer cells are surgically implanted in the corresponding organ of the mouse) of PDAC.  In preliminary experiments, 89Zr- HuMab-5B1 demonstrated better tumor specificity (targeting only a specific type of cancer cell) compared to the commonly used 2-deoxy-2-(18F)-fluoro-D-glucose, or FDG, imaging agent, which is known to lack sensitivity and specificity in pancreas cancers and other slow growing cancers.

To facilitate the development of the HuMab-5B1 based antibody conjugated to a radiolabel as a novel PET imaging agent for pancreatic cancer, we applied for and received a development contract from NIH pursuant to which NIH may provide up to $1.75 million in non-dilutive funding for this project. We submitted an IND for the imaging product candidate in December 2015 and in January 2016, we received FDA authorization to initiate the Phase I trial.  We intend to begin patient enrollments in a Phase I study of MVT-2163 in the second quarter 2016, and expect to have preliminary results by the third quarter 2016, with full Phase I results in 2017.

HuMab-5B1 Antibody Drug Conjugate

We observed in our preclinical studies that certain types of cancer cells internalized the HuMab-5B1 antibody. These were primarily pancreatic cancer tumor types. We believe that this characteristic of the HuMab-5B1 antibody could be highly useful in constructing an antibody-drug conjugate.

Other Research Collaborations

We have entered into a collaboration agreement with Heidelberg for the development and evaluation of a HuMab-5B1 based antibody drug conjugate, or ADC, product candidate.  We believe that a more potent version of our basic antibody therapeutic product candidate could represent a significant addition to our existing HuMab-5B1 product development.  ADCs use an antibody as a targeting vehicle that directs a payload to a cancer cell.  The payload could be a toxic chemical or a radioactive metal.  We believe that the successful delivery and release of these payloads will increase the ability of the antibody to kill the targeted cancer cell. We believe that, if successful, this delivery mechanism could be used to treat cancers that are resistant to standard anti-cancer therapies or in certain cancers, such as pancreatic cancer, where the cancer cell is surrounded by a protective layer of cells that reduce the effectiveness of standard anti-cancer therapies.   Pursuant to our collaboration agreement, we have supplied Heidelberg with our HuMab-5B1 for them to link a unique toxic payload chemical to our antibody.  Heidelberg is testing potential ADC versions of out antibody in both in vitro and animal models of disease.  Heidelberg and we have agreed that under the current agreement, each party will continue to own the technology developed by it prior to our joint development effort. If a viable drug candidate emerges from this development work, Heidelberg and we would jointly own the drug candidate and we would enter into discussions for a more comprehensive partnership that would enable development of the drug candidate.  The current agreement does not prohibit either party from testing other technologies from other companies or developing our own ADC technologies.

HuMab-5B1 Antibody Follow-On

We have entered into a collaboration agreement with Rockefeller University’s Laboratory of Molecular Genetics and Immunology, or Rockefeller, pursuant to which we have provided antibody material to Rockefeller.  Rockefeller is using that material to explore the mechanism of action of constant region (Fc) variants of the HuMab-5B1 in the role of tumor clearance and to seek to optimize the therapeutic effect.   The current agreement allows researchers at Rockefeller to conduct research on antibodies discovered by us with the objective of improving their ability to kill cancer cells.  If a viable drug candidate emerges from this collaboration, we have the right to enter into negotiations with Rockefeller for the right to exclusively license the technology used to improve our antibody for clinical and commercial development.  If we and Rockefeller fail to reach agreement on terms for a license to the drug candidate that contains the combined technologies, Rockefeller does not have the right to license the drug candidate to a third party without our consent because the drug candidate contains our intellectual property embodied in the antibody.

Follow-on Antibody Products from Our Discovery Library

1B7 and 31F9 Antibody Program

We have discovered multiple fully-human antibodies to the antigen GD2, which is over expressed on sarcoma, melanoma, and neuroblastoma. These three related cancers are classified as neuroectodermal cancers. We discovered these antibodies by examining the immune response from more than 60 patients who participated in our sarcoma vaccine trial over the last three years. According to an article published in the New England Journal of Medicine by Alice L. Yu and colleagues in 2010, antibodies against GD2 have been validated as effective therapeutic agents in a well-controlled Phase III clinical trial that produced statistically significant improvement in time to progression of disease in children suffering from neuroblastoma. In our preclinical work, each of the two potential development candidates has demonstrated specificity and affinity for the GD2 target and the ability to kill cancer cells that express GD2. Each antibody has a unique set of characteristics and, as part of the preclinical evaluation program, researchers at MSK will provide further in vitro and in vivo testing in multiple models of disease to help us decide which candidate to move forward toward clinical testing. We are currently targeting sarcoma as the primary indication for which we plan to develop an anti-GD2 antibody product.

Antibody Discovery

We have discovered and recombinantly expressed multiple fully human antibodies to eleven separate antigenic targets over expressed on multiple types of cancer. The antigenic targets are incorporated in various combinations making up the eight vaccines that were licensed from MSK and have been in at least Phase I clinical trials. To date, six separate vaccines have entered early stage clinical programs and we have received antibody discovery material from all patients who participated in five of the trials. Exclusive access to these patient samples is covered under separate licenses with MSK. We have discovered multiple antibodies to important cancer targets such as MUC1, GD3, GM2, Fucosyl-GM1, Globo-H, Tn, sTn, and TF. As we continue to raise additional capital and add capacity, it is our intention to begin moving these early product development candidates forward toward clinical evaluation.

Antibody Market Opportunity

Therapeutic Antibodies

Antibodies used as targeted therapeutic treatments for cancer accounted for more than $ 25 billion in worldwide revenue in 2013.  Focused development of new monoclonal antibody based drugs is expected to continue for multiple reasons.  Over the last few years much has been learned about using the human immune system to treat cancer.  Several recently approved antibody therapies have demonstrated efficacy in stimulating the human immune system to attack certain cancers. Targeted therapies can attack cancer cells while minimizing damage to normal cells in the patient. Antibodies are complex molecules and are difficult and expensive to duplicate with biosimilars and therefore have a potentially longer commercial life. Currently approved monoclonal antibodies are reimbursed at favorable levels from federal, state, and private insurance providers.

Our lead antibody candidate targets an antigen over expressed on metastatic pancreatic, colon, breast, and small cell lung cancers. The term "over expressed" refers to the antigen being present on the surface of the cancer cell in very large numbers. Patients who develop metastatic disease with these cancers have a significantly poorer prognosis. According to the National Cancer Institute’s (“NCI”) SEER database, there are approximately 100,000 patients annually who develop metastatic disease from these cancers.

We believe there is a critical unmet medical need for new and better treatment for metastatic pancreatic and colon cancer. According to NCI’s SEER database, the five-year survival rate for patients with metastatic pancreatic cancer is just 2.6%. There are 53,000 new pancreatic cancer patients per year and more than half of them present at initial diagnosis with metastatic disease. According to the SEER database, the five-year survival rate for patients with metastatic colon cancer is only slightly better at 13.5%. While most of the 134,000 new patients can be treated successfully initially, almost half of all colon cancer patients will develop metastatic disease. Thus, adding the number of metastatic disease patients for these two cancers alone represent 96,000 new metastatic cancer patients per year.

Pancreatic Cancer Imaging and Diagnosis

We believe that our radiolabeled HuMab-5B1 antibody represents the only human derived agent in development specifically aimed at improving imaging in pancreatic cancer diagnosis. Since the antigen targeted by the HuMab-5B1 antibody is over expressed on metastatic pancreatic cancer, this development effort represents a potentially important step forward in the diagnosis, staging, and assessment of the majority of pancreatic cancer patients. We believe that the market opportunity for a HuMab-5B1antibody-based radiopharmaceutical is significant in multiple ways. The ability of physicians to accurately diagnose, stage, and assess treatment outcomes in pancreatic cancer would be very important. Accurate determinations on the extent of disease and resectability are essential to improve outcomes in this cancer. We believe almost all patients diagnosed with pancreatic cancer could potentially benefit from 89Zr-HuMab-5B1 scan. Accordingly, improvements in the sensitivity and specificity of one of the primary diagnostic tools could have a significant impact on clinical outcome.

To our knowledge, our radiolabeled HuMab-5B1 antibody represents one of the only agents in development specifically aimed at improving imaging in pancreatic cancer. Since the antigen targeted by the HuMab-5B1 antibody is over expressed on metastatic pancreatic cancer, this development effort represents a potentially important step forward in the diagnosis, staging, and assessment of the majority of pancreatic cancer patients.  We believe that an imaging agent that is specific for a pancreatic cancer antigen would provide improved sensitivity and specificity and would be preferable to the currently available indirect marker that can produce false positive results in high metabolic rate tissues (tissues where there is an elevated metabolism of sugar due to a variety of causes including cancer) or a false negative in slow growing cancers. We believe that the market opportunity for a HuMab-5B1 antibody-based radiopharmaceutical is significant because it would enable physicians to more accurately diagnose, stage, and assess treatment outcomes in pancreatic cancer.  We believe that accurate determinations on extent of disease and resectability are essential to improving outcomes in this cancer.

Antibody-Drug Conjugate Treatment Candidate

In addition to developing our HuMab-5B1 as a stand-alone therapeutic agent as well as a PET imaging agent, we are developing a HuMab-5B1 based radioimmunotherapy product candidate as a potential treatment for pancreatic cancer.  Using what we have learned from our 89Zr-HuMab-5B1 imaging program and working with the Radiology and Nuclear Medicine Departments of MSK, our preclinical animal studies have demonstrated the potential feasibility and experimental proof of concept for this new product candidate.  We anticipate completing the preclinical work on this product candidate in mid-2016 and expect to file an IND for this product candidate before the end of 2016.

Follow-on Antibody Development Candidates

We are engaged in preclinical development of a second antibody candidate that targets an antigen designated as GD2 that is present in high quantities on the surface of sarcoma, melanoma, and neuroblastoma cancers. We are developing this antibody-based drug candidate for the potential treatment of sarcoma.  We have discovered multiple potential anti-GD2 antibody development candidates and are currently evaluating them in in vitro testing and xenograft animal models of sarcoma to determine which specific candidate warrants moving forward into further development.

An anti-GD2 antibody has been approved for use by the FDA in patients with neuroblastoma.  In addition, in a study sponsored by NCI and published in the New England Journal of Medicine (N Engl J Med 2010;363:1324-34), the use of an antibody therapy targeting GD2 in neuroblastoma demonstrated effectiveness in extending the time to recurrence of neuroblastoma as well as extending overall survival of study subjects. With 61% of the number of expected events observed, the study met the criteria for early termination due to efficacy. The median duration of follow up was 2.1 years. Immunotherapy was superior to standard therapy with regard to rates of event-free survival (66±5% vs. 46±5% at 2 years, P = 0.01) and overall survival
 (86±4% vs. 75±5% at 2 years, P = 0.02 without adjustment for interim analyses).

We have also discovered antibodies targeting the cancer antigens Tn, GD3, GD2, Fucosyl-GM1, and Globo-H.  We are still in the early phases of evaluating these discoveries and have not yet determined which if any warrant further development.

Antibody Clinical Trial Developments

Phase I Clinical Trial of HuMab-5B1

In March 2016 we announced the initiation of a phase I clinical trial of HuMab-5B1 (MVT-5873) in patients with locally advanced or metastatic adenocarcinoma of the pancreas (PDAC) or other CA19-9 positive malignancies. The CA19-9 target is expressed on more than 90% of pancreatic cancers and is a validated biomarker for the disease. The Company filed an IND application for this product candidate in November 2015 and received FDA authorization to proceed with the trial on December 24, 2015.  The study is a phase I, open-label, multi-center, dose-escalation clinical trial. The primary objectives of the trial are to determine the safety, maximum tolerated dose (MTD), and the pharmacokinetics (PK) of HuMab-5B1. The phase I trial will also evaluate the tumor response rate based on RECIST 1.1 guidelines for standard tumor measurement and the duration of response of HuMab-5B1 as a single agent or in combination with a standard care chemotherapy regimen. The trial will enroll up to approximately 60 patients at multiple centers in the United States.  We expect to have the preliminary results of this clinical trial in the third quarter 2016, with full results expected in early 2017.

Phase I Clinical Trial of 89Zr-HuMab-5B1

On January 28, 2015, we received authorization from FDA to proceed with a second phase I clinical trial with [Zr-89]-HuMab-5B1 (MVT-2163) as a new generation PET, imaging agent in patients with pancreatic cancer.  [Zr-89]-HuMab-5B1 combines a well-established PET imaging radio-label [Zr-89] with the targeting specificity of the HuMab-5B1 antibody. Preclinical xenograft animal models demonstrated enhanced image resolution of tumors, making [Zr-89]-Mab-5B1 attractive as a potential diagnostic agent for use with the HuMab-5B1 therapeutic product.  We anticipate the Phase I clinical trial will begin in the second quarter 2016.  This second planned Phase I trial will evaluate the safety, pharmacokinetics and biodistribution of 89Zr-HuMab-5B1 in cancer patients.  The trial results are also intended to determine the ideal dose and conditions for an optimal PET scan image using the new imaging agent.  We expect to have the preliminary results of this clinical trial by the third quarter 2016, with full results expected in 2017.

Vaccine Product Candidates

Despite undergoing potentially curative surgical resection or combination therapy, a significant number of patients with cancer will have their cancer recur. Patients with recurrent cancer have a significantly lower survival rate and incur much higher medical costs compared to those whose disease does not recur. Multiple clinical studies have demonstrated that additional courses of chemotherapy or radiation in the adjuvant setting do not or only minimally improve outcomes for these patient groups. Thus, in the majority of cases, the current standard of care following treatment of metastatic disease and the achievement of disease-free status is watchful waiting. Sarcoma references: Potter DA, et al: J Clin Ohcol 3:353-66, 1985, Rizzoni WE, et al: Arch Surg 121:1248-52, 1986, Casson AG, et al: Cancer 69:662-8, 1992. Ovarian references: Armstrong DK, et al N Engl. J Med 354:34-43, 2006, Markman M, et al: J Clin Ohcol 22:3120-3125, 2004. Consequently, there is an unmet medical need for new treatments for recurrent disease.

Vaccine Development

According to the article Cancer Vaccines Targeting Carbohydrate Antigens published in Human Vaccines by Livingston and colleagues in 2006, the adjuvant setting is the ideal time for immune intervention and in particular for administration of monoclonal antibodies or cancer vaccines aimed at instructing the immune system to identify and kill the few remaining circulating cancer cells. We believe that passively administered or vaccine induced antibodies against selected cell surface antigens are well suited for eradication of free tumor cells and micrometastases. This is the role of antibodies against most infectious diseases, which has been accomplished against cancer cells in a variety of pre-clinical models and recent clinical trials. We also believe that if antibodies of sufficient quantity and cancer cell killing capabilities can be administered or induced by vaccination against tumor antigens to eliminate tumor cells from the blood and lymphatic systems and to eradicate micrometastases, this could dramatically change the approach to treatment. If successful, establishment of new metastasis would no longer be possible, so aggressive local therapies including surgery or radiation therapy, and intralesional (injection of cancer treatment directly into a tumor) treatments, combined with our immunotherapeutic agents could result in long-term control of metastatic cancers.

According to Livingston’s article in Human Vaccines, the majority of carbohydrate antigens are recognized exclusively by B-lymphocytes and antibodies and the optimal approach for augmenting antibody responses against defined antigens involves conjugation of the antigens to a highly immunogenic carrier protein. This is the approach currently used in a variety of vaccines against bacterial pathogens and is the approach we believe to be optimal for cancer associated carbohydrate antigens (antigens/targets made of carbohydrates; also known as sugar structures) as well.

Sarcoma Vaccine

Sarcomas are rare neoplasms (tumor that has caused a lump) that arise from the mesenchymal (connective tissue such as bone or cartilage) tissues of the body. According to the NCI’s website, in the United States, there are approximately 15,000 cases diagnosed each year, representing less than 1% of all new cancers. Of these sarcomas, roughly 80% originate from soft tissue, with the remainder originating from bone. Prognosis remains poor, with more than 6,200 patients in the United States dying of disease each year. The overall prevalence of sarcoma patients in the US is thought to be approximately 100,000.

As in other malignancies, disease recurrence and metastasis are common in sarcoma. Metastases may involve any organ of the body, but, according to the NCI’s website approximately 20% of adult patients with extremity sarcomas will have isolated lung metastasis at some point during their disease course, with some amenable to complete surgical resection. Additional patients will have solitary or oligometastatic (cancer that has spread to multiple locations throughout the body) disease affecting other sites of the body that will be amenable to complete resection. Favorable prognostic indicators in recurrent sarcoma include a long disease-free interval from the time of primary resection, the number and location of metastatic lesions, and a long tumor doubling time.

Osteosarcomas (bone based sarcomas), rhabdomyosarcomas (sarcomas arising from muscle tissue), and other non-rhabdomyosarcomas such as Ewing sarcoma (tumor arising in bone or soft tissue and primarily occurring in teenagers and young adults) are high-risk sarcomas that occur most commonly in teens and young adults. Approximately 30% of patients will present with metastases or recur following initial therapy for metastatic disease. These recurrences are generally treated with a combination of chemotherapy, surgery, and/or radiotherapy, with more than 90% of these patients achieving a complete response to therapy.

Despite undergoing potentially curative surgical resection or combination therapy, according to an article titled Patterns of recurrence in patients with high-grade soft-tissue sarcomas. J Clin Oncol 3:353-66, 1985 by DA Potter and colleagues published in the Journal of Clinical Oncology, the majority of recurrent sarcoma patients die as a result of further recurrences. The overwhelming majority of pediatric patients ultimately succumb to their disease following the development of recurrent, chemoresistant disease, and their prognosis remains unacceptably poor despite aggressive multimodality treatment. The addition of chemotherapy to surgical resection has not been shown to improve outcome in adult sarcomas. Thus, in the majority of cases, the current standard of care following treatment of metastatic disease and the achievement of disease-free status is expectant management.

Potential Market Opportunity

Sarcomas are a diverse group of malignant tumors that develop from fat, muscles, nerves, joints, blood vessels, bones, and deep skin tissues. Soft tissue sarcomas are more deadly in part due to the lack of detectable symptoms at early disease stages and prognosis remains poor, with more than 5,000 patients in the U.S. dying of disease each year according to the NCI. The NCI estimates 5-year survival rates of 65%. Additionally, according to articles published by the American Cancer Society, the overall prevalence of sarcoma patients in the U.S. is thought to be approximately 100,000. Recurrence rates vary depending on the particular subtype of sarcoma but generally range from 30% to 50% and patients whose sarcoma recurs have a significantly poorer prognosis which declines even further as the number of recurrences increase over the course of the disease.

The current standard of care for patients who have been successfully treated for their cancer and rendered free of detectable disease is watchful waiting. Additional treatments of chemotherapy or radiation have not been proven to prevent or prolong the time to onset of cancer recurrence. Consequently, we anticipate that the sarcoma vaccine will be added as an additional treatment to the current treatment paradigm and not displace an existing treatment. We expect that patients who have experienced one or more recurrences will be the initial candidates for vaccine therapy. This would be consistent with the early clinical trials. Over time, if the vaccine candidate demonstrates safety and efficacy, we anticipate that usage will migrate toward earlier and earlier treatment to include patients who have been diagnosed and treated for sarcoma but not yet experienced a recurrence in an effort to block the progress of the cancer at an earlier and more likely productive time period.

Sarcoma Vaccine Clinical Program

We initiated a randomized, multicenter, double-blind Phase II clinical trial in July of 2010. A total of 134 patients were enrolled. Patients who entered the trial had stage IV metastatic disease and were cleared by surgery. Patients were vaccinated 10 times over 84 weeks and monitored throughout the study period. The study was powered to show a statistical improvement in both progression free survival (measured at the mid-point of the study) and overall survival. In October of 2013, the Company presented the mid-point results to the independent Drug Safety Monitoring Board, or DSMB, for the trial. The DSMB concluded that there were no unanticipated or clinically worrisome safety concerns. Injection site reactions were the most common adverse events followed by fatigue, fever, and flu-like symptoms. In addition, the DSMB recommended that investigators and patients should remain blinded as to treatment assignment and the patients should continue to be followed to assess overall survival. In addition, given the acceptable safety profile observed in both arms of the study, the DSMB recommended that after investigators and patients are informed of the (blinded) results of this analysis and with their consent, the last of the patients still receiving vaccinations should be allowed to continue treatment.

In this trial, the sarcoma vaccine elicited an antibody response in all but one of the vaccinated patients. However, the DSMB concluded that the trial did not reach statistical significance for its primary efficacy endpoint of a 50% improvement in time to recurrence. The trial has not yet accumulated a sufficient number of events to evaluate the secondary endpoint of overall survival, or OS.  Based on our discussions with the FDA prior to the initiation of the trial, the OS endpoint will be considered the primary endpoint for the measurement of efficacy.  Accordingly, and consistent with the DSMB’s recommendation, we plan to continue to monitor all patients in the trial until sufficient numbers of events (deaths) have occurred to allow analysis of the OS endpoint. We expect that the OS endpoint will be reached in late 2016 or early 2017.

Ovarian Vaccine Program

According to the NCI, ovarian cancer is the most lethal gynecologic cancer. According to materials available on the NCI’s website there are more than 22,800 new cases each year with almost 14,000 deaths per year. Recurrence rates are extremely high at 70% and 5-year survival is still very poor at just over 40%. The current standard treatment for patients with advanced ovarian cancer consists of aggressive surgical cytoreduction (resection of a tumor to the extent possible followed by radiation treatment) followed by taxane (chemical anti-cancer drug) and platinum-based chemotherapy. While the median overall survival for optimally debulked patients has increased to 65.6 months, less than 30% of patients will remain free of disease. Many patients will have chemotherapy-sensitive disease initially at recurrence, and can reenter successive remissions with additional treatment. Subsequent remissions are of progressively shorter duration until chemotherapy resistance uniformly develops. We believe that immune directed therapy is ideally suited for patients who are in clinical remission when the disease burden is lowest, and evaluating treatments designed to prolong the duration of such remissions remains a high priority. We also believe that antibodies are well suited for eradicating tumor cells from the bloodstream and eliminating early tissue invasion. Preclinical models have demonstrated the clearance of circulating tumor cells and the elimination of systemic micrometastasis through the use of both passively administered and vaccine induced antibodies.

Ovarian cancers express a rich array of cell-surface antigens. These include carbohydrate epitopes such as GM2, Globo-H, Lewisy, sialyl Tn, or STn, Tn, Thompson Friedreich antigen, or TF, and mucin 1, or MUC1. According to an article titled Tumor cell reactivity mediated by IgM antibodies in sera from melanoma patients vaccinated with GM2 ganglioside covalently linked to KLH is increased by IgG antibodies. According to Cancer Immunology Immunotherapy 43:324-30, 1997 published in Cancer Immunology Immunotherapy and written by Dr. Livingston, for the production of antibodies against defined cell-surface antigens such as these, the best approach has been described to include chemical conjugation of the antigen to a highly immunogenic carrier protein plus the use of a potent immunological adjuvant. The best carrier protein in our experience has been keyhole limpet hemocyanin (a sea creature such as a limpet or snail from which copper-based highly immunogenic blood is extracted), or KLH, and the best immunological adjuvant has been a saponin such as QS-21 or OPT-821. We believe that preclinical data supports the hypothesis that polyvalent vaccines will likely be required due to tumor cell heterogeneity, heterogeneity of the human immune response, and the correlation between overall antibody titer against tumor cells and antibody effector mechanisms.

Potential Commercial Opportunity

We anticipate that the ovarian vaccine will be added as an additional treatment to the current treatment paradigm and not displace an existing treatment. We expect that patients who have experienced one or more recurrences will be the initial candidates for vaccine therapy. This would be consistent with the early clinical trials. Over time, as the product demonstrates utility, we anticipate that usage will migrate toward earlier treatment and larger numbers of patients.

Ovarian Vaccine Clinical Program

A randomized, multicenter, double-blind Phase II clinical trial in ovarian cancer with a pentavalent (a vaccine that has multiple antigens) vaccine was initiated in July of 2010. While this vaccine was included in the group of vaccines exclusively licensed to us in 2008, a NIH grant award co-authored by Dr. Philip Livingston was made which fully funded the planned Phase II clinical trial. Management of the trial was assigned to the Gynecologic Oncology Group, or GOG. We contributed to the development of the Investigational New Drug Application (“IND”) and provided financial support for the manufacture of the clinical material. A total of 164 patients were enrolled. Patients who entered the study had metastatic ovarian cancer and have been treated with cytoreductive surgery and chemotherapy. They were in complete clinical remission as defined by CA-125 levels within normal, negative physical examination and no evidence of disease by CT scan. Patients were vaccinated 11 times over 83 weeks and monitored throughout the trial period. The trial was powered to show a statistical improvement in both PFS (measured at the mid-point of the study) and OS. We expect that the PFS endpoint for the ovarian vaccine trial will be reported at the American Society of Clinical Oncology meeting in June 2016. We expect the trial subjects in the ovarian cancer vaccine trial will also continue to be monitored for OS for a period of time following assessment of the PFS endpoint.

License and Development Agreements

Memorial Sloan Kettering

We have licensed from MSK the exclusive world-wide developmental and commercial rights to receive biological materials from vaccinated clinical trial participants enrolled in any of the clinical trials involving the vaccines licensed to us, allowing us to discover human monoclonal antibody-based therapeutics. MSK has issued patents or has pending patent applications on the vaccine antigen conjugates, mixtures of vaccine antigen conjugates and methods of use. This patent portfolio includes 25 issued patents in the US and the rest of world along with 2 patent applications.  We own all monoclonal antibodies produced by the antibody discovery program and we generally file patent applications directed to these antibodies once their potential therapeutic utility has been sufficiently demonstrated in animal models. A United States and an international patent application for each of the anti-sLea antibodies and the anti GD2 antibodies described in this document has been filed.

We have licensed exclusive rights from MSK to exploit key aspects of the work of Dr. Livingston (who is also a member of our board of directors) and colleagues, who over the last 30 years have developed a series of monovalent (targeting a single tumor cell surface antigen) cancer vaccines against cancers of neuroectodermal and epithelial (breast, ovarian colon, pancreatic) origin as well as small cell lung cancer, or SCLC. These target molecules on malignant cells, known as carbohydrate antigens, are the most extensively expressed antigenic targets on the cell surface of these types of cancers and play a key role in tissue invasion and metastasis. We expect to benefit from the years of work and significant expense already invested in the development and testing of the vaccines incorporating these antigens. Researchers at MSK have progressively developed highly immunogenic monovalent vaccines to each of the 11 validated target antigens that comprise the licensed vaccines. These monovalent vaccines or the combination of the monovalent forms into polyvalent vaccines (targeting multiple antigens) have been tested and refined not only in animal models but also in multiple clinical trials establishing immunogenicity, tolerability, and therapeutic utility. Our license agreement with MSK calls for MSK to complete all preclinical and Phase I clinical trial work at MSK’s expense at which point the Investigational New Drug Application, or IND, would be transferred to us for continued development.

Our lead cancer vaccines targeting recurrent sarcoma and ovarian cancer are currently in proof of concept Phase II multi-center clinical trials. Both trials are fully enrolled, and have received substantial federal grant monies to support their development.

Juno Option Agreement

In August 2014, we entered into an option agreement with Juno Therapeutics, Inc., or Juno, pursuant to which we granted Juno the option to obtain an exclusive, world-wide, royalty-bearing license authorizing Juno to develop, make, have made, use, import, have imported, sell, have sold, offer for sale and otherwise exploit certain patents we developed with respect to fully human antibodies with binding specificity against human GD2, or sialyl-Lewis A antigens, and certain biologic materials controlled by us. Juno may exercise its option to purchase the license until the earlier of June 30, 2016, or 90 days from the date MSK completes its research with respect to the patents in accordance with the terms of agreements between MSK and us. As consideration for the grant of the exclusive option to purchase the license, Juno paid us a one-time up-front option fee of $10,000. If Juno exercises the option, we intend to negotiate terms of a license that could contain license fees, milestone payments, and royalty-based compensation, if an agreement is reached.  The option agreement and the subsequent license, if any, would cover the development of CAR-T cells utilizing the targeting portions of either or both of our anti-GD2 or anti-sialyl-Lewis A antibodies.  CAR-T cells are chimeric antigen receptors, or CARs, that have engineered receptors that graft an arbitrary specificity onto an immune effector cell to attack cancer cells and use fragments from antibodies to target the cancer cells and not normal cells.  These immune system cells are extracted from a patient, modified, and then injected back into the same patient.  We have retained all rights to develop our own antibodies, antibody-drug conjugates, radioimmunotherapy products, imaging agents, or any other non-CAR-T cell product with any of the antibody discoveries we have made, including all of our current antibody product candidates.

Clinical Plan

We have received the Phase I portion of an SBIR grant for support in production of the clinical trial material required for a planned Phase II clinical trial. Because the market opportunity for a vaccine to treat recurrent neuroblastoma is very small, we have worked to bring in additional non-dilutive financing. We hope to expand the SBIR award to the Phase II portion of the grant which could offset $1 million in Phase II clinical expenses. We are currently evaluating the resource and capital requirements to file an IND to be able to initiate the Phase II clinical trial.  No timing can be given at this time regarding the filing of an IND.

Research and Development

Our research and development expenses totaled $9,596,768 and $3,502,730 in the years ended December 31, 2015 and 2014, respectively.

Patents

We strive to protect the proprietary technology that we believe is important to our business, including seeking and maintaining patents intended to cover our vaccines and monoclonal antibody-based candidates, their methods of use and processes for their manufacture and any other inventions that are commercially important to the development of our business. We also rely on trade secrets to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection.

We are currently, as of March 1, 2016, the exclusive licensee, sole assignee or co-assignee of 12 granted United States patents, 3 pending United States patent applications, 8 international patents and 13 pending international patent applications.  The patents and patent applications include claims to vaccine antigen conjugates, mixtures of vaccine antigen conjugates that makeup polyvalent vaccine candidates, processes for their preparation and their use as a vaccine. Two of the pending patent applications in the United States and 2 international patent applications have claims to human anti-sLea and anti-GD2 monoclonal antibodies, nucleic acids encoding the human anti-sLea and anti-GD2 monoclonal antibodies, processes for their preparation and their use as therapeutic agents.

Our success will depend significantly on our ability to obtain and maintain patents and other proprietary protection for commercially important technology, inventions and know-how related to our business, defend and enforce our patents, maintain our licenses to use intellectual property owned by third parties, preserve the confidentiality of our trade secrets and operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the field of anti-fungal agents.

We believe that we have a sufficient intellectual property position and substantial know-how relating to the development and commercialization of our vaccine and monoclonal antibody-based candidates in the markets described herein, consisting of patents or patent applications that we have licensed from MSK or that we have filed ourselves. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

Our objective is to continue to expand our intellectual property estate by filing patent applications directed to our vaccine and monoclonal antibody programs. We intend to pursue, maintain, and defend patent rights, whether developed internally or licensed from third parties, and to protect the technology, inventions, and improvements that are commercially important to the development of our business.

Marketing and Sales

We currently do not have an internal sales force and do not intend to commercialize on our own any of our product candidates that receive FDA approval.  We intend to license, or enter into strategic alliances with, larger companies in the biopharmaceutical businesses, which are equipped to manufacture, market and/or sell our products, if any, through their well-developed manufacturing capabilities and distribution networks. We intend to license some or all of our worldwide patent rights to more than one third party to achieve the fullest development, marketing and distribution of any products we develop.

Manufacturing and Raw Materials

We currently use, and expect to continue the use of, contract manufacturers for the manufacture of our product candidates. Our contract manufacturers are subject to extensive governmental regulation. Regulatory authorities in our markets require that pharmaceutical products be manufactured, packaged and labeled in conformity with current cGMPs. We intend to establish a quality control and quality assurance program, which will include a set of standard operating procedures and specifications designed to ensure that our products are manufactured in accordance with cGMPs, and other applicable domestic and foreign regulations.

We currently do not have any clinical or commercial antibody-based therapeutic manufacturing capabilities. We may or may not manufacture the products we develop, if any. We intend to use contract manufacturers for the manufacture of our product candidates.

Competition

The drug development and medical diagnostic industries are characterized by rapidly evolving technology and intense competition.  Our competitors include development and diagnostic companies that have significantly more financial, technical, and marketing resources.   In addition, there are a significant number of biotechnology companies working on evolving technologies that may supplant our technology or make it obsolete.  Academic institutions, government agencies, and other public and private research organizations are also conducting research activities and may commercialize product candidates either on their own or through joint ventures that compete with one or more of our product candidates.  We are aware of certain development projects for products to prevent or treat certain diseases targeted by us.  The existence of these potential products or other products or treatments of which we are not aware, or products or treatments that may be developed in the future, may adversely affect the desirability and commercial success of any product candidate for which we receive FDA approval.

There are a number of companies working in the area of human antibody development and imaging that could compete in similar clinical areas, including disease detection, therapeutic response monitoring and minimal disease detection.  These companies include AbCellera Biologics, Inc., Agenus Inc., Atreca, Inc., Immunomedics, Inc., Theraclone Sciences Inc., and Trellis Bioscience.

Government Regulation

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The Federal Drug and Cosmetic Act and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. The FDA has very broad enforcement authority and failure to abide by applicable regulatory requirements can result in administrative or judicial sanctions being imposed on us, including warning letters, refusals of government contracts, clinical holds, civil penalties, injunctions, restitution, disgorgement of profits, recall or seizure of products, total or partial suspension of production or distribution, withdrawal of approval, refusal to approve pending applications, and criminal prosecution.

Our antibody and vaccine product candidates are regulated by the FDA’s Center for Drug Evaluation and Research. Accordingly, we will be required to file a New Drug Application, or NDA, for approval of any product candidate. We believe that our product candidates meet the criterial for Orphan Drug status. We may decide to seek Orphan Drug treatment for one or more product candidates and, depending on clinical developments, additional expedited review programs provided by the FDA.

FDA Approval Process

We believe that our product candidates will be regulated by the FDA as drugs. No manufacturer may market a new drug until it has submitted an NDA to the FDA, and the FDA has approved it. The steps required before the FDA may approve an NDA generally include:

●	preclinical laboratory tests and animal tests conducted in compliance with FDA’s good laboratory practice requirements;

●	development, manufacture and testing of active pharmaceutical product and dosage forms suitable for human use in compliance with current good manufacturing practices, or GMP;

●	the submission to the FDA of an investigational new drug application, or IND, for human clinical testing, which must become effective before human clinical trials may begin;

●	adequate and well-controlled human clinical trials to establish the safety and efficacy of the product for its specific intended use(s);

●	the submission to the FDA of a New Drug Application, or NDA; and

●	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of the product candidate, as well as animal studies to assess the potential safety and efficacy of the product candidate. The conduct of the pre-clinical tests must comply with federal regulations and requirements including good laboratory practices. We must submit the results of the preclinical tests, together with manufacturing information, analytical data and a proposed clinical trial protocol to the FDA as part of an IND, which must become effective before we may commence human clinical trials. The IND will automatically become effective 30 days after its receipt by the FDA, unless the FDA raises concerns or questions before that time about the conduct of the proposed trials. In such a case, we must work with the FDA to resolve any outstanding concerns before clinical trials can proceed. We cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trials. The study protocol and informed consent information for patients in clinical trials must also be submitted to an institutional review board for approval. An institutional review board may also require the clinical trial at the site to be halted, either temporarily or permanently, for failure to comply with the institutional review board’s requirements or may impose other conditions.

Clinical trials involve the administration of the product candidate to humans under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are typically conducted in three sequential phases, though the phases may overlap or be combined. In Phase 1, the initial introduction of the drug into healthy human subjects, the drug is usually tested for safety (adverse effects), dosage tolerance and pharmacologic action, as well as to understand how the drug is taken up by and distributed within the body. Phase 2 usually involves studies in a limited patient population (individuals with the disease under study) to:

●	evaluate preliminarily the efficacy of the drug for specific, targeted conditions;

●	determine dosage tolerance and appropriate dosage as well as other important information about how to design larger Phase 3 trials; and

●	identify possible adverse effects and safety risks.

Phase 3 trials generally further evaluate clinical efficacy and test for safety within an expanded patient population. The conduct of the clinical trials is subject to extensive regulation, including compliance with good clinical practice regulations and guidance.

The FDA may order the temporary or permanent discontinuation of a clinical trial at any time or impose other sanctions if it believes that the clinical trial is not being conducted in accordance with FDA requirements or presents an unacceptable risk to the clinical trial patients. We may also suspend clinical trials at any time on various grounds.

The results of the preclinical and clinical studies, together with other detailed information, including the manufacture and composition of the product candidate, are submitted to the FDA in the form of an NDA requesting approval to market the drug. FDA approval of the NDA is required before marketing of the product may begin in the U.S. If the NDA contains all pertinent information and data, the FDA will “file” the application and begin review. The FDA may “refuse to file” the NDA if it does not contain all pertinent information and data. In that case, the applicant may resubmit the NDA when it contains the missing information and data. Once the submission is accepted for filing, the FDA begins an in-depth review. The FDA has agreed to certain performance goals in the review of new drug applications. Most such applications for non-priority drug products are reviewed within 10 months. The review process, however, may be extended by FDA requests for additional information, preclinical or clinical studies, clarification regarding information already provided in the submission, or submission of a risk evaluation and mitigation strategy. The FDA may refer an application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. Before approving an NDA, the FDA will typically inspect the facilities at which the product candidate is manufactured and will not approve the product candidate unless GMP compliance is satisfactory. FDA also typically inspects facilities responsible for performing animal testing, as well as clinical investigators who participate in clinical trials. The FDA may refuse to approve an NDA if applicable regulatory criteria are not satisfied, or may require additional testing or information. The FDA may also limit the indications for use and/or require post-marketing testing and surveillance to monitor the safety or efficacy of a product. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing.

The testing and approval process requires substantial time, effort and financial resources, and our product candidates may not be approved on a timely basis, if at all. The time and expense required to perform the clinical testing necessary to obtain FDA approval for regulated products can frequently exceed the time and expense of the research and development initially required to create the product. The results of preclinical studies and initial clinical trials of our product candidates are not necessarily predictive of the results from large-scale clinical trials, and clinical trials may be subject to additional costs, delays or modifications due to a number of factors, including difficulty in obtaining enough patients, investigators or product candidate supply. Failure by us to obtain, or any delay in obtaining, regulatory approvals or in complying with requirements could adversely affect the commercialization of product candidates and our ability to receive product or royalty revenues.

Other Regulatory Requirements

After approval, drug products are subject to extensive continuing regulation by the FDA, which include company obligations to manufacture products in accordance with Good Manufacturing Practice, or GMP, maintain and provide to the FDA updated safety and efficacy information, report adverse experiences with the product, keep certain records and submit periodic reports, obtain FDA approval of certain manufacturing or labeling changes, and comply with FDA promotion and advertising requirements and restrictions. Failure to meet these obligations can result in various adverse consequences, both voluntary and FDA-imposed, including product recalls, withdrawal of approval, restrictions on marketing, and the imposition of civil fines and criminal penalties against the NDA holder. In addition, later discovery of previously unknown safety or efficacy issues may result in restrictions on the product, manufacturer or NDA holder.

We and any manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s GMP regulations. GMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. The manufacturing facilities for our products must meet GMP requirements to the satisfaction of the FDA pursuant to a pre-approval inspection before we can use them to manufacture our products. We and any third-party manufacturers are also subject to periodic inspections of facilities by the FDA and other authorities, including procedures and operations used in the testing and manufacture of our products to assess our compliance with applicable regulations.

With respect to post-market product advertising and promotion, the FDA imposes a number of complex regulations on entities that advertise and promote pharmaceuticals, which include, among others, standards for direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

Changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the same procedures and actions in reviewing NDA supplements as it does in reviewing NDAs.

Adverse event reporting and submission of periodic reports is required following FDA approval of an NDA. The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

We are also subject to various environmental, health and safety regulations including those governing laboratory procedures and the handling, use, storage, treatment, and disposal of hazardous materials. From time to time, and in the future, our operations may involve the use of hazardous materials.

Orphan Drugs

Under the Orphan Drug Act of 1983, the FDA may grant orphan drug designation to drugs or biologics intended to treat a rare disease or condition, which is generally defined as a disease or condition that affects fewer than 200,000 individuals in the United States. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the drug and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process. The first applicant to receive FDA approval for a particular active ingredient to treat a particular disease with FDA orphan drug designation is entitled to a seven-year exclusive marketing period in the United States for that product, for that indication. During the seven-year exclusivity period, the FDA may not approve any other applications to market the same drug or biologic for the same disease, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the NDA application user fee.

Non-U.S. Regulation

Before our products can be marketed outside of the United States, they are subject to regulatory approval of the respective authorities in the country in which the product should be marketed. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices might not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level; however, the centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union member states. There can be no assurance that the chosen regulatory strategy will secure regulatory approval on a timely basis or at all.

While we intend to market our products outside the United States in compliance with our respective license agreements, we have not made any applications with non-U.S. authorities and have no timeline for such applications or marketing.

Properties

              We entered into a lease agreement in August 2012 as amended in August 2015 with a lease term that ended on September 30, 2015, for 5,955 square feet of office space at 11588 Sorrento Valley Road in San Diego, California. Upon expiration of the lease in September 2015, prior to the availability of our new facility, we continued to lease this space on a month-to-month basis from October 2015 through January 2016 at the rate of $11,017 per month.

In September 2015 we entered into a lease agreement with AGP Sorrento Business Complex, L.P. for a lease of approximately 14,971 rentable square feet of office and research facilities located at 11535 Sorrento Valley Road, San Diego, California 92121 to serve as our corporate offices and laboratories.  Due to the fact that certain tenant improvements needed to be made to the premises before we could take occupancy, the facilities were not ready until early 2016. We moved from our previous facility at 11588 Sorrento Valley Road, into our new space in and took occupancy on February 4, 2016.  Monthly rent commenced upon occupancy at $2.38 per square foot, totaling $35,631, and will escalate at an annual rate of 3% a year over the six-year term of the lease as set forth in the Lease.

Legal Proceedings

From time to time, we have become involved in various legal proceedings that arise in the ordinary course of business or otherwise. Legal proceedings are subject to inherent uncertainties as to timing, outcomes, costs, expenses and time expenditures by our management and others on our behalf. Although there can be no assurance, based on information currently available, we believe that the outcome of legal proceedings that are pending or threatened against us will not have a material effect on our financial condition. However, the outcome of any of these matters is neither probable nor reasonably estimable.

On May 30, 2014, a class action lawsuit was commenced in Santa Clara County Superior Court, State of California, on behalf of Cadillac Partners and others similarly situated, naming as defendants, MabVax Therapeutics, the Company and the Company’s directors, Hudson Bay Capital Management LP, Bio IP Ventures LLC, Hudson Bay Master Fund Ltd., and Hudson Bay IP Opportunities Master Fund LP, together the “Parties”. The suit alleged the defendants breached certain fiduciary duties, or aided and abetted a breach of fiduciary duties, in connection with the Company’s merger with MabVax Therapeutics. The plaintiff sought to enjoin the Merger and obtain damages as well as attorneys’ and expert fees and costs.

On June 29, 2014, the parties entered into a Stipulation and Settlement (the “Settlement”), pursuant to which the Company agreed to file with the SEC certain supplemental disclosures in connection with the Merger. The Settlement was subject to certain confirmatory discovery to be undertaken by the plaintiff and to the Parties’ agreement on the payment of the plaintiff’s attorneys’ fees and expenses.

On July 16, 2014, the Company and all other parties to the litigation entered into an agreement which, if consummated, would settle the litigation (the “Proposed Settlement”). Among many other terms, under the Proposed Settlement the Company and all defendants will receive a broad release of any and all claims pertaining to the Series B Private Placement, the Merger, the prior disclosure and a wide variety of other matters. The Proposed Settlement also calls for the parties to ask the court to, among other things, enter orders enjoining other stockholders from bringing similar actions, certifying the putative settlement class, and approving the Proposed Settlement as a fair, final, and binding resolution of the litigation. Under the Proposed Settlement, the Company and the other defendants have expressly denied the allegations of the complaint and denied engaging in any other misconduct, nor will any of them make any payment or in any respect amend the negotiated terms of the since-consummated Series B Private Placement and merger. Finally, under the Proposed Settlement, the Company and the other defendants have not agreed to pay any legal fees, or reimburse any expenses, allegedly incurred by the plaintiffs who filed the complaint; instead, the Company expects that counsel for those plaintiffs will present any such disputed claim for legal fees and expenses to the court for resolution.

On April 20, 2015, the Parties made an application for an Order for Notice and Scheduling of Hearing of Settlement in accordance with a Stipulation of Settlement dated as of April 20, 2015 (the “Action”), which sets forth the terms and conditions for settlement and which provides for dismissal of the Action with prejudice.  The Order after Hearing on June 12, 2015, provided preliminary approval of the settlement that was agreed to by the Parties, in which the Company provided supplemental disclosures in the definitive proxy filed with the SEC on June 30, 2014.  Notice of the action as a class action was sent to class members in July 2015.

On September 18, 2015, an Order and Final Judgment was entered by the Superior Court of the State of California, approving the settlement that was agreed upon by both parties and closing the case.  The Company anticipates that there will be no additional future expenses incurred in this action by the Company after the December 31, 2015 balance sheet date which would not be offset by insurance.

 Employees

As of  June 2, 2016 , we had 18 full time employees and two part time employees. Our employees are not represented by any collective bargaining unit, and we believe our relations with our employees are good.

MANAGEMENT
Board of Directors

Name	Position

J. David Hansen	Chairman of the Board of Directors, President and Chief Executive Officer

Kenneth M. Cohen	Director (1)(2)(3)(4)

Jeffrey F. Eisenberg	Director (4)

Robert E. Hoffman	Director (1)(2)(3)(4)

Philip O. Livingston, M.D.	Director, Chief Science Officer

Paul V. Maier	Director (1)(3)(4)

Jeffrey V. Ravetch, M.D., Ph.D.	Director

Thomas C. Varvaro	Director (1)(2)(3)(4)

(1)	Member of our audit committee

(2)	Member of our compensation committee

(3) (4)	Member of our nominating and governance committee Independent member of the board

The following is a brief summary of the background of each of our directors

J. David Hansen, 64, serves as our President, Chief Executive Officer, and as Chairman of our Board of Directors and, prior to the merger with Telik, Inc. on July 8, 2014 (the “Merger”), served as President, Chief Executive Officer, and Chairman of the Board of Directors of MabVax Therapeutics, Inc. after co-founding the Company in 2006. Mr. Hansen is an experienced biopharmaceutical executive with more than 30 years of industry experience. He has held senior management roles in both private start-up companies as well as small to mid-sized public companies. His senior level experience includes executive management, finance and accounting, corporate development, sales and marketing. During his career, Mr. Hansen has executed a wide variety of in and out licensing agreements, research and development collaborations, joint ventures, divestitures, and acquisitions. Mr. Hansen has developed expertise in the therapeutic areas of immunology, oncology, and infectious disease. Mr. Hansen gained executive management experience at several life sciences companies prior to co-founding the Company that make him particularly suited for his leadership role in the Company. For example, he was a corporate officer of Avanir Pharmaceuticals where he held the titles of Vice President of Commercial Development, Senior Vice President of Corporate Development, and President and Chief Operations Officer of the Avanir Subsidiary Xenerex Biosciences. Prior to Avanir, Mr. Hansen served in multiple roles at Dura Pharmaceuticals including National Sales Director, Director of Marketing, and Director of Business Development. He has additional management experience with Merck & Co. (Schering-Plough), Key Pharmaceuticals, and Bristol Myers Squibb. We believe that Mr. Hansen’s extensive experience with public and private pharmaceutical companies in a leadership role qualifies him to serve as the Chairman of our Board of Directors and as our President and Chief Executive Officer.

Kenneth M. Cohen, 60, serves as a member of our Board of Directors and, prior to the Merger, served as a member of the Board of Directors of MabVax Therapeutics, Inc. since July of 2014.  Since 2007, Mr. Cohen has served either as a board member, executive officer or advisor to various companies, entrepreneurs and investors in the life sciences area.  From January 2011 to August 2014 he served as a member of the Board of Directors of Adamis Pharmaceuticals Corporation (a public pharmaceutical company).  He was a co-founder of publicly held Somaxon Pharmaceuticals, and served as its President and Chief Executive Officer from 2003 through 2007 and continued as a director until June 2008. Prior to Somaxon Pharmaceuticals, Mr. Cohen gained executive management and board experience through various executive positions that make him suitable for membership on the Board of Directors of the Company.  For example, he was President and Chief Executive Officer of Synbiotics Corporation; Executive Vice President and Chief Operating Officer for Canji Incorporated, a human gene-therapy company that was acquired by Schering-Plough Corporation; Vice President of Business Affairs at Argus Pharmaceuticals, Inc.; and Vice President of Marketing and Business Development for LifeCell Corporation.  Mr. Cohen began his career at Eli Lilly and Company where, among many different responsibilities over ten years, he directed business planning for the Medical Instrument Systems Division and managed the launch of Prozac. He received an A.B. in biology and chemistry from Dartmouth College and an M.B.A. from the Wharton School of the University of Pennsylvania.  We believe that Mr. Cohen’s 20 years of experience serving as an executive officer including chief executive officer of several life sciences companies, and serving as a member of the board of several life sciences companies qualifies him to serve as a member of the Board of Directors.

Jeffrey F. Eisenberg, 50, has served as a member of our Board of Directors since February 2016.  Mr. Eisenberg has served in a variety of senior management positions, and has developed significant experience in the areas of corporate transactions, strategic alliances, product development, commercialization, manufacturing and talent management.  From November 1998 to December 2015 Mr. Eisenberg held various executive management positions including President, Chief Executive Officer and a board member of Noven Pharmaceuticals, Inc., the U.S. prescription pharmaceutical division of Hisamitsu Pharmaceutical Inc., a Japanese pharmaceutical company and the world's largest manufacturer of transdermal drug patches. Mr. Eisenberg led the post-acquisition integration of JDS Pharmaceuticals, a private specialty pharmaceutical company purchased by Noven in 1997, as well as the integration of Noven and Hisamitsu following the 2009 acquisition.  From 2007 to August 2014 Mr. Eisenberg also served as President of Novogyne Pharmaceuticals, a Women's Health commercial joint venture between Noven and Novartis Pharmaceuticals Corporation.  Mr. Eisenberg was appointed President and Chief Executive Officer of Noven following Hisamitsu's acquisition of Noven.  Prior to Noven Pharmaceuticals, Inc., Mr. Eisenberg gained extensive legal experience serving as Associate General Counsel and then as Acting General Counsel of IVAX Corporation, at the time a publicly-traded pharmaceutical company with global operations. Prior to serving at IVAX, Mr. Eisenberg was a lawyer in the corporate securities department of the Florida law firm of Steel Hector & Davis, where he began his professional career in 1990.

Mr. Eisenberg is an expert in corporate governance, having advised the boards of IVAX, Noven and others through a number of significant internal and external issues, including mergers and acquisitions, corporate financings, strategic alliances, CEO transitions, securities class action lawsuits, FDA warning letters and consent decrees, and development and implementation of corporate governance policies.  Mr. Eisenberg holds a BS, Economics degree from the Wharton School of the University of Pennsylvania, and a JD degree from Columbia University Law School.  We believe that Mr. Eisenberg’s extensive experience in corporate transactions, product development, corporate governance and executive leadership, qualifies him to serve as a member of our Board of Directors.

Robert E. Hoffman, 50, has served as a member of our Board of Directors since September 2014.  Mr. Hoffman is Chief Financial Officer of AnaptysBio, a position he has held since July 2015.  Mr. Hoffman was the Senior Vice President, Finance and Chief Financial Officer of Arena Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, until July 2015 and has held other finance and accounting management roles at Arena since 1997, except that from March 2011 to August 2011, Mr. Hoffman served as Chief Financial Officer for Polaris Group, a privately held drug development company.  Mr. Hoffman is currently a member of the board of directors of CombiMatrix Corporation, a molecular diagnostics company and Kura Oncology, Inc. a biopharmaceutical company. He also currently serves as a member of the Financial Accounting Standards Board’s Small Business Advisory Committee and the steering committee of the Association of Bioscience Financial Officers. In addition, Mr. Hoffman is a member and a former director and President of the San Diego Chapter of Financial Executives International. Mr. Hoffman holds a B.B.A. from St. Bonaventure University, and is licensed as a C.P.A. (inactive) in the State of California. We believe Mr. Hoffman’s 17 years of experience in serving as an executive officer of a publicly traded life sciences company and service as a member of the board of directors of two life sciences companies qualifies him to serve as a member of our Board of Directors, and as an Audit Committee financial expert.

Philip O. Livingston, M.D., 73, serves as a member of our Board of Directors and our Chief Science Officer and, prior to the Merger, served as a member of the Board of Directors and Chief Science Officer of MabVax Therapeutics, Inc. since 2012. He received his MD degree from Harvard Medical School and was Professor of Medicine in the Joan and Sanford Weill Medical College at Cornell University and Attending Physician and Member in Memorial Sloan-Kettering Cancer Center where he treated melanoma patients and ran the Cancer Vaccinology Laboratory research lab for over 30 years until his retirement from MSK October 1, 2011. Dr. Livingston’s research focused on: identification of suitable targets for immunotherapy of a variety of cancers, construction of polyvalent conjugate vaccines specifically designed to augment antibody responses against these targets, and identification of optimal immunological adjuvants to further augment the potency of these vaccines. He has over 108 publications and 4 issued and 3 pending patents concerning cancer vaccines. Recently, Dr. Livingston helped establish MabVax Therapeutics, Inc., and another biotech company, Adjuvance Technologies, Inc. MabVax supports two randomized Phase II trials with these MSK polyvalent vaccines and establishment of human monoclonal antibodies from the blood of immunized patients. We believe that Dr. Livingston’s extensive expertise in immunotherapy qualifies him to serve as a member of our Board of Directors and our Chief Science Officer.

Paul V. Maier, 68, joined our Board of Directors in July 2014.  Since 2007, Mr. Maier has served as a member of the Board of Directors of International Stem Cell Corporation (a public life science company) and currently serves as the Chairperson of its Audit Committee and as a member of its Compensation and Governance Committees. Since 2012 Mr. Maier has served as Chairman of the Audit Committee and a member of the Governance Committee of the Board of Directors of Apricus Biosciences, Inc. (a public pharmaceutical company). Since 2015, Mr. Maier has served as Chairman of the Audit Committee and member of the Compensation Committee of the Board of Directors of Ritter Pharmaceuticals (a public pharmaceutical company). Mr. Maier also serves as a Director of Biological Dynamics, a private life science company.  From 2009 to June 2014, Mr. Maier served as the Chief Financial Officer of Sequenom, Inc., (a public biotechnology company). Prior to Sequenom, Inc., Mr. Maier gained executive management experience through various management positions that make him suitable for membership on the Board of Directors of the Company.  For example, Mr. Maier served as Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals, Inc., where he helped build Ligand from a venture stage company to a commercial, integrated biopharmaceutical organization.  Prior to Ligand Pharmaceuticals, Inc., he held various management and finance positions at ICN Pharmaceuticals. Mr. Maier received his M.B.A. from Harvard Business School and a B.S. from Pennsylvania State University. We believe that Mr. Maier’s over 20 years of experience in life sciences as a chief financial officer and serving on the board of several life sciences public companies qualifies him to serve as a member of the Board of Directors and as chair of the Audit Committee.

Jeffrey V. Ravetch, M.D., Ph.D., 65, serves as a member of our Board of Directors and, prior to the Merger, served as a member of the Board of Directors of MabVax Therapeutics, Inc. since March 2014.  Dr. Ravetch has served as the Theresa and Eugene Lang Professor at the Rockefeller University and Head of the Leonard Wagner Laboratory of Molecular Genetics and Immunology since 1997. Dr. Ravetch, a native of New York City, received his undergraduate training in molecular biophysics and biochemistry at Yale University, earning his B.S. degree in 1973, working with Donald M. Crothers on the thermodynamic and kinetic properties of synthetic oligoribonucleotides. Dr. Ravetch continued his training at the Rockefeller University—Cornell Medical School MD/Ph.D. program, earning his doctorate in 1978 in genetics with Norton Zinder and Peter Model, investigating the genetics of viral replication and gene expression for the single stranded DNA bacteriophage f1 and in 1979 he earned his M.D. from Cornell University Medical School. Dr. Ravetch pursued postdoctoral studies at the NIH with Phil Leder where he identified and characterized the genes for human antibodies and the DNA elements involved in switch recombination. From 1982 to 1996 Dr. Ravetch was a member of the faculty of Memorial Sloan-Kettering Cancer Center and Cornell Medical College. His laboratory has focused on the mechanisms by which antibodies mediate their diverse biological activities in vivo, establishing the pre-eminence of FcR pathways in host defense, inflammation and tolerance and describing novel inhibitory signaling pathways to account for the paradoxical roles of antibodies as promoting and suppressing inflammation. His work extended into clinical applications for the treatment of neoplastic, inflammatory and infectious diseases.

Dr. Ravetch has received numerous awards including the Burroughs-Wellcome Scholar Award, the Pew Scholar Award, the Boyer Award, the NIH Merit Award, the Lee C. Howley, Sr. Prize (2004), the AAI-Huang Foundation Meritorious Career Award (2005), the William B. Coley Award (2007), the Sanofi-Pasteur Award (2012) and the Gairdner International Prize (2012). He has presented numerous named lectures including the Kunkel Lecture, the Ecker Lecture, the Goidl Lecture, the Grabar Lecture, the Dyer Lecture and the Heidelberger/Kabat Lecture. He has received an honorary doctorate from Freidrich-Alexander University, Nuremberg/Erlangen. He is a member of National Academy of Sciences (2006), the Institute of Medicine (2007), a Fellow of the American Academy of Arts and Sciences (2008) and a Fellow of the American Association for the Advancement of Science (2009).

Dr. Ravetch has contributed extensively to the scientific community by serving as a member of the Scientific Advisory Boards of the Cancer Research Institute, the Irvington Institute for Medical Research and the Damon Runyon Foundation. He has been active in biotechnology for the last two decades, having served as a consultant or member of the Scientific Advisory Boards of Millennium Pharmaceuticals, Exelexis Pharmaceuticals, Regeneron Pharmaceuticals, Medimmune, Genentech, Novartis, Merck, Micromet, Xencor, Suppremol, Igenica, Portola Pharmaceuticals and Momenta Pharmaceuticals, Inc. We believe Dr. Ravetch’s extensive scientific knowledge and training qualify him to serve as a member of our Board of Directors.

Thomas C. Varvaro, 46, has served as a member of our Board of Directors since April 2015.  Mr. Varvaro has served as the Chief Financial Officer of ChromaDex Corp. since January 2004 and as its Secretary since March 2006. He also has served as a director of ChromaDex Corporation from March 2006 until May 2010. Mr. Varvaro is responsible for overseeing all aspects of ChromaDex’s accounting, information technology, intellectual property management and human resources management. Mr. Varvaro has extensive process-mapping and business process improvement skills, along with a solid information technology background that includes management and implementation experiences ranging from custom application design to enterprise wide system deployment. Mr. Varvaro also has hands-on experience in integrating acquisitions and in new facility startups. In working with manufacturing organizations, Mr. Varvaro has overseen plant automation, reporting and bar code tracking implementations. Mr. Varvaro also has broad legal experience in intellectual property, contract and employment law. Prior to ChromaDex, Mr. Varvaro gained substantial management experience in a number of positions that make him suitable for membership on the Board of Directors of the Company.  For example, he was employed by Fast Heat Inc., a Chicago, Illinois based Global supplier to the plastics, HVAC, packaging, and food processing industries, where he began as controller and was promoted to chief information officer and then chief financial officer during his tenure. During his time there Mr. Varvaro was responsible for all financial matters including accounting, risk management and human resources. Earlier in his career Mr. Varvaro gained additional experience in other areas of information technology and accounting roles.  For example, Mr. Varvaro was employed by Maple Leaf Bakery, Inc., Chicago, Illinois, during its rise to becoming a national leader in specialty bakery products. During his tenure, Mr. Varvaro served in information technology and accounting roles, helping to shepherd the company from a single facility to national leader in specialty food products. Mr. Varvaro has a B.S. in Accounting from University of Illinois, Urbana-Champaign and is a Certified Public Accountant.  We believe Mr. Varvaro’s extensive industry experience as an officer and director, as well as his extensive financial and accounting training and management experience qualify him to serve as a member of our Board of Directors.

Family Relationships

None of our Directors are related by blood, marriage, or adoption to any other Director, executive officer, or other key employees.

 Other Directorships

Other than as disclosed above, none of the Directors of the Company are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act).

Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

BOARD LEADERSHIP STRUCTURE

The Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Hansen. The Company believes that combining the positions of Chief Executive Officer and Chairman of the Board of Directors helps to ensure that the Board of Directors and management act with a common purpose. Integrating the positions of Chief Executive Officer and Chairman can provide a clear chain of command to execute the Company’s strategic initiatives. The Company also believes that it is advantageous to have a Chairman with an extensive history with and knowledge of the Company, and extensive technical and industry experience. Notwithstanding the combined role of Chief Executive Officer and Chairman, key strategic initiatives and decisions involving the Company are discussed and approved by the entire Board of Directors. In addition, meetings of the independent directors of the Company are regularly held, which Mr. Hansen does not attend. The Company believes that the current leadership structure and processes maintains an effective oversight of management and independence of the Board of Directors as a whole without separate designation of a lead independent director. However, the Board of Directors will continue to monitor its functioning and will consider appropriate changes to ensure the effective independent function of the Board of Directors in its oversight responsibilities.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board of Director’s key functions is informed oversight of the Company’s risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various Board of Directors standing committees that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Audit Committee considers and discusses with management the Company’s major financial risk exposures and related monitoring and control of such exposures as well as compliance with legal and regulatory requirements. The Nominating & Governance Committee monitors the effectiveness of our corporate governance guidelines. The Compensation Committee assesses and monitors whether our compensation policies and programs have the potential to encourage excessive risk-taking. Any findings regarding material risk exposure to the Company are reported to and discussed with the Board of Directors.

INDEPENDENCE OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

After review of all relevant transactions or relationships between each director and nominee for director, or any of his or her family members, and the Company, its senior management and its Independent Registered Public Accounting Firm, the Board of Directors has determined that all of the Company’s directors and the Company’s nominees for director are independent within the meaning of the applicable NASDAQ listing standards, except Mr. Hansen, the Chairman of the Board of Directors, Chief Executive Officer and President, of the Company, and Dr. Livingston, Chief Science Officer; and Dr. Ravetch effective March 8, 2016. As required under the NASDAQ listing standards, the Company’s independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The Board of Directors met 11 times and acted by unanimous written consent 9 times during the fiscal year ended December 31, 2015.  Each member of the Board of Directors attended 75% or more of the aggregate of the meetings of the Board of Directors held in the last fiscal year during the period for which he was a director and of the meetings of the committees on which he served, held in the last fiscal year during the period for which he was a committee member except Dr. Livingston who was unable to attend certain meetings due to travel and other commitments.  Although the Company is not currently NASDAQ-listed, we believe it is in the Company’s interests to comply with these standards both as a matter of good governance and to facilitate any future re-listing.

The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating & Governance Committee. Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his individual exercise of independent judgment with regard to the Company.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee, among other things: evaluates the performance, and assesses the qualifications, of the Independent Registered Public Accounting Firm; determines and pre-approves the engagement of the Independent Registered Public Accounting Firm to perform all proposed audit, review and attest services; reviews and pre-approves the retention of the Independent Registered Public Accounting Firm to perform any proposed, permissible non-audit services; determines whether to retain or terminate the existing Independent Registered Public Accounting Firm or to appoint and engage a new Independent Registered Public Accounting Firm for the ensuing year; confers with management and the Independent Registered Public Accounting Firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K and recommends whether or not such financial statements should be so included; and discusses with management and the Independent Registered Public Accounting Firm the results of the annual audit and review of the Company’s quarterly financial statements.

The Audit Committee is currently composed of four outside directors: Mr. Maier, Mr. Cohen, Mr. Hoffman and Mr. Varvaro, as of December 31, 2015. The Audit Committee met 6 times and acted two times by written consent during the fiscal year ended December 31, 2015. The Audit Committee Charter was last amended in March 2015 and is available on the Company’s website, www.mabvax.com.

The Board of Directors periodically reviews the NASDAQ listing standards’ definition of independence for Audit Committee members and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended). Although the Company is not currently NASDAQ-listed we believe it is in the Company’s interests to comply with these NASDAQ standards both as a matter of good governance and to facilitate any future re-listing.  The Board of Directors has determined that Mr. Maier qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board of Directors made a qualitative assessment of Mr. Maier’s level of knowledge and experience based on a number of factors, including his formal education and his service in executive capacities having financial oversight responsibilities. These positions include Chief Financial Officer, Senior Vice President, and member of the boards of directors and audit committees of, a number of biotechnology and genomics companies, pursuant to which he has experience preparing, reviewing and supervising the preparation of financial reports. In addition, Mr. Maier holds an M.B.A from Harvard Business School. For further information on Mr. Maier’s experience, please see his biography above.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors reviews, modifies and approves the overall compensation strategy and policies for the Company. The Compensation Committee, among other things: reviews and approves corporate performance goals and objectives relevant to the compensation of the Company’s officers; determines and approves the compensation and other terms of employment of the Company’s Chief Executive Officer; determines and approves the compensation and other terms of employment of the other officers of the Company; and administers the Company’s stock option and purchase plans, pension and profit sharing plans and other similar programs.

As of December 31, 2015, the Compensation Committee was composed of four outside directors: Mr. Cohen, Mr. Hoffman, Dr. Ravetch and Mr. Varvaro.  Effective March 8, 2016, the Compensation Committee determined that Dr. Ravetch will no longer be independent under director independence rules due to a consulting arrangement with the Company, and thereafter will be ineligible to be on the committee.  Effective as of March 8, 2016, the committee was reduced to three remaining members of the Compensation Committee who continue to be independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).  On May 6, 2016, Mr. Eisenberg was appointed to the Compensation Committee.  The Compensation Committee met 5 times and acted once by written consent during the fiscal year ended December 31, 2015. The Compensation Committee Charter was last amended in March 2015 and is available on the Company’s website, www.mabvax.com.

 Compensation Committee Interlocks and Insider Participation

Each of Jeffrey V. Ravetch, M.D., Ph.D., Robert E. Hoffman, a Kenneth M. Cohen and Thomas Varvaro served on our compensation committee in 2015. No member of our compensation committee has at any time been an employee of ours. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

NOMINATING & GOVERNANCE COMMITTEE

The Nominating & Governance Committee of the Board of Directors is responsible for, among other things: identifying, reviewing and evaluating candidates to serve as directors of the Company; reviewing, evaluating and considering incumbent directors; recommending to the Board of Directors for selection candidates for election to the Board of Directors; making recommendations to the Board of Directors regarding the membership of the committees of the Board of Directors; and assessing the performance of the Board of Directors.

The Nominating & Governance Committee is currently composed of four outside directors: Mr. Cohen, Mr. Hoffman, Mr. Maier and Mr. Varvaro, as of December 31, 2015.  On May 6, 2016, Mr. Eisenberg was appointed to the Nominating & Governance Committee.   All members of the Nominating & Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating & Governance Committee met once during the fiscal year ended December 31, 2015. The Nominating & Governance Committee Charter was last amended in March 2015 and is available on the Company’s website, www.mabvax.com.

The Nominating & Governance Committee has not established any specific minimum qualifications that must be met for recommendation for a position on the Board of Directors. Instead, in considering candidates for director the Nominating & Governance Committee will generally consider all relevant factors, including among others the candidate’s applicable education, expertise and demonstrated excellence in his or her field, the usefulness of the expertise to the Company, the availability of the candidate to devote sufficient time and attention to the affairs of the Company, the candidate’s reputation for personal integrity and ethics and the candidate’s ability to exercise sound business judgment. Other relevant factors, including diversity, experience and skills, will also be considered. Candidates for director are reviewed in the context of the existing membership of the Board of Directors (including the qualities and skills of the existing directors), the operating requirements of the Company and the long-term interests of its stockholders.

The Nominating & Governance Committee considers each director’s executive experience leading biopharmaceutical companies, his familiarity and experience with the various operational, scientific and/or financial aspects of managing companies in our industry, and his involvement in building collaborative biopharmaceutical development and commercialization relationships.

With respect to diversity, the Nominating & Governance Committee seeks a diverse group of individuals who have executive leadership experience in life sciences companies, and a complementary mix of backgrounds and skills necessary to provide meaningful oversight of the Company’s activities. As a clinical stage drug development company focused on discovering and developing small molecule drugs, we seek directors who have experience in the medical, regulatory and pharmaceutical industries in general, and also look for individuals who have experience with the operational issues that we face in our dealings with clinical and pre-clinical drug development, collaborations with third parties and commercialization and manufacturing issues. Some of our directors have strong financial backgrounds and experience in dealing with public companies, to help us in our evaluation of our operations and our financial model. We also face unique challenges as we implement our strategy to develop, manufacture and commercialize our products by entering into relationships with pharmaceutical companies. The Nominating & Governance Committee annually reviews the Board’s composition in light of the Company’s changing requirements. The Nominating & Governance Committee uses the Board of Director’s network of contacts when compiling a list of potential director candidates and may also engage outside consultants. Pursuant to its charter, the Nominating & Governance Committee will consider, but not necessarily recommend to the Board of Directors, potential director candidates recommended by stockholders. All potential director candidates are evaluated based on the factors set forth above, and the Nominating & Governance Committee has established no special procedure for the consideration of director candidates recommended by stockholders.

Director Nominations

There have been no material changes to the procedures by which a stockholder may recommend nominees to the Board of Directors since our last disclosure of these procedures.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Nominating & Governance Committee of the Board of Directors has adopted a process by which stockholders may communicate with the Board of Directors or any of its individual directors. Stockholders who wish to communicate with the Board of Directors may do so by sending a written communication addressed as follows: Board Communication, MabVax Therapeutics Holdings, Inc., 11535 Sorrento Valley Rd., Suite 400, San Diego, CA 92121. All communications must state the number and class(es) of shares owned by the stockholder making the communication.  The Company’s Secretary or other officer will review each communication and forward the communication to the Board of Directors, to any individual director to whom the communication is addressed, and/or to any other officer of the Company considered to be necessary or appropriate.

EXECUTIVE OFFICERS

The following table sets forth information regarding the Company’s executive officers and key personnel.

Executive Officers:

Name	Position
J. David Hansen	Chairman of the Board of Directors, President and Chief Executive Officer

Gregory P. Hanson, CMA, MBA	Chief Financial Officer

Paul W. Maffuid, Ph.D.	Executive Vice President of Research and Development

Paul Resnick, M.D., MBA	Vice President and Chief Business Officer

The following is a brief summary of the background of each of our executive officers.

J. David Hansen.  Biographical information regarding Mr. Hansen is provided above under Board of Directors.

Gregory P. Hanson, CMA, MBA, 69, serves as our Chief Financial Officer, and prior to the Merger served as Chief Financial Officer of MabVax Therapeutics, Inc. since February of 2014. Mr. Hanson has over 30 years serving as CFO/financial executive of both public and private biotech and hi tech companies.  From January 2008 to February 2014 Mr. Hanson was Managing Director of First Cornerstone, a board and management advisory service to companies and executives in the areas of international corporate development, financing strategies, commercialization of technologies and products, and M&A advisory service.  Since November 2009, Mr. Hanson has served as Advisory Board Member of Menon International, Inc. involved in commercialization of biosensor devices and assays, and renewable products.  Since October 2011, Mr. Hanson has served on the Life Sciences Advisory Board of Brinson Patrick Securities, a boutique investment bank.  He also serves as mentor and confidential advisor to several other tech and life sciences companies. Mr. Hanson is Past-President and 9-year Member of the Board of Directors of San Diego Financial Executives International (FEI), and a member of the Capital Formation Committee at BIOCOM since 2011.Earlier in his career Mr. Hanson was able to gain substantial executive management experience that help qualify him in his role as Chief Financial Officer.  For example, he served as Senior Vice President of Brinson Patrick Securities, where he opened up the San Diego branch and introduced at-the-market financing strategies to public life sciences companies. Prior to Brinson Patrick Securities, Mr. Hanson served as Senior Vice President and Chief Financial Officer of Mast Therapeutics (MSTX—NYSE MKT), and prior to Mast Therapeutics was Vice President and CFO, Chief Accounting Officer, Compliance Officer and Corporate Secretary of Avanir Pharmaceuticals, Inc. (acquired by Otsuka Holdings Co., Ltd.), the developer of the cold sore product Abreva™, and Neudexta™, for the treatment of Pseudobulbar Affect, a central nervous system disorder. During the course of his career, Mr. Hanson has completed approximately $1 billion in financing, licensing and partnering arrangements. Mr. Hanson was a founding and 6-year member of the Small Business Advisory Committee to the Financial Accounting Standards Board, and has spoken at various national conferences, industry organizations and panels on financing strategy and mergers and acquisitions, and twice spoken to the SEC’s Committee on Improvements to Financial Reporting.

Mr. Hanson has passed the examination for Certified Public Accountants and is a Certified Management Accountant.  He has an MBA with distinction from the University of Michigan, and a BS in Mechanical Engineering from Kansas State University.  Since 2008 Mr. Hanson has maintained Series 7 & Series 63 securities licenses.

Paul W. Maffuid, Ph.D., 60, serves as Executive Vice President of Research and Development. Dr. Maffuid joined the Company in July 2014.  From 2011 to June 2014, he worked for AAIPHARMA Services Corporation where he held various management positions including Executive Vice President, Pharma Operations. His responsibilities included formulation, process development, technology transfer, stability and analytical services for clients developing biologic and small molecule therapeutics. He was a member of the Executive Team that transformed a declining business into one of the world’s leading providers of integrated development services for the biopharmaceutical sector.  Dr. Maffuid has been able to gain extensive experience to qualify him in his executive leadership role over research and development at the Company.  For example, prior to joining AAIPHARMA he was the founder of Biopharmalogics, Inc. a consulting service providing Chemistry Manufacturing and Controls (CMC) as well as Drug Metabolism-Pharmacokinetics (DMPK) services for the development of pharmaceutical products which he operated from 2008 to 2011. Earlier in his career Dr. Maffuid was Senior Vice President of Irvine Pharmaceutical Services, Inc., and Vice President of Pharmaceutical Development for Arena Pharmaceuticals. While at Arena Pharmaceuticals Dr. Maffuid was a member of the Executive Management team responsible for all CMC and DMPK in support of discovery, development, and commercial operations. He led the design and construction of a 40,000 sq. ft. cGMP compliant pilot manufacturing facility. Dr. Maffuid had management roles at Magellan Laboratories, Cabrillo Laboratories, and Amylin Pharmaceuticals.

Paul F. Resnick, M.D., MBA, 59, serves as Vice President and Chief Business Officer.  Dr. Resnick joined the Company in March 2016.  From January 2013 to March 2016 Dr. Resnick was Senior Vice President, Business Development for Juventas Therapeutics, where he was responsible for business and commercial strategy and working with executive management overseeing corporate clinical development, and financial and business strategies.  From February 2012 to December 2012, Dr. Resnick was an advisor to several companies in the life sciences area.  From January 2008 to January 2012 he was Vice President, Business Development for Intellikine, Inc. (acquired by Takeda Pharmaceuticals), responsible for managing alliances and leading the business development strategy that resulted in securing an acquisition by Takeda Pharmaceuticals.  During the course of Dr. Resnick’s career, he has been able to gain extensive experience to qualify him in his executive leadership role for business development for the Company.  For example, Dr. Resnick held Senior Director positions for Worldwide Business Development, and for Strategic Alliances, at Pfizer Inc., where he was responsible for networking with leaders from biotechnology companies, universities, and research institutions to gain early insights into emerging technologies, and for leading technical and business diligence, negotiations, and alliance management of science and technology initiatives for Pfizer’s Biotechnology and Bio-innovation Center.  Prior to Pfizer Dr. Resnick held Director and Senior Director positions at Rinat Neuroscience (acquired by Pfizer), Intermune, Inc. and Roche Pharmaceuticals.  Dr. Resnick has an M.D. from The Medical College of Wisconsin and an MBA from The Wharton School of the University of Pennsylvania.

Code of Conduct

We have adopted the MabVax Therapeutic Holdings, Inc. Code of Conduct, a code of ethics with which every person who works for us is expected to comply, including without limitation our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us during 2015, SEC filings and certain written representations that no other reports were required during the fiscal year ended December 31, 2015, our officers, directors and greater than ten percent stockholders complied with all applicable Section 16(a) filing requirement, except for Paul Maffuid who was late on a Section 16(a) filing that took place on January 8, 2015.

EXECUTIVE COMPENSATION

2015 Summary Compensation Table

The following table sets forth, for the fiscal years 2015 and 2014, compensation awarded or paid to, or earned by, our Chief Executive Officers, our Chief Financial Officer and our other two executive officers at December 31, 2015 (the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Restricted Stock Unit Awards ($)(5)	Option Awards ($)(6)	All Other Compensation ($)	Total ($)(1)
J. David Hansen	2015	375,601		149,625	2,077,475	1,493,194	87,770	4,183,665
President, Chief Executive Officer and Chairman(2)	2014	315,660		32,318	-0-	-0-	25,142	373,120
Michael M. Wick, M.D., Ph.D.	2015	-0-		-0-	-0-	-0-	-0-	-0-
Former President, Chief Executive Officer and Chairman(2)(3)	2014	391,630	(3)	-0-	-0-	-0-	-0-	391,630
Gregory P. Hanson	2015	271,819		77,175	1,075,480	773,006	19,742	2,217,222
Chief Financial Officer(2)	2014	180,269		10,000	-0-	56,331	2,664	249,264
Wolfgang W. Scholz, Ph.D.	2015	225,443		43,125	700,925	503,793	13,950	1,487,236
Vice President, Antibody Discovery*	2014	213,803		18,891	-0-	-0-	14,609	247,303
Paul W. Maffuid	2015	268,154		53,438	768,200	552,147	33,476	1,675,415
Vice President, Pharmaceutical Development and Operations(4)	2014	94,327		-0-	-0-	90,676	9,930	194,933

(1)	This table includes compensation from the Company, and from MabVax Therapeutics, Inc., its predecessor, prior to the July 2014 merger.

(2)	Mr. Wick resigned his executive positions on July 7, 2014 in connection with the Merger. Mr. Hansen and Mr. Hanson were appointed to their positions in connection with the Merger on the same date.

(3)	Dr. Wick was not compensated for his role as a director in 2014. The amount shown reflects salary earned as an employee only.

(4)	Dr. Maffuid was appointed to his position in July 2014.

(5)	The amounts in this column represent the aggregate full grant date fair value of restricted stock units (RSUs) granted. Such RSU awards were granted during 2015 with vesting dates after 2015.

(6)
The amounts in this column represent the aggregate full grant date fair values of stock options granted, computed in accordance with Accounting Standards Codification 718, or ASC 718, “Compensation—Stock Compensation” using the Black-Scholes option valuation model.

*Effective as of March 8, 2016, Dr . Scholz is no longer considered a NEO.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table summarizes the number of outstanding equity awards held by each of our Named Executive Officers at December 31, 2015. Each option grant is shown separately for each Named Executive Officer. The vesting schedule for each option grant is shown following this table.

Name and Principal Position	Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price per Share ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
J. David Hansen	2/1/2010	12,506	-0-	-0-	0.72	2/1/2020	-0-	-0-
President, Chief Executive Officer and Chairman(1)	2/28/2013	17,717	7,295	-0-	1.44	2/28/2023	-0-	-0-
	4/2/2015	-0-	903,250	-0-	2.30	4/2/2025	903,250	2,077,475
Gregory P. Hanson	3/13/2014	8,511	10,943	-0-	8.10	3/13/2024	-0-	-0-
Chief Financial Officer(1)	4/2/2015	-0-	467,600	-0-	2.30	4/2/2025	467,600	1,075,480
Wolfgang W. Scholz, Ph.D.*	2/1/2010	6,948	-0-	-0-	0.72	2/1/2020	-0-	-0-
Vice President, Antibody Discovery	2/28/2013	11,811	4,863	-0-	1.44	2/28/2023	-0-	-0-
	4/2/2015	-0-	304,750	-0-	2.30	4/2/2025	304,750	700,925
Paul W. Maffuid	9/8/2014	4,342	9,553	-0-	8.48	9/8/2024	-0-	-0-
Executive Vice President, Research and Development	4/2/2015	-0-	334,000	-0-	2.30	4/2/2025	334,000	768,200

(1)	Mr. Wick resigned his positions on July 7, 2014 in connection with the Merger. Mr. Hansen and Mr. Hanson were appointed to their positions in connection with the Merger on the same date.

*Effective as of March 8, 2016, Mr. Scholz is no longer considered a NEO.

Retirement Plans

The Company does not maintain any defined benefit or defined contribution pension or retirement plans, other than a 401(k) Plan that is offered through our payroll provider. The Company made no matching contributions to the 401(k) Plan in 2014.

 Employment Severance and Change of Control Arrangements

We entered into an employment agreement with Michael M. Wick, M.D., Ph.D. in August 1999 upon his promotion to the position of Chief Executive Officer. In December 1999, Dr. Wick was elected Chairman of the Board of Directors effective January 2000. On December 17, 2008, we entered into an amended and restated employment agreement, or the Employment Agreement, with Dr. Wick to clarify the manner in which such employment agreement complies with the final regulations under Section 409A of the U.S. Internal Revenue Code. The Employment Agreement superseded and replaced the employment agreement entered into in August 1999. According to the Employment Agreement, either the Company or Dr. Wick may terminate his employment at any time for any reason. Per the agreement if Dr. Wick were to be terminated without cause, he would have been entitled to receive as severance continued payment of his base salary and health care benefits for twelve months. We will also accelerate the vesting of his then unvested stock options as to the number of shares that would have vested in the ordinary course in the first twelve months following his termination date, with such vesting effective as of his termination date. Dr. Wick’s benefits pursuant to the Employment Agreement were subject to his signing of a general waiver or release of the Company. See the section “Effect of the Merger on Executive Compensation Arrangements” regarding Dr. Wick’s release and severance obligations following the merger.

In February 2003, we adopted the Telik, Inc. Change of Control Severance Benefit Plan, or the Severance Plan. On December 17, 2008, the Compensation Committee of the Board of Directors adopted an amendment to the Severance Plan to clarify the manner in which such plan complies with the final regulations under Section 409A. The Severance Plan provided eligible participants with severance benefits in the event that a participant’s employment with the Company were to be terminated, voluntarily or involuntarily, without cause within one year after a change of control, provided that the eligible participant signs a general waiver or release prior to receipt of the benefits. Such benefits included cash severance, payment of premiums under employee benefits plans, COBRA continuation coverage, accelerated vesting of unvested stock options and additional payments if the amounts which a participant would receive in connection with a change in control of the Company would constitute a “parachute payment” or be subject to excise tax.

The Severance Plan provided that, to the extent designated by the Compensation Committee or the Chief Executive Officer, the Chief Operating Officer, Chief Financial Officer, Senior Vice Presidents, Vice Presidents and others would be eligible to participate in the Severance Plan. On February 21, 2003, the Board of Directors designated Dr. Wick as eligible to participate in the Severance Plan. Under the Severance Plan, Dr. Wick, as the Chief Executive Officer, is eligible to receive (1) full accelerated vesting of any unvested stock options then held, (2) a lump sum cash payment equal to two times the greater of: (i) the sum of his base salary and the greater of: (a) the annual cash bonus paid to him in the prior year; or (b) his Annual Target Bonus as in effect on the date of termination; or (ii) the sum of his base salary and the greater of: (a) the annual cash bonus paid to him in the prior year; or (b) his Annual Target Bonus as in effect immediately prior to the Change of Control; and (3) continuation of health benefits for up to 24 months and COBRA continuation coverage. Dr. Wick would also have been entitled to additional payments if the amounts he would receive in connection with a change in control of MabVax Therapeutics Holdings, Inc. would constitute a “parachute payment” or be subject to excise tax. Dr. Wick’s benefits under the Severance Plan, when applicable, would have superseded the severance benefits under his employment contract.

Effect of the Merger on Our Executive and Director Compensation Arrangements

In connection with the Merger, we obtained release agreements from each of Michael M. Wick, M.D., Ph.D., Gail L. Brown, M.D., William P. Kaplan, Esq., Steven R. Schow, Ph.D., and Wendy K. Wee to release any potential claims against MabVax Therapeutics with respect the termination of their employment with or service to the Company, including all claims under the Severance Plan, and provided that each would resign from their respective officer positions upon the consummation of the merger in exchange for cash payments as provided below:

Participants	Severance and Release Payment Amount
Michael M. Wick, M.D., Ph.D.	$172,000
Gail L. Brown, M.D.	$136,000
William P. Kaplan, Esq.	$118,000
Steven R. Schow, Ph.D.	$120,000
Wendy K. Wee	$118,000

On July 8, 2014, in connection with the Merger, the Company assumed all of the duties, obligations and liabilities of MabVax under (i) the employment agreements with J. David Hansen, dated July 1, 2014, or the Hansen Employment Agreement, (ii) the employment agreement with Gregory P. Hanson dated July 1, 2014, or the Hanson Employment Agreement, and (iii) the employment agreement with Wolfgang W. Scholz, Ph.D., dated July 1, 2014, or the Scholz Employment Agreement.

Hansen Employment Agreement

The Hansen Employment Agreement, which became effective July 1, 2014, has an initial term of 3 years, with an option to renew or extend the terms if notice is provided by either Mr. Hansen or the Company at least 60 days prior to the end of the term. Under the terms of his agreement, Mr. Hansen received an initial base salary of $315,660.  Mr. Hansen’s base salary may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Hansen is also entitled to an annual cash bonus, based on certain performance-based objectives established by the Compensation Committee of the Board.

The Hansen Employment Agreement may be terminated upon death, disability, with or without Cause (as defined by the Hansen Employment Agreement) by the Company, with Good Reason (as defined in the Hansen Employment Agreement), and upon a Change in Control (as defined in the Employment Agreement), by Mr. Hansen or at either party’s election not to renew the employment agreement. In the event the Hansen Employment Agreement is terminated as a result of Mr. Hansen’s death, Mr. Hansen’s authorized representative shall be entitled to receive all Accrued Obligations (as defined in the employment agreement), full acceleration of vesting of all issued and outstanding stock options, benefits for up to one year, any unpaid annual bonus amounts and a pro rata bonus payment. In the event the Hansen Employment Agreement is terminated by the Company for Disability or without Cause, by Mr. Hansen for Good Reason, non-renewal by the Company or in connection with a Change in Control, Mr. Hansen would be entitled to receive all Accrued Obligations, full acceleration of vesting of all issued and outstanding stock options, unpaid bonus amounts and a pro rata bonus payment, benefits for up to one year or until Mr. Hansen obtains coverage through subsequent employment (whichever is earlier) and severance payments equal to Mr. Hansen’s annual base salary payable in 12 equal monthly installments. In the event the employment agreement is terminated by the Company for Cause, without Good Reason by Mr. Hansen, or the parties elect not to renew the agreement, Mr. Hansen will be entitled to payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangement during the 30-day period following the termination of the Hansen Employment Agreement.

Hanson Employment Agreement

The Hanson Employment Agreement, which became effective July 1, 2014, has an initial term of 3 years, with an option to renew or extend the terms if notice is provided by either Mr. Hanson or us at least 60 days prior to the end of the term. Under the terms of his agreement, Mr. Hanson was entitled to receive an initial annual base salary of $215,000, which may be increased at the discretion of the Board of Directors or the Compensation Committee. Mr. Hanson is also entitled to an annual cash bonus, based on certain performance-based objectives established by the Company. In addition, prior to the merger MabVax Therapeutics had granted Mr. Hanson options which are currently exercisable to purchase up to 19,454 shares of the Company common stock at an exercise price of $8.096 under the terms of the Company 2014 Employee, Director and Consultant Equity Incentive Plan as assumed by the Company pursuant to the Merger Agreement.

The Hanson Employment Agreement may be terminated upon death, disability, with or without Cause (as defined by the Hanson Employment Agreement) by the Company, with Good Reason (as defined in the Hanson Employment Agreement), and upon a Change in Control (as defined in the Employment Agreement), by Mr. Hanson or at either party’s election not to renew the employment agreement. In the event the Hanson Employment Agreement is terminated as a result of Mr. Hanson’s death, Mr. Hanson’s authorized representative shall be entitled to receive all Accrued Obligations (as defined in the employment agreement), full acceleration of vesting of all issued and outstanding stock options, benefits for up to 1 year, any unpaid annual bonus amounts and a pro rata bonus payment. In the event the Hanson Employment Agreement is terminated by the Company for Disability or without Cause, by Mr. Hanson for Good Reason, non-renewal by the Company or in connection with a Change in Control, Mr. Hanson would be entitled to receive all Accrued Obligations, full acceleration of vesting of all issued and outstanding stock options, unpaid bonus amounts and a pro rata bonus payment, benefits for up to one year or until Mr. Hanson obtains coverage through subsequent employment (whichever is earlier) and severance payments equal to Mr. Hanson’s annual base salary payable in 12 equal monthly installments. In the event the employment agreement is terminated by the Company for Cause, without Good Reason by Mr. Hanson, or the parties elect not to renew the agreement, Mr. Hanson will be entitled to payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangement during the 30-day period following the termination of the Hanson Employment Agreement.

Maffuid Employment Agreement

On July 21, 2014, we entered into an Employment Agreement with Paul Maffuid, Ph.D., or the Maffuid Employment Agreement. The Maffuid Employment Agreement has an initial term of 3 years, with an option to renew or extend the terms if notice is provided by either Dr. Maffuid or the Company at least 60 days prior to the end of the term. Under the terms of his agreement, Dr. Maffuid was entitled to receive an initial base salary of $225,000 which may be increased at the discretion of the Board of Directors or the Compensation Committee. Dr. Maffuid is also entitled to an annual bonus, based on certain performance-based objectives established by the Company’s Chief Executive Officer. In addition, the Company previously granted Dr. Maffuid options to purchase up to 13,895 shares of the Company’s common stock at an exercise price of $8.48 per share under the terms of the Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan which was assumed by the Company pursuant to the Merger Agreement.

The Maffuid Employment Agreement may be terminated upon death, disability, with or without Cause (as defined by the Maffuid Employment Agreement) by the Company, with Good Reason (as defined in the Maffuid Employment Agreement and upon a Change in Control (as defined in the Employment Agreement), by Dr. Maffuid or at either party’s election not to renew the employment agreement. In the event the Maffuid Employment Agreement is terminated as a result of Dr. Maffuid’s death, Dr. Maffuid’s authorized representative shall be entitled to receive all Accrued Obligations (as defined in the employment agreement), full acceleration of vesting of all issued and outstanding stock options, benefits for up to 1 year, any unpaid annual bonus amounts and a pro rata bonus payment. In the event the Maffuid Employment Agreement is terminated by the Company for Disability or without Cause, by Dr. Maffuid for Good Reason, non-renewal by the Company or in connection with a Change in Control, Dr. Maffuid would be entitled to receive all Accrued Obligations, full acceleration of vesting of all issued and outstanding stock options, unpaid bonus amounts and a pro rata bonus payment, benefits for up to one year or until Dr. Maffuid obtains coverage through subsequent employment (whichever is earlier) and severance payments equal to Dr. Maffuid’s annual base salary payable in 12 equal monthly installments. In the event the employment agreement is terminated by the Company for Cause, without Good Reason by Dr. Maffuid, or the parties elect not to renew the agreement, Dr. Maffuid will be entitled to payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangement during the 30-day period following the termination of the Maffuid Employment Agreement.

Resnick Employment Agreement

On March 16, 2016, we entered into an Employment Agreement with Paul F. Resnick, M.D., or the Resnick Employment Agreement.  The Resnick Employment Agreement provides that Dr. Resnick’s employment is “at-will” and is not for any specified term or length of time. Under the terms of his agreement, Dr. Resnick was entitled to receive an initial base salary of $265,000 which may be increased at the discretion of the Company. Dr. Resnick is also entitled to an annual bonus of up to 30% of his base salary. In connection with hiring Dr. Resnick, the Company granted Dr. Resnick options to purchase up to 224,000 shares of the Company’s common stock at an exercise price of $1.75 per share and 336,000 shares of the Company’s common stock at an exercise price of $0.74 per share under the terms of the Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan.

The Resnick Employment Agreement may be terminated upon death, disability, with or without Cause (as defined by the Resnick Employment Agreement) by the Company, with Good Reason (as defined in the Resnick Employment Agreement), and upon a Change in Control (as defined in the Employment Agreement) or at either party’s election to terminate upon 30 days prior written notice. In the event the Resnick Employment Agreement is terminated as a result of Dr. Resnick’s death, Dr. Resnick’s authorized representative shall be entitled to receive all Accrued Obligations (as defined in the employment agreement), full acceleration of vesting of all issued and outstanding stock options, benefits for up to 1 year, any unpaid annual bonus amounts and a pro rata bonus payment. In the event the Resnick Employment Agreement is terminated by the Company for Disability or without Cause, by Dr. Resnick for Good Reason, or in connection with a Change in Control, Dr. Resnick would be entitled to receive all Accrued Obligations, full acceleration of vesting of all issued and outstanding stock options, unpaid bonus amounts and a pro rata bonus payment, benefits for up to one year or until Dr. Resnick obtains coverage through subsequent employment (whichever is earlier) and severance payments equal to Dr. Resnick’s annual base salary payable in 12 equal monthly installments.

2015 Management Bonus Plan

On April 2, 2015, our Compensation Committee approved the 2015 Management Bonus Plan outlining maximum target bonuses of the base salaries of certain of our executive officers.  Under the terms of the 2015 Management Bonus Plan, the Company’s Chief Executive Officer shall receive a maximum target bonus of up to 50% of his annual base salary, the Chief Financial Officer shall receive a maximum target bonus of up to 35% of his annual base salary and the Company’s Vice President shall receive a maximum target bonus of up to 25% of his annual base salary.  On February 16, 2016, our Compensation Committee approved a 2016 Management Bonus Plan outlining maximum target bonuses of the base salaries of certain of our executive officers. Under the terms of the Management Plan, the Company's Chief Executive Officer shall receive a maximum target bonus of up to 50% of his annual base salary, and the Chief Financial Officer and each of the Company's Vice Presidents of Discovery and Development shall receive a maximum target bonus of up to 30% of his annual base salary.

 DIRECTOR COMPENSATION

Non-employee directors do not receive any separate compensation for their board of director activities, other than Dr. Ravetch.  In April 2015, Dr. Ravetch received 131,500 shares of fully vested restricted common stock valued at $302,450 in exchange for future services of at least one year.  On April 1, 2016, we entered into a two-year consulting agreement with Dr. Ravetch, whereby Dr. Ravetch will provide key technology, predevelopment, corporate development, and other consulting services in exchange for $100,000 in cash compensation each year of the agreement.  During the year ended December 31, 2015, non-named-executive-officer directors received the compensation described below for their services as director.

2015 Director Compensation Table
Name of Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Stock Awards ($) (3)	Total ($)
Philip O. Livingston, M.D. (2)	--	--	$2,300,000	$2,300,000
Robert E. Hoffman (4)(7)	$20,500	$97,387	$78,775	$196,662
Jeffrey Ravetch, M.D. (4)(5)(7)	$18,000	$97,387	$381,225	$496,612
Paul V. Maier (4)(7)	$24,000	$97,387	$78,775	$200,162
Kenneth M. Cohen (4)(7)	$22,000	$97,387	$78,775	$198,162
Tom Varvaro (4)(8)	$12,000	$97,387	$78,775	$188,162
Jeffrey F. Eisenberg (6)	--	--	--	--

(1)
The amounts in this column represent the aggregate full grant date fair values of stock options granted to each of the non-employee directors computed in accordance with Accounting Standards Codification 718, or ASC 718, “Compensation—Stock Compensation,” excluding the effect of estimated forfeitures. The amounts reported for these options may not represent the actual economic values that the Company’s non-employee directors will realize from these options, as the actual value realized will depend on the Company’s performance, stock price and their continued services.

(2)
Dr. Livingston does not receive any cash compensation as a director.  Dr. Livingston received 1,000,000 shares of restricted common stock, valued at $2.30 a share on April 2, 2015, in connection with his continuing services to the Company of at least one year.   Dr. Livingston’s employee compensation in 2015 consisted of $60,000 in cash compensation.  Dr. Livingston had 22,233 options outstanding at December 31, 2015.

(3)
Represents the aggregate grant date fair value of restricted stock and restricted stock units granted in accordance with Accounting Standards Codification 718, or ASC 718, “Compensation—Stock Compensation.”  The fair value was calculated based on the closing market price of our common stock on the grant date of April 2, 2015.  Amounts include 34,250 restricted stock units granted to each of the non-employee directors other than Mr. Eisenberg during 2015 with vesting dates after 2015 over three years.

(4)
Non-employee directors serving on the board during 2015 were each granted 34,250 options on April 2, 2015 at an exercise price of $2.30 per share with a grant date fair value of $56,618 vesting over three years, and 35,000 options on August 26, 2015 at an exercise price of 1.52 with a grant date fair value of $40,769 vesting over one year.

(5)
In addition to the restricted stock and restricted stock units granted to all non-employee directors, Dr. Ravetch received 131,500 shares of restricted common stock, valued at $2.30 a share on April 2, 2015, in connection with future services covering at least a one-year period.

(6)	Mr. Eisenberg was appointed to the board of directors in February of 2016 and had no awards outstanding as of December 31, 2015.
(7)	Mr. Hoffman, Mr. Maier, Mr. Cohen and Dr. Ravetch each had a total of 80,366 options and 34,250 restricted stock units outstanding at December 31, 2015.
(8)	Mr. Varvaro had a total of 69,250 options and 34,250 restricted stock units outstanding at December 31, 2015.

 Amended and Restated Director Compensation Policy

In 2015, under our Non-Employee Director Compensation Policy, or the Policy, members of the Board of Directors who are not employees of, or compensated consultants to the Company or any of its affiliates, (an “Outside Director”) was entitled to receive certain stock option grants.

Under the Policy, each newly appointed or elected Outside Director was granted a non-qualified stock option to purchase up to 11,116 shares of our common stock on the date of his or her initial appointment or election to our Board of Directors. These initial option grants were fully vested on the date of the grant, and had an exercise price equal to the greater of $8.48 per share, or the fair market value of shares of our common stock as determined in the Stock Plan on the date of grant.

Under the Policy in 2015, our Outside Directors were entitled to receive annual cash payments of $12,000 payable on a monthly pro-rata basis and cash payments of $1,250 per meeting attended in person and $750 per meeting attended telephonically. On April 3, 2015, the Board ratified the Compensation Committee’s amendment to the Policy and implementation of the below compensation for all Outside Directors:

•
Each Non-employee Board member shall receive a cash retainer of $24,000 per year. Chairmen of each committee shall receive an additional cash retainer as follows: (i) $12,000 for the Chairman of the Audit Committee; (ii) $8,000 for the Chairman of the Compensation Committee; and (iii) $5,000 for the Chairman of the Nominating Committee. All such retainers will be paid on a quarterly basis;

•
Each current Board member received a one-time grant, and each new member going forward shall receive an initial one time grant of: 68,500 shares of common stock, half of which shall be comprised of restricted stock units and half of which shall be comprised of stock option with three year annual vesting; and

•	Each Non-employee Board member will also receive an automatic annual grant of 35,000 stock options, with one year vesting.

On April 3, 2015, the Board approved the following Non-Employee Director Policy with respect to incumbent non-employee members of the Board in the event that they are replaced before their term expires:

•	A one-time issuance of 20,000 restricted shares of common stock;

•	The issuance of all vested options and restricted stock grants held on such date; and

•	The payment of all earned but unpaid cash compensation for their services on the Board and its committees, as of such date.

On February 16, 2016, the Compensation Committee of the Board of Directors of the Company approved the following amendments to Company's policy for compensating non-employee members of the Board:

•
The initial equity grant upon first appointment (or election) of future non-employee directors to the Board shall be a 10-year option to purchase 50,000 shares of the Company's Common Stock, under the Company's Second Amended and Restated 2014 Equity Incentive Plan with 3-year annual vesting and a strike price equal the closing price of the Company's common stock on the effective date of the appointment (or election);

•	The annual cash retainer for each non-employee director, paid quarterly, is increased by $1,000 per calendar quarter to a total of $7,000 per quarter, effective April 1, 2016;

•
The additional annual cash retainer for the chairperson of each of the Audit, Compensation, and Nominating and Governance Committees, paid quarterly, is increased by $1,000 per calendar year, such that each chairperson retainer shall be as follows, effective April 1, 2016: Audit Committee: $13,000 Compensation Committee: $9,000 Nominating and Governance Committee: $6,000

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us concerning the beneficial ownership of our common stock for:

●	each person known by us to beneficially own more than 5% of our common stock;

●	each of our directors;

●	each of our executive officers; and

●	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In general, a person is deemed to be the beneficial owner of (i) any shares of the Company’s common stock over which such person has sole or shared voting power or investment power, plus (ii) any shares which such person has the right to acquire beneficial ownership of within 60 days of the above date, whether through the exercise of options, warrants or otherwise. Applicable percentages are based on 30,787,770 shares of common stock outstanding as of June 2, 2016 adjusted as required by rules promulgated by the SEC.

Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock
5% Stockholders
None	-	-%

Directors and Executive Officers
Philip O. Livingston, M.D. (1)	1,450,686	4.71%
Jeffrey Ravetch, M.D., Ph.D. (2)	33,950	*
J. David Hansen (3)	589,587	1.89%
Robert E. Hoffman (4)	43,950	*
Kenneth M. Cohen (5)	43,950	*
Paul V. Maier (6)	38,950	*
Gregory P. Hanson (7)	268,037	*
Paul W. Maffuid, Ph.D. (8)	193,091	*
Thomas C. Varvaro (9)	22,834	*
Jeffrey F. Eisenberg	-	-
Paul Resnick	-	-
All executive officers and directors as a group (11 persons)	2,685,035	8.52%

*	Less than 1%.
(1)
Consists of (i) 1,307,396 shares held by RTP Venture Fund, (ii) 110,147 shares held by Philip O. Livingston, (iii) 12,734 shares held by the Joan L. Tweedy 2011 Revocable Trust, or the Tweedy Trust, and (iv) 20,409 shares subject to options exercisable within 60 days of April 8, 2016 held by Philip O. Livingston. Voting and dispositive decisions of RTP Venture Fund, LLC are made by Philip Livingston, and Philip O. Livingston is a trustee of the Tweedy Trust. The address for RTP Venture Fund, LLC is 156 E. 79th Street, Apt. 6C, New York, NY 10075.

(2)	Includes 22,533 shares subject to options exercisable within 60 days of June 2, 2016.
(3)	Includes 334,954 shares subject to options exercisable within 60 days of June 2, 2016

(4)	Includes 22,533 shares subject to options exercisable within 60 days of June 2, 2016.

(5)	Includes 22,533 shares subject to options exercisable within 60 days of June 2, 2016.

(6) (7) (8)
Includes 22,533 shares subject to options exercisable within 60 days of June 2, 2016.

Includes 167,215 shares subject to options exercisable within 60 days of June 2, 2016.

Includes 117,702 shares subject to options exercisable within 60 days of June 2, 2016.

(9)	Includes 11,417 shares subject to options exercisable within 60 days of June 2, 2016.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2015.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	3,243,041	$2.36	2,970,012
Equity compensation plans not approved by security holders	—	N/A	—
Total	3,243,041		2,970,012

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We entered into Separation and Release Agreements and are and were parties to the employment agreements with each of our officers as set forth in the section entitled “Executive and Director Compensation” above. Pursuant to our Audit Committee Charter, the Audit Committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us have or will have a direct or indirect material interest.

Ravetch Grant

On April 3, 2015, the Board approved the issuance of an additional restricted stock award of 131,500 shares to Jeffrey Ravetch.  This award is for future services covering at least a one-year period. The award was granted in addition to the prior award to Dr. Ravetch on April 2, 2015 of: (i) 34,250 restricted shares and (ii) options to purchase 34,250 shares of common stock with an exercise price of $2.30 per share, for a total grant of 200,000 restricted shares and options.

Livingston Grant

On March 23, 2015, the Board of Directors approved a restricted stock award by the Company of 1,000,000 shares of common stock, to be negotiated with Phil Livingston, Ph.D. for his continuing service to the Company.  On April 4, 2015, the Company awarded and issued the shares to Dr. Livingston by virtue of a common stock purchase agreement, in exchange for Dr. Livingston’s ongoing services as a member of the Company’s Board of Directors.  On May 13, 2015, the Compensation Committee of the Board clarified that the award is being granted in consideration for at least one year of Dr. Livingston’s services.

Ravetch Agreement

On April 1, 2016 we entered into a consulting agreement with Dr. Ravetch to provide key technology and product development, as well as corporate development and consulting services, in addition to his services as a Board member.  The term of the agreement is 2 years beginning January 1, 2016, and Dr. Ravetch will receive $100,000 cash compensation per year.

Director Independence

After review of all relevant transactions or relationships between each director and nominee for director, or any of his or her family members, and the Company, its senior management and its Independent Registered Public Accounting Firm, the Board of Directors has determined that all of the Company’s directors are independent, as of December 31, 2015 within the meaning of the applicable SEC rules and the NASDAQ listing standards, except Mr. Hansen, the Chairman of the Board of Directors and Chief Executive Officer and President of the Company, and Dr. Livingston, Chief Science Officer of the Company; and Dr. Ravetch as of March 8, 2016. Although the Company is not currently listed on a national exchange we believe it is in the Company’s interests to comply with these standards both as a matter of good governance and to facilitate any future re-listing.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, or certificate of incorporation, and amended and restated bylaws, or bylaws, and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws and the Delaware General Corporation Law.  Copies of our certificate of incorporation and our bylaws, copies have been filed as exhibits to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

Authorized Capital Stock

Our authorized capital stock consists of 150 million shares of common stock, $0.01 par value, and 15 million shares of preferred stock, $0.01 par value. As of May 17, 2016, there were 30,787,770 shares of common stock outstanding, 173,289 shares of Series D Preferred Stock outstanding, and 33,333 shares of Series E Preferred Stock outstanding.

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock and preferred stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of our common stock are entitled to share ratably together with the holders of our outstanding shares of Series D Preferred Stock and Series E Preferred Stock in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. Our common stock has no redemption or sinking fund provisions . All outstanding shares of common stock are fully paid and non-assessable.

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby together with our common stock is not complete and is subject to, and qualified in its entirety by, the provisions of the warrant, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Duration and Exercise Price

Each warrant offered hereby will have an exercise price of not less than 100% of the closing bid price of our common stock on the trading day immediately preceding the pricing of this offering.  The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.  The warrants will be issued separately from our common stock, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.

Exercisability

The warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.99% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise

If, at the time a holder exercises its warrant, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of our common stock determined according to a formula set forth in the warrant.

Certain Adjustments

The warrant provides that the exercise price is subject to adjustment in the event of stock splits, reverse stock splits and similar events.

Fundamental Transactions

In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, the holder will have the right to have such warrants and all obligations and rights thereunder assumed by the successor or acquiring corporation.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.

No Listing

There is no established trading market for the warrants and we do not expect a market to develop. In addition, we do not intend to apply for the listing of the warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.

Waivers and Amendments

Subject to certain exceptions, any term of the warrants may be amended or waived with our written consent and the written consent of the holders of at least a majority of the then-outstanding warrants

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 15 million shares of preferred stock, in one or more series. Our board shall determine the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could adversely affect the voting power, conversion or other rights of holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

0% Series D Convertible Preferred Stock

Pursuant to the Series D Certificate of Designations, we designated 1,000,000 shares of our blank check preferred stock as Series D preferred stock. Each share of Series D preferred stock has a stated value of $0.01 per share. In the event of a liquidation, dissolution or winding up of our company, each share of Series D preferred stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series D preferred stock is convertible into 100 shares of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. We are prohibited from effecting the conversion of the Series D preferred stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99% (provided that certain investors elected to block their beneficial ownership initially at 2.49), in the aggregate, of the issued and outstanding shares of our common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D preferred stock. Each share of Series D preferred stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series D preferred stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series D preferred stock are convertible into at such time, but not in excess of the beneficial ownership limitation.

On March 25, 2015, we entered into separate exchange agreements with certain holders of our then outstanding Series A-1 Preferred Stock and A-1 Warrants and holders of our Series B Preferred Stock and Series B Warrants, all previously issued by us. Pursuant to the exchange agreements, the holders exchanged such securities and relinquished any and all other rights they may in connection therewith, their respective governing agreements and certificates of designation, including any related registration rights, in exchange for an aggregate of 2,537,502 shares of our common stock, and an aggregate of 238,156 shares of our newly designated Series D Convertible Preferred Stock.

As of June 2, 2016 , 173,289 shares of our Series D Preferred Stock are outstanding and convertible into 17,328,900 shares of our common stock.

0% Series E Convertible Preferred Stock

On March 30, 2015, we filed a Certificate of Designations, Preferences and Rights of the 0% Series E Convertible Preferred Stock with the Delaware Secretary of State, designating one hundred thousand shares of preferred stock as 0% Series E Convertible Preferred Stock.

The Series E Preferred Shares are convertible into shares of common stock based on a conversion calculation equal to the stated value of the of such Series E Preferred Share, plus all accrued and unpaid dividends, if any, on such Series E Preferred Share, as of such date of determination, divided by the conversion price. The stated value of each Series E Preferred Share is $75 and the initial conversion price is $0.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, during the period proscribed by the Certificate of Designations, subject to certain exceptions, in the event the Company issues or sells, or is deemed to issue or sell, shares of common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price. We are prohibited from effecting a conversion of the Series E Preferred Shares to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s Series E Preferred Shares, but not in excess of the beneficial ownership limitations. The Series E Preferred Shares bear no interest.

As of April 10, 2015, we entered into separate subscription agreements with accredited investors relating to the issuance and sale of $11,714,498 of units at a purchase price of $0.75 per unit, with each unit consisting of one share of  common stock (or, at the election of any investor who, as a result of receiving common stock would hold in excess of 4.99% of our issued and outstanding common stock, shares of our newly designated Series E Preferred Shares) and a thirty month warrant to purchase one half of one share of common stock at an initial exercise price of $1.50 per share. In connection with the above described offering we issued $2,500,000 of units consisting of Preferred Shares on April 10, 2015.

We have also granted each investor, prior to the expiration of 24 months following the final closing date of the offering, a right of participation in our financings. In the event we conduct certain private or public offerings of our securities, each investor has agreed, if requested by the underwriter or placement agent so engaged by us in connection with such offering, to refrain from selling any of our securities for a period of up to 60 days.

We have undertaken, pursuant to the registration rights agreement between the Company and each of the investors to file a registration statement to register 25% of the total number of shares of common stock issued in the offering and 25% of the shares of common stock underlying the Series E Preferred Shares, within sixty days following the final closing date of the April Private Placement, to have such registration statement declared effective by the Securities and Exchange Commission within one hundred and twenty days from such filing date and to maintain the effectiveness of the registration statement until all of the common stock and Series E Conversion Shares, have been sold or are otherwise able to be sold pursuant to Rule 144. In the event the Company fails to file within the sixty day period or have such registration statement declared effective within the one hundred and twenty day period, we are obligated to pay interest charges of 1% per month to the Series E Investors for each month during which such filing is not made and/or effectiveness obtained, such interest charge being subject to certain exceptions.

 On April 14, 2015, as a condition to participation by OPKO and Frost Gamma Investments Trust, or FGIT ,in the offering, we entered into an Escrow Deposit Agreement with Signature Bank N.A. and OPKO pursuant to which the subscriptions of OPKO and FGIT, totaling, $3.5 million, were deposited into and held at Signature Bank as escrowed funds for a period of 10 weeks, to be released subject to the approval of OPKO.  On June 22, 2015, the term of the escrow was extended to 16 weeks.  As further consideration for the amendment, on June 30, 2015, we entered into a letter agreement with OPKO pursuant to which we granted OPKO the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members to our Board of Directors, or to approve the person(s) nominated by us pursuant to the agreement in consideration for the release of the escrowed funds. The nominees will be subject to the satisfaction of standard corporate governance practices and any applicable national securities exchange requirements.  Upon signing the agreement, the escrowed funds were released to us.

As of June 2, 2016, 33,333 shares of our Series E Preferred Stock are outstanding and convertible into 3,333,300 shares of our common stock.  As a result of the “most favored nations” provision discussed above, assuming a combined public offering price of $0.53 per share and related warrant, we may be required adjust the conversion price of our outstanding shares of Series E Preferred Stock to such lower price, resulting in our outstanding shares of Series E Preferred Stock being convertible into an aggregate of approximately up to 4,717,000shares of common stock.

Stock Options and Restricted Stock Units under Equity Plans

As of June 2, 2016 there were approximately 7,774,028 shares of common stock reserved for issuance under our stock option and equity plans. Of this number, approximately 6,042,990 shares are reserved for issuance upon exercise of outstanding options and restricted stock units that have been granted under our equity plans, and 1,731,038 shares may be granted in the future under our equity plans.

Anti-Takeover Effects of Provisions of Delaware Law and Our Charter Documents.

Delaware Takeover Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s voting stock.

Charter Documents. Our certificate of incorporation requires that any action required or permitted to be taken by its stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Additionally, our amended and restated certificate of incorporation:

●	substantially limits the use of cumulative voting in the election of directors;

●	provides for a board of directors, classified into three classes of directors;

●	provides that the authorized number of directors may be changed only by resolution of our board of directors;

●	our board of directors may appoint new directors to fill vacancies or newly created directorships; and

●	authorizes our board of directors to issue blank check preferred stock to increase the amount of outstanding shares.

Our bylaws provide that candidates for director may be nominated only by our board of directors or by a stockholder who gives written notice to us no later than 90 days prior to nor earlier than 120 days prior to the first anniversary of the last annual meeting of stockholders, provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice should be delivered not earlier than 120 days prior to the annual meeting nor later than the later of 90 days prior to such annual meeting or 10 days after the first public announcement of the date of such annual meeting. Our bylaws also limit who may call a special meeting of stockholders.

Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

Listing

Our common stock is traded on the OTCQB marketplace under the symbol “MBVX.” On June 2, 2016, the last reported bid price for our common stock on OTCQB marketplace was $0.55 per share. As of June 2, 2016, we had approximately 107 stockholders of record.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, MA 02021 and its telephone number is (800) 884-4225.

UNDERWRITING

We have entered into an underwriting agreement with Roth Capital Partners, LLC with respect to the shares of common stock and the warrants to purchase our common stock subject to this offering. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriter has agreed to purchase, the number of shares of common stock and warrants provided below opposite its name.

Underwriter	Number of Shares	Number of Warrants
Roth Capital Partners, LLC

Total

The underwriter is offering the shares of common stock and warrants subject to its acceptance of the shares of common stock and warrants from us and subject to prior sale.  The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the shares of common stock and warrants offered by this prospectus is subject to the approval of certain legal matters by its counsel and to certain other conditions.  The underwriter is obligated to take and pay for all of the shares of common stock and warrants if any such shares are taken.  However, the underwriter is not required to take or pay for the shares of common stock and warrants covered by the underwriter’s over-allotment option described below.

Over-Allotment Option

We have granted the underwriter an option, exercisable for 45 days from the date of this prospectus, to purchase up to an aggregate of 1,415,094 additional shares of common stock and/or additional warrants to purchase up to 707,547 shares of our common stock, (assuming a combined public offering price of $0.53 per share and related warrant, the closing bid price of our common stock on the OTCQB on June 1, 2016), to cover over-allotments, if any.  The underwriter may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock and warrants offered by this prospectus.  If the underwriter exercises this option, the underwriter will be obligated, subject to certain conditions, to purchase the additional shares and/or warrants for which the option has been exercised.

Discount, Commissions and Expenses

The underwriter has advised us that it proposes to offer the shares of common stock and warrants to the public at the combined public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $      per share and related warrant.  The underwriter may allow, and certain dealers may re-allow, a discount from the concession not in excess of $       per share and related warrant to certain brokers and dealers.  After this offering, the combined public offering price, concession and reallowance to dealers may be changed by the underwriter.  No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.  The shares of common stock and warrants are offered by the underwriter as stated herein, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.  The underwriter has informed us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

The following table shows the underwriting discount payable to the underwriter by us in connection with this offering.  Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option to purchase additional shares and warrants .

	Per Share and Related Warrant	Total Without Exercise of Over-Allotment Option	Total With Exercise of Over-Allotment Option
Combined public offering price	$	$	$
Underwriting discount(1)(2)	$	$	$
__________________________

1  The discount will be 7% of the combined public offering price, except in the case of sales to (i) certain existing institutional investors, in which case the discount will be 3.5% of the combined public offering price, and (ii) certain existing individual investors, in which case, the discount will be 1.0% of the combined public offering price.

2  Does not include warrants to purchase shares of common stock to be issued to the underwriter at the closing.  See “Underwriter’s Warrants” below.

So long as we raise at least $5 million in gross proceeds in this offering from investors introduced to us by the underwriter and with whom discussions were held during the period of the underwriter’s engagement, then for a period ending on December 31, 2016, if we decide to pursue any other offering of our equity or equity-linked securities not contemplated by the registration statement of which this prospectus is a part, or another public offering of our equity, equity-linked debt or convertible debt securities, we are obligated to offer the underwriter the right to participate as one of the placement agents or as an underwriter and book runner, as applicable, for the portion of such offering equal to the amount raised in this offering from such investors, under a separate agreement containing terms and conditions customary for the underwriter and mutually agreed upon by us, the underwriter and the other placement agents and underwriters, if any, for such offering.

We have agreed to reimburse the underwriter for certain out-of-pocket expenses (including the reasonable fees and disbursements of counsel to the underwriter) not to exceed $75,000 without our prior written consent, such consent not to be unreasonably withheld, subject to a cap of $100,000.   We estimate that expenses payable by us in connection with this offering, including reimbursement of the underwriter’s expenses but excluding the underwriting discount referred to above, will be approximately $       .

Underwriter’s Warrants

       We have also agreed to issue to the underwriter or its designees warrants to purchase a number of our shares of common stock equal to an aggregate of (i) 1.75% of the shares of common stock sold in this offering (excluding shares of common stock issuable upon exercise of the warrants sold in this offering) to certain existing institutional investors, (ii) 1.00% of the shares of common stock sold in this offering to certain existing individual investors (excluding shares of common stock issuable upon exercise of warrants sold in this offering) and (iii) 3.0% of the shares of common stock sold in this offering to all other investors (excluding shares of common stock issuable upon exercise of the warrants sold in this offering).  The warrants will have an exercise price equal to 100% of the combined public offering price of the shares of common stock and warrants sold in this offering and may be exercised on a cashless basis.  The warrants are not redeemable by us.  The warrants will provide for adjustment in the number and price of such warrants (and the shares of common stock underlying such warrants) in the event of recapitalization, merger or other fundamental transaction.  The warrants and the underlying shares of common stock have been deemed compensation by the Financial Industry Regulatory Authority, Inc., or FINRA, and are therefore subject to FINRA Rule 5110(g)(1).  In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any shares of our common stock issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering pursuant to which the underwriter warrants are being issued, except the transfer of any security:

•	by operation of law or by reason of reorganization of our company;

•
to any FINRA member firm participating in this offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

•	if the aggregate amount of securities of our company held by either an underwriter or a related person do not exceed 1% of the securities being offered;

•
that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

•	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

In addition, in accordance with FINRA Rule 5110(f)(2)( G ), the underwriter warrants may not contain certain terms.

The registration statement of which this prospectus is a part is also registering the underwriter warrants and the shares of our common stock issuable upon the exercise thereof.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-up Agreements

We, our officers and our directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the underwriter.  The underwriter may, in its sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriter of securities in excess of the number of securities the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities  involved is greater than the number of securities in the over-allotment option. The underwriter may close out any covered short position by either exercising its over-allotment option and/or purchasing securities in the open market.

•
Syndicate  covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriter will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. If the underwriter sells more securities than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market prices of our common stock and warrants or preventing or retarding a decline in the market price of the common stock. As a result, the price of our common stock may be higher than the prices that might otherwise exist in the open market. Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our common stock. In addition, neither we nor the underwriter makes any representations that the underwriter will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Quotation and Transfer Agent

Our common stock is quoted on the OTCQB and trades under the symbol “MBVX.”  The transfer agent of our common stock is Computershare Trust Company, N.A.   We will act as the transfer agent of the warrants offered hereby .

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriter, or by its affiliates.  Other than this prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other

From time to time, the underwriter and/or its affiliates may have provided, and may in the future provide, various investment banking and other financial services for us for which services it may have received and, may in the future receive, customary fees.  In the course of its business, the underwriter and its affiliates may actively trade our securities or loans for their own account or for the accounts of customers, and, accordingly, the underwriter and its affiliates may at any time hold long or short positions in such securities or loans.  Except for services provided in connection with this offering, the underwriter has not provided any investment banking or other financial services to us during the 180-day period preceding the date of this prospectus and we do not expect to retain the underwriter to perform any investment banking or other financial services for at least 90 days after the date of this prospectus.

NOTICE TO INVESTORS

Notice to Investors in the United Kingdom

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any such securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)           to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)           to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)           by the underwriter to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive); or

(d)           in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of these securities shall result in a requirement for the publication by the issuer or the underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any such securities to be offered so as to enable an investor to decide to purchase any such securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The underwriter has represented, warranted and agreed that:

(a)           it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any of the securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer; and

(b)           it has complied with and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

European Economic Area

In particular, this document does not constitute an approved prospectus in accordance with European Commission’s Regulation on Prospectuses no. 809/2004 and no such prospectus is to be prepared and approved in connection with this offering. Accordingly, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (being the Directive of the European Parliament and of the Council 2003/71/EC and including any relevant implementing measure in each Relevant Member State) (each, a Relevant Member State), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) an offer of securities to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to such securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of securities to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in the last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. For these purposes the securities offered hereby are “securities.”

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Sichenzia Ross Friedman Ference LLP., New York, New York. Lowenstein Sandler LLP, New York, New York, is acting as counsel to the underwriter in this offering.

EXPERTS

The consolidated financial statements of MabVax Therapeutics Holdings, Inc. as of December 31, 2015 and 2014, and for the years then ended included in this registration statement have been so included in reliance on the report of CohnReznick LLP, an independent registered public accounting firm, which included an explanatory paragraph about MabVax Therapeutics Holdings, Inc.’s ability to continue as a going concern, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed with the registration statement. For further information about us and the securities offered hereby, we refer you to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the filed exhibits may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referenced above. We make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information found on our website is not part of this prospectus.

MABVAX THERAPEUTICS HOLDINGS, INC.
INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015 (unaudited)	F-1
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2016 and 2015 (unaudited)	F-2
Condensed Consolidated Statements of Stockholders' Equity for the Three Months Ended March 31, 2016 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2016 and 2015 (unaudited)	F-4
Notes to Unaudited Condensed Consolidated Financial Statements	F-5

Report of Independent Registered Public Accounting Firm	F-22
Consolidated Balance Sheets as of December 31, 2015 and 2014	F-23
Consolidated Statements of Operations For the Years Ended December 31, 2015 and 2014	F-24
Consolidated Statements of Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Stockholders’ Equity (Deficit) For the Years Ended December 31, 2015 and 2014	F-25
Consolidated Statements of Cash Flows For the Years Ended December 31, 2015 and 2014	F-34
Notes to Consolidated Financial Statements	F-35

MABVAX THERAPEUTICS HOLDINGS, INC.
Condensed Consolidated Balance Sheets
	March 31,	December 31,
	2016	2015
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$5,628,880	$4,084,085
Grants receivable	273,638	757,562
Prepaid expenses	339,176	419,751
Other current assets	—	47,586
Total current assets	6,241,694	5,308,984
Property and equipment, net	470,120	135,486
Goodwill	6,826,003	6,826,003
Other long term assets	148,597	126,654
Total assets	$13,686,414	$12,397,127
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,014,606	$3,002,497
Accrued compensation	463,828	562,755
Accrued clinical operations and site costs	472,990	391,041
Accrued lease contingency fee	590,504	590,504
License fee payable	225,000	225,000
Other accrued expenses	450,873	186,566
Interest payable	50,437	—
Notes payable – capital leases	16,051	—
Total current liabilities	4,284,289	4,958,363
Long-term liabilities:		—
Notes payable, net	3,980,437	—
Capital leases	79,605	—
Other long-term liabilities	102,863	—
Total long-term liabilities	4,162,905	—

Commitments and contingencies:

Stockholders' equity:
Series D convertible preferred stock, $0.01 par value, 1,000,000 shares authorized, 183,289 and 191,491 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively, with a liquidation preference of $1,833 and $1,915 as of March 31, 2016, and December 31, 2015, respectively	1,833	1,915
Series E convertible preferred stock, $0.01 par value, 100,000 shares authorized, 33,333 shares issued and outstanding with a liquidation preference of $333	333	333
Common stock, $0.01 par value; 150,000,000 shares authorized, 29,311,272 and 28,391,072 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	293,113	283,911
Additional paid-in capital	69,950,489	67,754,383
Accumulated deficit	(65,006,548)	(60,601,778)
Total stockholders' equity	5,239,220	7,438,764
Total liabilities and stockholders' equity	$13,686,414	$12,397,127

See Accompanying Notes to Condensed Consolidated Financial Statements

MABVAX THERAPEUTICS HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenues:
Grants	$148,054	$239,539
Total revenues	148,054	239,539

Operating costs and expenses:
Research and development	1,700,512	1,725,893
General and administrative	2,651,837	980,589
Total operating costs and expenses	4,352,349	2,706,482
Loss from operations	(4,204,295)	(2,466,943)
Interest and other income (expense)	(200,475)	(184)
Change in fair value of warrant liability	—	19,807
Net loss	(4,404,770)	(2,447,320)
Deemed dividend on Series A-1 preferred stock	—	(9,017,512)
Deemed dividend on Series A-1 warrant	—	(179,411)
Deemed dividend on Series B preferred stock	—	(8,655,998)
Accretion of preferred stock dividends	—	(93,234)
Net loss allocable to common stockholders	$(4,404,770)	$(20,393,475)
Basic and diluted net loss per share	$(0.15)	$(6.25)
Shares used to calculate basic and diluted net loss per share	29,208,186	3,262,599

See Accompanying Notes to Condensed Consolidated Financial Statements

MABVAX THERAPEUTICS HOLDINGS, INC.
Condensed Consolidated Statements of Stockholders’ Equity
For the Three Months Ended March 31, 2016
(Unaudited)

	Series D and E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount

Balance at December 31, 2015	224,824	$2,248	28,391,072	$283,911	$67,754,383	$(60,601,778)	$7,438,764
Conversion of Series D Preferred Stock to common stock	(8,202)	(82)	820,200	8,202	(8,120)	—	—
Issuance of warrants in connection with note payable transaction on January 15, 2016	—	—	—	—	607,338	—	607,338
Stock issued for services	—	—	100,000	1,000	63,000	—	64,000
Stock-based compensation	—	—	—	—	1,533,888	—	1,533,888
Net loss	—	—	—	—	—	(4,404,770)	(4,404,770)
Balance at March 31, 2016	216,662	$2,166	29,311,272	$293,113	$69,950,489	$(65,006,548)	$5,239,220

See Accompanying Notes to Condensed Consolidated Financial Statements

MABVAX THERAPEUTICS HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended March 31,
	2016	2015

Operating activities
Net loss	$(4,404,770)	$(2,447,320)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	8,340	4,323
Stock-based compensation	1,533,888	82,772
Restricted stock issued for services	64,000	—
Change in fair value of warrants	—	(19,807)
Debt discount amortization	71,547	—
Increase (decrease) in operating assets and liabilities:
Grant receivable	483,924	(155,195)
Other receivables	—	2,275
Prepaid expenses and other	69,650	44,474
Accounts payable	(1,060,796)	753,184
Accrued clinical operations and site costs	81,949	22,847
Accrued compensation	(98,927)	88,434
Other accrued expenses	339,565	200,483
Net cash used in operating activities	(2,911,630)	(1,423,530)
Investing activities
Purchases of property and equipment	(153,899)	(28,867)
Net cash used in investing activities	(153,899)	(28,867)
Financing activities
Cash received from bank loan, net of financing costs	4,610,324	—
Issuances of common stock, net of issuance costs	—	4,714,726
Net cash provided by financing activities	4,610,324	4,714,726
Net change in cash and cash equivalents	1,544,795	3,262,329
Cash and cash equivalents at beginning of period	4,084,085	1,477,143
Cash and cash equivalents at end of period	$5,628,880	$4,739,472

Supplemental disclosures of non-cash investing and financing information:
Capital lease in connection with purchases of equipment	$95,656	$—
Purchase of equipment in accounts payable	$109,471	$—
Deemed dividend on beneficial conversion feature for preferred stock	$—	$17,852,921
Accretion of redemption value for Series A-1 and B preferred stock	$—	$93,234
Conversion of Series A-1 redeemable preferred stock into common stock	$—	$162,968
Conversion of Series C preferred stock to common stock	$—	$966
Conversion of Series B preferred stock to common stock	$—	$160,380
Exchange of Series A-1 preferred stock and warrants into common stock and Series D preferred stock	$—	$13,111,280
Exchange of Series B preferred stock and warrants into common stock and Series D preferred stock	$—	$10,451,784
Fair value of warrants issued	$607,338	$—

See Accompanying Notes to Condensed Consolidated Financial Statements

MABVAX THERAPEUTICS HOLDINGS, INC.
Notes to Unaudited Condensed Consolidated Financial Statements

1. Basis of Presentation

We are a Delaware corporation, originally incorporated in 1988 under the name Terrapin Diagnostics, Inc. in the State of Delaware, and subsequently renamed “Telik, Inc.” in 1998, and thereafter renamed MabVax Therapeutics Holdings, Inc. (“MabVax Therapeutics Holdings”) in September 2014. Our principal corporate office is located at 11535 Sorrento Valley Road, Suite 400, San Diego, CA 92121 telephone: (858) 259-9405. On July 8, 2014, we consummated a merger with MabVax Therapeutics, Inc. (“MabVax Therapeutics”), pursuant to which our subsidiary Tacoma Acquisition Corp. merged with and into MabVax Therapeutics, with MabVax Therapeutics surviving as our wholly owned subsidiary. This transaction is referred to as the “Merger.” Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this Quarterly Report mean MabVax Therapeutics Holdings on a condensed consolidated financial statement basis with our wholly-owned subsidiary following the Merger, MabVax Therapeutics, as applicable. The Company has traded under the symbol MBVX (OTCQB: MBVX) since October 10, 2014.

The balance sheet data at December 31, 2015, has been derived from audited financial statements at that date. It does not include, however, all of the information and notes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete financial statements.

The Company is a clinical stage biopharmaceutical company engaged in the discovery, development and commercialization of proprietary human monoclonal antibody products and vaccines for the treatment of a variety of cancers. The Company has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers. Therapeutic vaccines under development were discovered at Memorial Sloan Kettering Cancer Center (“MSK”) and are exclusively licensed to MabVax Therapeutics. The Company operates in only one business segment.

The Company has incurred net losses since inception and expects to incur substantial losses for the foreseeable future as it continues its research and development activities. To date, the Company has funded operations primarily through government grants, proceeds from the sale of common and preferred stock, the issuance of debt, the issuance of common stock in lieu of cash for services, payments from collaborators, and interest income. The process of developing products will require significant additional research and development, preclinical testing and clinical trials, as well as regulatory approvals. We expect these activities, together with general and administrative expenses, to result in substantial operating losses for the foreseeable future. The Company will not receive substantial revenue unless we or our collaborative partners complete clinical trials, obtain regulatory approvals and successfully commercialize one or more products; or we license our technology after achieving one or more milestones of interest to a potential partner.

The accompanying unaudited condensed consolidated financial statements were prepared using GAAP for interim financial information and the instructions to Regulation S-X. While these statements reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the results of the interim period, they do not include all information or notes required by GAAP for annual financial statements and should be read in conjunction with the Audited Financial Statements of MabVax Therapeutics Holdings for the year ended December 31, 2015, filed in our Annual Report on Form 10-K on March 14, 2016.

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-2,"Leases (Topic 842)". This update will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged, and it simplified the accounting for sale and leaseback transactions. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently in the process of assessing what impact this new standard may have on our condensed consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying condensed consolidated financial statements.

2. Liquidity and Going Concern

The accompanying condensed consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will continue to operate as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying condensed consolidated financial statements, the Company had a net loss of $4,404,770, net cash used in operating activities of $2,911,630, net cash used in investing activities of $153,899, and net cash provided by financing activities of $4,610,324 for the three months ended March 31, 2016. As of March 31, 2016, the Company had $5,628,880 in cash and cash equivalents and an accumulated deficit of $65,006,548.

On March 31, 2015 and April 10, 2015, we closed on a financing transaction by entering into separate subscription agreements with accredited investors relating to the issuance and sale of an aggregate of $11,714,498 of units (the “Units”) at a purchase price of $0.75 per Unit, with each Unit consisting of one share of our common stock, par value $0.01 per share (or, at the election of any investor who, as a result of receiving common stock would hold in excess of 4.99% of our issued and outstanding common stock, shares of our newly designated 0% Series E Convertible Preferred Stock) and a thirty-month warrant to purchase one half of one share of common stock at an initial exercise price of $1.50 per share, as further described in the Notes to Financial Statements – Equity, (the “April 2015 Private Placement”).

The initial closing of the April 2015 Private Placement took place on March 31, 2015, in which the Company sold an aggregate of $4,995,749 of Units. Following the initial closing the Company entered into separate reconfirmation agreements with the investors in order to extend the initial closing date, increase the offering amount, and adopt a lockup agreement, which was entered by all investors who elected to continue their investment. The second closing was completed on April 10, 2015 for an additional $6,718,751 of Units. The Company issued $2,500,000 of Units consisting of Series E Convertible Preferred Stock on April 10, 2015 and the remainder of Units issued in the April 2015 Private Placement were in the form of common stock Units. Of the total cash received in the second closing on April 10, 2015, $3,500,000 was initially held in escrow under the terms of an escrow agreement with Signature Bank, N.A for a period of 10 weeks pending the approval of a representative of one of the lead investors to release the funds. On June 22, 2015, the Company, Signature Bank, N.A. and OPKO Health, Inc. (“OPKO”) extended the term of the escrow to 16 weeks from the closing of the April 2015 Private Placement. As further consideration for the amendment, on June 30, 2015, the Company and OPKO entered into a letter agreement pursuant to which the Company granted OPKO the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members of the Company’s board of directors (the “Board” or the “Board of Directors”), or to approve the person(s) nominated by the Company pursuant to the agreement in consideration for the release of the escrowed funds. The nominees will be subject to the satisfaction of standard corporate governance practices and any applicable national securities exchange requirements. Upon signing the agreement, the escrowed funds were released to the Company.

On October 5, 2015, we closed a public offering of 2,500,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock, at an offering price of $1.10 per share. For every two shares of common stock sold, the Company issued one warrant to purchase one share of common stock. The Company received $2,750,000 in gross proceeds, before underwriting discounts and commissions and offering expenses totaling approximately $586,608, and without giving effect to the exercise of the underwriters’ over-allotment option. The Company has been using the net proceeds from this offering to fund the HuMab-5B1 human antibody program through Phase I clinical development and for working capital and general corporate purposes.

The shares and warrants were separately issued and sold in equal proportions. The warrants are immediately exercisable, expire September 30, 2018, and have an exercise price of $1.32 per share. The warrants are not listed on any securities exchange or other trading market. The underwriters did not exercise a 30-day option to purchase up to an additional 375,000 shares of common stock and up to an additional 187,500 warrants at the same price to cover over-allotments, if any.

Under the terms of the underwriting agreement entered into between the Company and the underwriter in the public offering, the Company, without the prior written consent of the underwriter, was prohibited, for a period of 90 days after execution of the underwriting agreement, from issuing any equity securities, subject to certain exceptions.

On October 12, 2015, the Company and investors holding over 60% of the outstanding Registerable Securities (as such term is defined in the Registration Rights Agreements) issued in the April 2015 Private Placement entered into a third amendment agreement to the Registration Rights Agreements to suspend the Company’s registration obligations under the Registration Rights Agreements and related subscription agreements during any period when the “Standstill” provision set forth in the related subscription agreements is in effect. On January 28, 2016, we filed a registration statement with the SEC covering the resale of such registrable securities, which was declared effective by the SEC on February 10, 2016.

On January 15, 2016, the Company and Oxford Finance LLC, as collateral agent and lender, entered into a Loan and Security Agreement providing for senior secured term loans to the Company in an aggregate principal amount of up to $10,000,000, subject to the terms and conditions set forth in the Loan Agreement (the “January 2016 Term Loan”). On January 15, 2016, the Company received an initial loan of $5,000,000 under the Loan Agreement, before fees and issuance costs of approximately $390,000.

We anticipate that the Company will continue to incur net losses into the foreseeable future as we: (i) initiate in the first quarter 2016 Phase I clinical trials planned for our stand-alone therapeutic HuMab 5b-1 and early in 2016 our PET imaging agent 89Zr-HuMab-5B1, (ii) continue to conduct preclinical efforts on several other programs, and (iii) continue operations as a public company. After giving effect to the net proceeds received from the January 2016 Term Loan, management believes that the Company has sufficient funds to meet its obligations through September 2016. These conditions give rise to substantial doubt as to the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We plan to continue to fund the Company’s losses from operations and capital funding needs through equity or debt financings, strategic collaborations, licensing arrangements, asset sales, government grants or other arrangements. However, we cannot be sure that such additional funds will be available on reasonable terms, or at all. If we are unable to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. In addition, if the Company does not meet its payment obligations to third parties as they come due, it may be subject to litigation claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

If the Company raises additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If the Company raises additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict the Company’s ability to operate its business.

3. Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company limits its exposure to credit loss by holding cash in U.S. Dollars or, from time to time, placing cash and investments in U.S. government, agency and government-sponsored enterprise obligations.

4. Fair value of financial instruments

The Company’s financial instruments consist of cash and cash equivalents, grants receivable, prepaid expenses and other current assets and accounts payable, all of which are generally considered to be representative of their respective fair values because of the short-term nature of those instruments.

5. Convertible Preferred Stock, Common Stock and Warrants

MabVax Therapeutics Series B preferred stock and warrants (Pre-Merger MabVax Therapeutics Issuances)

Due to the anti-dilution protection in our Series B Warrants (described below), the Series B warrants were recorded as a current liability in the amount of $92,463 on the Company’s condensed consolidated balance sheet as of December 31, 2014. On March 25, 2015, the Series B warrants were re-valued at $72,656 prior to being exchanged into shares of common stock and Series D convertible preferred stock on a one for one basis and the warrant liability was eliminated and the Company recorded a gain of $19,807 for the three months ended March 31, 2015.

Dividends on Preferred Stock

The Company immediately recognizes the changes in the redemption value on preferred stock as they occur and the carrying value of the security is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting date based on the conditions that exist as of that date. The value adjustment made to the redemption value and preferred stock dividends for the three months ended March 31, 2015, was an increase of $93,234.

No dividends were ever declared by the MabVax Therapeutics Board of Directors since MabVax Therapeutics’ inception on either of the MabVax Therapeutics Series A redeemable convertible preferred stock or the MabVax Therapeutics Series B redeemable convertible preferred stock.

Conversion of Preferred Stock into Common Stock

During the three months ended March 31, 2015, holders of Series A-1, Series B, and Series C preferred stock converted 64,019, 106,437, and 96,571 shares into 38,456, 276,883, and 120,714 shares of common stock, respectively.

Exchange of Series A-1 and Series B Preferred Stock and Warrants into Common Stock and Series D Preferred Stock

On March 25, 2015, the Company entered into separate exchange agreements with certain holders of the Company’s Series A-1 preferred stock and Merger warrants (the “Series A-1 Exchange Securities”) and holders of the Company’s Series B preferred stock and Series B warrants (the “Series B Exchange Securities” and, collectively with the Series A-1 Exchange Securities, the “Exchange Securities”), all previously issued by the Company. Pursuant to the exchange agreements, the holders exchanged the Exchange Securities and relinquished any and all other rights they may have had pursuant to the Exchange Securities, their respective governing agreements and certificates of designation, including any related registration rights, in exchange for an aggregate of 2,537,502 shares of the Company’s common stock and an aggregate of 238,156 shares of the Company’s newly designated Series D Convertible preferred stock (the “Series D preferred stock”), convertible into 23,815,600 shares of common stock. No cash was exchanged in the transaction. The Company recorded deemed dividends of $9,017,512, $8,655,998 and $179,411 representing the excess fair value of the common stock issued over the original conversion terms of the Series A-1 and Series B preferred stock as part of the consideration for elimination of the Series A-1, Series B preferred stock and Series A-1 warrant, respectively.

Additionally, the Company is restricted from issuing any shares of common stock or securities convertible into common stock, enter into any equity line of credit or issue any floating or variable priced equity linked instrument without the consent of a certain recipient of Exchange Securities until the earlier to occur of: (a) April 1, 2017; (b) the date on which the Company has raised at least $10 million in equity financing; (c) the date on which the Company has closed one or more licensing agreements with corporate partners pursuant to which the Company is entitled to receive in total a minimum of $10 million in initial licensing or equity investments under such agreements; and (d) the date on which shares of the Company’s common stock are listed on any of the New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market, The NASDAQ Capital Market or any similar national exchange.

No commission or other payment was received by the Company in connection with the exchange agreements.

Series D Preferred Stock

As of March 31, 2016, there were 183,289 shares of Series D preferred stock issued and outstanding which are convertible into 18,328,900 shares of common stock.

As contemplated by the exchange agreements and as approved by the Company’s Board of Directors, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designations”), on March 25, 2015. Pursuant to the Series D Certificate of Designations, the Company designated 1,000,000 shares of its blank check preferred stock as Series D preferred stock. Each share of Series D preferred stock has a stated value of $0.01 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Series D preferred stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series D preferred stock is convertible into 100 shares of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series D preferred stock to the extent that, as a result of such conversion, the holder beneficially would own more than 4.99% (provided that certain investors elected to block their beneficial ownership initially at 2.49% in the Exchange Agreements), in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D preferred stock. Each share of Series D preferred stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series D preferred stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series D preferred stock are convertible into at such time, but not in excess of the beneficial ownership limitations.

As of March 25, 2015, pursuant to the terms of the exchange agreements, the Series A-1 Purchase Agreement, dated February 12, 2014; Series A-1 Registration Rights Agreement, dated February 12, 2014; the Series B Purchase Agreement, dated May 12, 2014; and the Series B Registration Rights Agreement, dated May 12, 2014; all of which have been described as part of the Company’s annual report on Form 10-K, were terminated, and all rights covenants, agreements and obligations contained therein, are of no further force or effect.

Series E Preferred Stock

As of March 31, 2016, there were 33,333 shares of Series E preferred stock issued and outstanding, convertible into 3,333,300 shares of common stock.

On March 30, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible preferred stock to designate 100,000 shares of its blank check preferred stock as Series E preferred stock.

The shares of Series E preferred stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of such preferred share, plus all accrued and unpaid dividends, if any, on such share of Series E preferred stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series E preferred stock is $75 and the initial conversion price is $0.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, during the period proscribed for in the Series E Preferred Stock Certificate of Designation, in the event the Company issues or sells, or is deemed to issue or sell, shares of common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the share of Series E preferred stock to the extent that, as a result of such conversion, such holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E preferred stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s share of Series E preferred stock, but not in excess of beneficial ownership limitations. The shares of Series E preferred stock bear no interest.

MabVax April 2015 Financing

On March 31, 2015, the Company consummated the first closing of the April 2015 Private Placement and sold $4,714,726 of Units, net of $281,023 in issuance costs, consisting of 6,661,000 shares of common stock and warrants to purchase 3,330,500 shares of common stock with an exercise price of $1.50 a share. The Units were sold at a price of $0.75 per Unit.

On April 10, 2015, the Company consummated the second and final closing of the April 2015 Private Placement and sold $3,831,622 of Units, net of $387,127 in issuance costs, of which $2,500,000 of the Units consisted of Series E preferred stock and the balance of it consisting of 5,624,998 shares of common stock, together with warrants to all investors to purchase 4,479,167 shares of common stock at $1.50 a share. Each Unit was sold at a purchase price of $0.75 per Unit.

The Company paid commissions to broker-dealers in the aggregate amount of approximately $574,000 in the April 2015 Private Placement.

OPKO was the lead investor in the April 2015 Private Placement, purchasing $2,500,000 of Units consisting of Series E preferred stock.

As a condition to OPKO’s and Frost Gama Investment Trust’s, or FGIT’s, participation in the April 2015 Private Placement, each of the other investors in the April 2015 Private Placement agreed to execute lockup agreements restricting the sale of 50% of the securities underlying the Units purchased by them for a period of six months and the remaining 50% prior to the expiration of one year following the final closing date of the April 2015 Private Placement.

On April 10, 2015, the Company agreed that $3.5 million of the net proceeds of such closing would be paid into and held under the terms of an escrow agreement with Signature Bank, N.A pending the approval of a representative of OPKO or 10 weeks thereafter, unless released sooner or extended by the Company and OPKO. On June 22, 2015, the Company and OPKO extended the termination date of the escrow to 16 weeks from the final closing of the April 2015 Private Placement. In connection with the OPKO investment, Steven Rubin, Esq. was appointed advisor to the Company. The escrowed funds were to be returned to the applicable investors and the Company shall have no further obligation to issue Units to such investors in the event certain release conditions are not met. On June 30, 2015, the Company and OPKO entered into a letter agreement pursuant to which the Company granted the representative the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members of the Company’s Board, or to approve the person(s) nominated by the Company pursuant to the agreement in consideration for the release of the escrowed funds. The nominees will be subject to the satisfaction of standard corporate governance practices and any applicable national securities exchange requirements. Upon signing the agreement, the escrowed funds were released to the Company.

The warrants are exercisable upon issuance and expire 30 months thereafter and may be exercised for cash or on a cashless basis. The warrants have a per share exercise price of $1.50, subject to certain adjustments including stock splits, dividends and reverse-splits. The Company is prohibited from effecting the exercise of the warrants to the extent that, as a result of such exercise, the holder beneficially would own more than 4.99% in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the warrants.

In connection with the April 2015 Private Placement, the Company also entered into a registration rights agreements (the “Registration Rights Agreements”) with the investors in the April 2015 Private Placement pursuant to which the Company agreed to file a registration statement with the SEC covering the resale of 25% of common stock issued pursuant to the Subscription Agreements including 25% of the common stock issuable upon conversion of the Series E preferred stock, in the event the investors elect to receive Series E preferred stock instead of common stock (together, the “Registrable Securities”), no later than 60 days following the final closing date of the April 2015 Private Placement, and to use its commercially reasonable best efforts to have such registration statement declared effective within 120 days after filing. Investors in the Private Placement also may be required under certain circumstances to agree to refrain from selling securities underlying the Purchased Units. The liquidated damages for failure to achieve effectiveness of the Registerable Securities is 1% a month 120 days after filing, and provided management has not used commercially reasonable best efforts to have the registration statement declared effective within that time frame.

On June 9, 2015, the Company and investors holding over 60% of the outstanding Registrable Securities entered into an amendment agreement to the Registration Rights Agreements in order to extend the filing date of the registration statement to waive any payments that may be due to the investors as a result of the Company not filing a registration statement on or before the original filing date. On August 4, 2015, the Company and investors holding over 70% of the outstanding Registrable Securities entered into a second amendment agreement to further extend the filing date to October 9, 2015.

On October 12, 2015, the Company and investors holding over 60% of the outstanding Registerable Securities entered into a third amendment agreement to the Registration Rights Agreements to suspend the Company’s registration obligations under the Registration Rights Agreements and related subscription agreements during any period when the “Standstill” provision set forth in the subscription agreements is in effect.

On January 28, 2016, the Company filed a Registration Statement on Form S-1, registering 3,904,830 shares of common stock for resale representing 3,071,500 shares of common stock and 833,333 shares of common stock which are issuable upon conversion of the Company’s Series E Convertible Preferred Stock issued in the April 2015 Private Placement.

Except for certain issuances, for a period beginning on the closing date of the April 2015 Private Placement and ending on the date that is the earlier of (i) 24 months from the final closing date of the April 2015 Private Placement, (ii) the date the Company consummates a financing (excluding proceeds from the April 2015 Private Placement) in which the Company receives gross proceeds of at least $10,000,000 and (iii) the date the common stock is listed for trading on a national securities exchange (such period until the earlier date, the “Price Protection Period”), in the event that the Company issues any shares of common stock or securities convertible into common stock at a price per share or conversion price or exercise price per share that is less than $0.75, the Company shall issue to the investors in the April 2015 Private Placement such additional number of shares of common stock such that the investor shall own an aggregate total number of shares of common stock as if they had purchased the Units at the price of the lower price issuance. No adjustment in the warrants is required in connection with a lower price issuance.

The Company has also granted each investor a right of participation in the Company’s financings for a period of 24 months.

In the event the Company conducts certain private or public offerings of its securities, each investor has agreed, if requested by the underwriter or placement agent so engaged by the Company in connection with such offering, to refrain from selling any securities of the Company for a period of up to 60 days.

Between April 13, 2015 and April 14, 2015, certain holders of warrants issued in the April 2015 Private Placement to purchase an aggregate of 1,849,999 shares of common stock exercised such warrants on a cashless basis for an aggregate issuance of 1,219,780 shares of common stock. As of March 31, 2016, there were 5,959,668 warrants outstanding to purchase common stock at $1.50 a share.

On October 5, 2015, the Company closed a public offering of 2,500,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock, at an offering price of $1.10 per share. For every two shares of common stock sold, the Company issued one warrant to purchase one share of common stock. The Company received $2,750,000 in gross proceeds, before underwriting discounts and commissions and offering expenses totaling approximately $586,608, and without giving effect to the exercise of the underwriters’ over-allotment option. The Company has been using the net proceeds from this offering to fund the HuMab-5B1 human antibody program through Phase I clinical development and for working capital and general corporate purposes.

The shares and warrants were separately issued and sold in equal proportions. The warrants are immediately exercisable, expire September 30, 2018, and have an exercise price of $1.32 per share. The warrants are not listed on any securities exchange or other trading market. As of March 31, 2015, there were warrants to purchase 1,250,000 shares of common stock outstanding. The Company granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock and up to an additional 187,500 warrants at the same price to cover over-allotments, if any.

Under the terms of the underwriting agreement entered into between the Company and the underwriter in the public offering, the Company, without the prior written consent of the underwriter, was prohibited, for a period of 90 days after execution of the underwriting agreement, from issuing any equity securities, subject to certain exceptions.

Issuance of Common Stock under Common Stock Purchase Agreement

In connection with the Company’s July 2014 financing, or the July 2014 Financing Transaction, the Company assumed certain obligations as per the original agreement to issue additional shares to investors in the July 2014 Financing Transaction if a subsequent financing was at a price per share lower than the price per share in the July 2014 Financing Transaction. The Company issued on March 31, 2015, an aggregate of 88,093 shares of common stock that were required to be issued in connection with the July 2014 Financing Transaction as a result of the lower share price in the Private Placement.

Grant of Restricted Shares

Rubin Grant

On April 3, 2015, the Company entered into a consulting agreement with Steve Rubin pursuant to which he agreed to provide advisory services in connection with corporate strategy, licensing and business development estimated to be for a period of 12 months. In exchange for his services, the Company provided him with a one-time grant of 200,000 shares of the Company’s restricted common stock, valued at $2.30 a share. As the shares granted were fully vested upon grant and the Company has no legal recourse to recover the shares in the event of nonperformance, the Company recognized the grant date fair value of the shares as consulting expense upon grant during the second quarter of 2015.

Ravetch Grant

On April 4, 2015, the Board approved the issuance of an additional restricted stock award of 131,500 shares to Jeffrey Ravetch. This award is for future services covering at least a one-year period. The award was granted in addition to the prior award to Dr. Ravetch on April 2, 2015 of: (i) 34,250 restricted shares and (ii) options to purchase 34,250 shares of common stock with an exercise price of $2.30 per share, for a total grant of 200,000 restricted shares and options. As the 131,500 shares granted were fully vested upon grant and the Company has no legal recourse to recover the shares in the event of nonperformance, the Company recognized the grant date fair value of the shares as consulting expense upon grant during the second quarter of 2015.

Livingston Grant

On April 4, 2015, the Board of Directors approved a restricted stock award by the Company of 1,000,000 shares of common stock, valued at $2.30 a share, to be issued to Phil Livingston, Ph.D. for his continuing service to the Company. On May 13, 2015, the Compensation Committee of the Board clarified that the award was being granted in consideration for at least one year of Dr. Livingston’s services. The committee further clarified that the vesting of the common stock shall be on the one-year anniversary of the Board of Directors’ approval of the award, or April 4, 2016. The Company is expensing the grant date fair value of the award over the vesting period of one year.

Consulting Agreement

On April 5, 2015, the Company entered into a consulting agreement with The Del Mar Consulting Group, Inc. and Alex Partners, LLC, together, the “Investor Relations Consultants”, pursuant to which such Investor Relations Consultants shall provide investor relations services to the Company in consideration for an immediate grant of 300,000 shares of the Company’s restricted common stock and a monthly cash retainer of $12,000 a month for ongoing services for a period of one year. The consultants also received an additional 200,000 shares of the Company’s restricted common stock upon the Company’s achieving a milestone based on its fully-diluted market capitalization. As the shares granted were fully vested upon grant and the Company has no legal recourse to recover the shares in the event of nonperformance, the Company recognized the grant date fair value of the 300,000 shares or $690,000, as investor relations expense upon grant during the second quarter of 2015. The performance condition for the 200,000 shares became probable and the market capitalization metric was met during the second quarter; therefore, the Company recognized an additional $460,000 of expense during the quarter ended June 30, 2015.

Consultant Grants

During 2015, the Board of Directors approved the issuance of restricted stock awards to two consultants totaling 120,000 shares with vesting terms ranging from one to three years, valued from $1.77 to $2.13 per share. The Company is expensing each of the grant date fair value of the awards over the performance period for the award, which will be re-measured at the end of each quarter until the performance is complete. As of March 31, 2016, the Company expensed $25,525 related to these grants. As of March 31, 2016, the expected future compensation expense related to these grants is $60,875 based upon the Company’s stock price on March 31, 2016.

On January 13, 2016, the Board of Directors approved the issuance of 100,000 shares of restricted stock valued at $64,000 to a consultant for advisory services to the Company.

6. Notes Payable

On January 15, 2016, we entered into a loan and security agreement with Oxford Finance, LLC pursuant to which we are able to borrow $10,000,000 in two equal tranches of $5,000,000 each (the “Loan and Securities Agreement”). The first tranche of $5,000,000 was funded at close on January 15, 2016 (the “Term A Loan”), and the second tranche of $5,000,000 (the “Term B Loan”) will be funded upon the Company achieving positive interim data on the Phase 1 HuMab-5B1 antibody trial in pancreatic cancer and successfully uplisting to either the NASDAQ Stock Market or NYSE MKT. The interest rate for each term loan is set on a monthly basis at the Index Rate plus 11.29%, where the Index Rate is the greater of the 30-day LIBOR rate or 0.21%. Interest is due on the first day of each month, in arrears, calculated based on a 360-day year. The loan is interest only for the first year after funding, and the principal amount of the loan is amortized in equal principal payments, plus period interest, over the next 36 months. If the Term B Loan is drawn, then the interest only period is extended by 6 months, followed by a 30-month amortization of the principal amount of the loan. A facility fee of 1.0% or $100,000 was due at closing of the transaction, and was earned and paid by the Company on January 15, 2016. The Company is obligated to pay a $150,000 final payment upon completion of the term of the loan and this amount is being accreted using the effective interest rate method over the term of the loan. Each of the term loans can be prepaid subject to a graduated prepayment fee, depending on the timing of the Prepayment.

Concurrent with the closing of the transaction, the Company granted 1,666,668 common stock purchase warrants to Oxford Finance, LLC with an exercise price of $0.75 per share. The warrants are exercisable for five years and may be exercised on a cashless basis. The Company recorded $607,338 for the relative value of the warrants as a debt discount within notes payable and an increase to additional paid-in capital on the Company’s balance sheet. The debt discount is being amortized as interest expense over the term of the loan using the effective interest method.

We granted Oxford Finance a perfected first priority lien on all of the Company’s assets with a negative pledge on intellectual property. The Company paid Oxford Finance a good faith deposit of $50,000 which was applied towards the facility fee at closing. The Company agreed to pay all costs, fees and expenses incurred by Oxford Finance in the initiation and administration of the facilities including the cost of loan documentation.

At the initial funding, the Company received net proceeds of approximately $4,610,000 after fees and expenses. These fees and expenses are being accounted for as a debt discount and classified within notes payable on the Company’s balance sheet. Consistent with the early adoption of ASU 2015-3, the Company's transaction costs of approximately $390,000 are presented in the balance sheet as a direct deduction from the carrying amount of the notes payable, consistent with debt discounts. Debt discounts, issuance costs and the final payment are being amortized or accreted as interest expense over the term of the loan using the effective interest method.

In connection with the Loan Agreement, the Company issued to the Lenders warrants to purchase 1,666,668 shares of common stock at an exercise price of $0.75 per share. We used the Black-Scholes valuation method to calculate the fair value of the warrant.

The Loan Agreement also contains customary indemnification obligations and customary events of default, including, among other things, our failure to fulfill certain of the Company's obligations under the Loan Agreement, the occurrence of a material adverse change, which is defined as a material adverse change in the Company's business, operations, or condition (financial or otherwise), a material impairment of the prospect of repayment of any portion of the loan, or a material impairment in the perfection or priority of the Lenders’ lien in the collateral or in the value of such collateral. In the event of default by the Company under the Loan Agreement, the Lenders would be entitled to exercise their remedies thereunder, including the right to accelerate payment of the debt, upon which we may be required to repay all amounts then outstanding under the Loan Agreement, which could harm the Company's financial condition.

The Company was in compliance with all applicable covenants set forth in the Loan Agreement as of March 31, 2016.

The Company recorded interest expense related to the term loan of $128,929 for the quarter ended March 31, 2016. The annual effective interest rate on the note payable, including the amortization of the debt discounts and accretion of the final payment, but excluding the warrant amortization, is 11.72%.

Future principal payments under the Loan Agreement as of March 31, 2016 are as follows:

Years ending December 31:
2016	$—
2017	1,527,777
2018	1,666,667
2019	1,666,667
2020	138,889
Notes Payable, balance as of March 31, 2016	5,000,000
Unamortized discount on notes payable	(1,019,563)
Notes Payable, balance as of March 31, 2016	3,980,437
Current portion of notes payable	—
Non-current portion of notes payable	$3,980,437

7. Related Party Transactions
In April 2015, the Company has granted a restricted stock award of 1,000,000 shares to Phil Livingston, Ph.D., an employee and Board member, for his continuing services to the Company and the value of this award is being amortized over a period of one year.

8. Stock-based Activity

Amendment of Equity Incentive Plan

On March 31, 2015, the Company approved a Second Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) to increase the number of shares reserved for issuance under the Plan from 158,073 to 8,360,789 shares of common stock. Additional changes to the Plan include:

•
An “evergreen” provision to reserve additional shares for issuance under the Plan on an annual basis commencing on the first day of fiscal 2016 and ending on the second day of fiscal 2024, such that the number of shares that may be issued under the Plan shall be increased by an amount equal to the lesser of: (i) 8,000,000 or the equivalent of such number of shares after the administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the Plan; (ii) the number of shares necessary such that the total shares reserved under the Plan equals (x) 15% of the number of outstanding shares of common stock on such date (assuming the conversion of all outstanding shares of Preferred Stock (as defined in the Plan) and other outstanding convertible securities and exercise of all outstanding warrants to purchase common stock) plus (y) 229,000; and (iii) an amount determined by the Board;

•	Provide that no more than 3,000,000 shares may be granted to any participant in any fiscal year.

•	Provisions to allow for performance based equity awards to be issued by the Company in accordance with Section 162(m) of the Internal Revenue Code.

Stock-based Compensation

We measure stock-based compensation expense for equity-classified awards, principally related to stock options and restricted stock units, or RSUs, based on the estimated fair value of the award on the date of grant. We recognize the value of the portion of the award that we ultimately expect to vest as stock-based compensation expense over the requisite service period in our condensed consolidated statements of operations. Due to limited activity in 2016 and 2015, we assumed a forfeiture rate of zero.

We use the Black-Scholes model to estimate the fair value of stock options granted. The expected term of stock options granted represents the period of time that we expect them to be outstanding. For the three months ended March 31, 2016 we used volatility of 81.98% to 83.75%, dividend rate of 0%, expected term of 6 years, and risk-free interest rate of 1.23% to 1.43% in our Black-Scholes calculations. There we no stock option grants during the quarter ended March 31, 2015.

Total estimated stock-based compensation expense, related to all of the Company’s stock-based payment awards recognized under ASC 718, “Compensation—Stock Compensation” was comprised of the following:

	Three Months Ended March 31,
	2016	2015
Research and development	$303,624	$41,576
General and administrative	1,230,264	41,196
Total share-based compensation expense	$1,533,888	$82,772

Stock-based Award Activity

The following table summarizes the Company’s stock option activity during the three months ended March 31, 2016:

	Options Outstanding	Weighted-Average Exercise Price
Outstanding at December 31, 2015	3,243,041	$2.36
Granted	1,346,000	0.76
Exercised	—	—
Forfeited/cancelled/expired	(93,337)	2.21
Outstanding and expected to vest at March 31, 2016	4,495,704	$1.93
Vested and exercisable at March 31, 2016	179,437	$3.66

The total unrecognized compensation cost related to unvested stock option grants as of March 31, 2016, was $3,968,849 and the weighted average period over which these grants are expected to vest is 2.24 years. The weighted average remaining contractual life of stock options outstanding at March 31, 2016 and 2015, is 9.19 and 7.7 years, respectively.

During the first three months of 2016, the Company granted 1,346,000 options to officers and employees with a weighted average exercise price of $0.76 and vesting over a three-year period with vesting starting at the one-year anniversary of the grant date. During the first three months of 2015, there were no grants of options or shares of restricted stock to directors, officers, employees or consultants.

Because the Company had a net operating loss carryforward as of March 31, 2016, no tax benefits for the tax deductions related to stock-based compensation expense were recognized in the Company’s condensed consolidated statements of operations. Additionally, no stock options were exercised in the three months ended March 31, 2016 and 2015.

A summary of activity related to restricted stock grants under the Plan for the quarter ended March 31, 2016 is presented below:

	Shares	Weighted Average Grant-Date Fair Value
Non-vested at December 31, 2015	2,300,850	$2.28
Granted	—	—
Vested	—	—
Forfeited	—	—
Non-vested at March 31, 2016	2,300,850	$2.28

As of March 31, 2016, unamortized compensation expense related to restricted stock grants granted in 2015 amounted to $3,415,151, which is expected to be recognized over a weighted average period of 2.02 years.

Management Bonus Plan

On April 2, 2015, the Compensation Committee of the Board of the Directors approved the 2015 Management Bonus Plan (the “Management Plan”) outlining maximum target bonuses of the base salaries of certain of the Company’s executive officers. Under the terms of the Management Plan, the Company’s Chief Executive Officer shall receive a maximum target bonus of up to 50% of his annual base salary, the Chief Financial Officer shall receive a maximum target bonus of up to 35% of his annual base salary and the Company’s Vice President shall receive a maximum target bonus of up to 25% of his annual base salary.

On April 4, 2015, the Board approved the following Non-Employee Director Policy (the “Incumbent Director Policy”) with respect to incumbent non-employee members of the Board in the event that they are replaced before their term expires:

•	A one-time issuance of 20,000 restricted shares of common stock;
•	The vesting of all options and restricted stock grants held on such date; and
•	The payment of all earned but unpaid cash compensation for their services on the Board and its committees, as of such date.

On April 4, 2015, in connection with his resignation from the Board, Michael Wick received a one-time restricted stock grant of 20,000 shares under the Incumbent Director Policy.

On February 16, 2016, our Compensation Committee approved a 2016 Management Bonus Plan outlining maximum target bonuses of the base salaries of certain of our executive officers. Under the terms of the Management Plan, the Company's Chief Executive Officer shall receive a maximum target bonus of up to 50% of his annual base salary, and the Chief Financial Officer and each of the Company's Vice Presidents of Discovery and Development shall receive a maximum target bonus of up to 30% of their annual base salary.

Common stock reserved for future issuance

Common stock reserved for future issuance consists of the following at March 31, 2016:

Common stock reserved for conversion of preferred stock and warrants	21,662,200
Common stock reserved for exercise of warrants	8,876,336
Common stock options outstanding	4,495,704
Authorized for future grant or issuance under the Stock Plan	1,704,426
Unvested restricted stock	2,300,850
Total	39,039,516

9. Net Loss per Share

The Company calculates basic and diluted net loss per share using the weighted-average number of shares of common stock outstanding during the period.

When the Company is in a net loss position, it excludes from the calculation of diluted net loss per share all potentially dilutive stock options, preferred stock and warrants, and the diluted net loss per share is the same as the basic net loss per share for such periods. If the Company was to be in a net income position, the weighted average number of shares used to calculate the diluted net income per share would include the potential dilutive effect of in-the-money securities, as determined using the treasury stock method.

The table below presents the potentially dilutive securities that would have been included in the calculation of diluted net loss per share if they were not antidilutive for the periods presented.

	As of March 31,
	2016	2015
Stock options	4,495,704	242,893
Preferred stock	21,662,200	23,815,600
Unvested restricted stock	2,300,850	—
Warrants to purchase common stock	8,876,336	3,330,500
Total	37,335,090	27,388,993

10. Contracts and Agreements

Life Technologies Licensing Agreement

On September 24, 2015, the Company entered into a licensing agreement with Life Technologies Corporation, a subsidiary of ThermoFisher Scientific. Under the agreement MabVax agreed to license certain cell lines from Life Technologies to be used in the production of recombinant proteins for the Company’s clinical trials. The amount of the contract is for $450,000 and was fully expensed during 2015. The Company paid $225,000 during 2015 related to this contract.

Rockefeller University Collaboration

In July 2015, the Company entered into a research collaboration agreement with Rockefeller University's Laboratory of Molecular Genetics and Immunology. The Company provided antibody material to Rockefeller University, which is exploring the mechanism of action of constant region (Fc) variants of the HuMab 5B1 in the role of tumor clearance. The Company will supply additional research materials as requested by the university, which is evaluating ways to optimize the function.

Juno Therapeutics Option Agreement

On August 29, 2014, MabVax Therapeutics entered into an Option Agreement (the “Option Agreement”) with Juno Therapeutics, Inc. (“Juno”). Pursuant to the Option Agreement, MabVax Therapeutics granted Juno the option to obtain an exclusive, world-wide, royalty-bearing license authorizing Juno to develop, make, have made, use, import, have imported, sell, have sold, offer for sale and otherwise exploit certain patents MabVax Therapeutics developed with respect to fully human antibodies with binding specificity against human GD2 or sialyl-Lewis A antigens and certain MabVax Therapeutics controlled biologic materials. Juno may exercise its option to purchase the license until the earlier of June 30, 2016 or 90 days from the date MSKCC completes its research with respect to the patents in accordance with the terms of agreements by and between MSKCC and MabVax Therapeutics.

During the three-month period ended March 31, 2016, no revenues had been earned under the Option Agreement; however, the Option Agreement remains valid and active.

The Option Agreement may be terminated by either party (i) upon material breach of the other party if the breach is not cured within 30 days, or (ii) with 60 days’ prior written notice in the event the other party becomes the subject of a voluntary or involuntary petition in bankruptcy. Juno may terminate the Option Agreement at any time upon 30 days’ prior written notice. MabVax Therapeutics may terminate the Option Agreement if Juno, or any Juno employee or affiliate, is a party to any action or proceeding in which Juno, or any Juno employee or affiliate, opposes the Patents or otherwise seeks a determination that any of the Patents are invalid or unenforceable if Juno, or as applicable, its employee and/or affiliate, fails to discontinue its involvement in such an action within 10 days of receiving notice from MabVax Therapeutics.

As consideration for the grant of the exclusive option to purchase the License, Juno has agreed to pay MabVax Therapeutics a one-time up-front option fee in the low five figures. Should the option be exercised, MabVax Therapeutics would expect to negotiate with Juno to pay amounts that include MabVax Therapeutics license fees, milestone payments, and royalty-based compensation in connection with entering into a License. The terms of the License including the financial terms are expected to be agreed upon at a future date.

Patheon Biologics LLC Agreement

On April 14, 2014, the Company entered into a development and manufacturing services agreement with Patheon (f.k.a. Gallus Biopharmaceuticals) to provide a full range of manufacturing and bioprocessing services, including cell line development, process development, protein production, cell culture, protein purification, bio-analytical chemistry and QC testing. Total amount of the contract is estimated at approximately $3.0 million. For the three months ended March 31, 2016 and 2015, the Company recorded none and approximately $786,000 of expense, respectively, associated with the agreement.

NCI PET Imaging Agent Grant

In September 2013, the NCI awarded the Company a SBIR Program Contract to support the Company’s program to develop a PET imaging agent for pancreatic cancer using a fragment of the Company’s 5B1 antibody (the “NCI PET Imaging Agent Grant”). The project period for Phase I of the grant award of approximately $250,000 covered a nine-month period which commenced in September 2013 and ended in June 2014.

On August 25, 2014, the Company was awarded a $1.5 million contract for the Phase II portion of the NCI PET Imaging Agent Grant. The contract is intended to support a major portion of the preclinical work being conducted by the Company, together with its collaboration partner, MSKCC, to develop a novel Positron Emission Tomography (“PET”) imaging agent for detection and assessment of pancreatic cancer. The total contract amount for Phase I and Phase II of approximately $1,749,000 supports research work through June 2016.

The Company records revenue associated with the NCI PET Imaging Agent Grant as the related costs and expenses are incurred. For the three month periods ended March 31, 2016 and 2015, the Company recorded $148,054 and $239,539 of revenue associated with the NCI PET Imaging Agent Grant, respectively.

11. Commitments and contingencies

Litigation

On May 30, 2014, a class action lawsuit was commenced in Santa Clara County Superior Court, State of California, on behalf of Cadillac Partners and others similarly situated, naming as defendants, MabVax Therapeutics, the Company and the Company’s directors, Hudson Bay Capital Management LP, Bio IP Ventures LLC, Hudson Bay Master Fund Ltd., and Hudson Bay IP Opportunities Master Fund LP, together the “Parties”. The suit alleged the defendants breached certain fiduciary duties, or aided and abetted a breach of fiduciary duties, in connection with the Company’s Merger with MabVax Therapeutics. The plaintiff sought to enjoin the Merger and obtain damages as well as attorneys’ and expert fees and costs.

On June 29, 2014, the parties entered into a Stipulation and Settlement (the “Settlement”), pursuant to which the Company agreed to file with the SEC certain supplemental disclosures in connection with the Merger. The Settlement was subject to certain confirmatory discovery to be undertaken by the plaintiff and to the Parties’ agreement on the payment of the plaintiff’s attorneys’ fees and expenses.

On July 16, 2014, the Company and all other parties to the litigation entered into an agreement which, if consummated, would settle the litigation (the “Proposed Settlement”). Among many other terms, under the Proposed Settlement the Company and all defendants will receive a broad release of any and all claims pertaining to the Series B Private Placement, the Merger, the prior disclosure and a wide variety of other matters. The Proposed Settlement also calls for the parties to ask the court to, among other things, enter orders enjoining other stockholders from bringing similar actions, certifying the putative settlement class, and approving the Proposed Settlement as a fair, final, and binding resolution of the litigation. Under the Proposed Settlement, the Company and the other defendants have expressly denied the allegations of the complaint and denied engaging in any other misconduct, nor will any of them make any payment or in any respect amend the negotiated terms of the since-consummated Series B Private Placement and Merger. Finally, under the Proposed Settlement, the Company and the other defendants have not agreed to pay any legal fees, or reimburse any expenses, allegedly incurred by the plaintiffs who filed the complaint; instead, the Company expects that counsel for those plaintiffs will present any such disputed claim for legal fees and expenses to the court for resolution.

On April 20, 2015, the Parties made an application for an Order for Notice and Scheduling of Hearing of Settlement in accordance with a Stipulation of Settlement dated as of April 20, 2015 (the “Action”), which sets forth the terms and conditions for settlement and which provides for dismissal of the Action with prejudice. The Order after Hearing on June 12, 2015, provided preliminary approval of the settlement that was agreed to by the Parties, in which the Company provided supplemental disclosures in the definitive proxy filed with the SEC on June 30, 2014. Notice of the action as a class action was sent to class members in July 2015.

On September 18, 2015, an Order and Final Judgment was entered by the Superior Court of the State of California, approving the settlement that was agreed upon by both parties and closing the case. The Company anticipates that there will be no additional future expenses incurred in this action by the Company after the December 31, 2015 balance sheet date which would not be offset by insurance.

Operating Leases

In connection with the Merger, the Company recorded a $590,504 contingent lease termination fee, in connection with the termination by MabVax Therapeutics Holdings (f.k.a. Telik, Inc.) of the master lease and sublease of the Porter Drive Facility, which is payable to ARE-San Francisco No. 24 (“ARE”), if the Company receives $15 million or more in additional financing in the aggregate, but otherwise forgiven.

On September 2, 2015, the Company entered into a lease (the “Lease”) with AGP Sorrento Business Complex, L.P., for certain premises of office and laboratory space in buildings located at 11535 Sorrento Valley Rd., San Diego, California, to serve as the Company’s corporate offices and laboratories (the “New Premises”). Due to the fact that certain tenant improvements needed to be made to the New Premises before the Company could take occupancy, the term of the Lease did not commence until the New Premises were ready for occupancy, which was on February 4, 2016. The Lease terminates six years after such term commencement date, unless earlier terminated in accordance with the Lease. Pursuant to the terms of the Lease, the monthly base rent is $35,631, subject to annual increases as set forth in the Lease.

The Company has an option to extend the Lease term for a single, five-year period. If the Lease term is extended for the optional five-year period, the monthly base rent will be adjusted based on fair market rental value. In addition to rent, the Company agreed to pay a portion of the taxes and utility, maintenance and other operating costs paid or accrued in connection with the ownership and operation of the property.

The Company previously leased its corporate office and laboratory space under an operating lease that, as amended on August 1, 2010, expired on July 31, 2015. The lease contained an option to cancel at various dates prior to the termination date by paying a cancellation penalty. The Company has provided a refundable security deposit of $11,017 to secure its obligations under the lease, which was included in other long-term assets in the accompanying condensed consolidated financial statements. We recognize rent expense on a straight-line basis over the term the lease. Rent expense of $122,236 and $115,118 was recognized in the years ended December 31, 2015 and 2014, respectively.

The Company recognized rent expense of $87,683 and $33,050 during the quarter ended March 31, 2016 and 2015, respectively.

Minimum future annual operating lease obligations are as follows as of March 31, 2016:

2016 (remaining)	$320,679
2017	439,330
2018	452,510
2019	466,085
2020	480,068
Thereafter	535,776
Total	$2,694,448

Capitalized Leases

On March 21, 2016, the Company entered into a lease agreement with ThermoFisher Scientific (“Lessor”). Under the terms of the agreement, MabVax agreed to lease two pieces of equipment from the Lessor, a liquid chromatography system and an incubator, totaling in cost of $95,656. The term of the lease is five years (60 months) and the monthly lease payment is $1,942. In addition, there is a $1.00 buyout option at the end of the lease term.

As of March 31, 2016, future minimum lease payments due in fiscal years under capitalized leases are as follows:

2016 (remainder of)	$17,480
2017	23,306
2018	23,306
2019	23,306
2020	23,306
2021 and thereafter	5,826
Less interest	(20,874)
Principal	95,656
Less current portion	(16,051)
Noncurrent portion	$79,605

12. Subsequent Events

Series D Conversions

Between April 1, 2016 and May 3, 2016, holders of Series D Preferred Stock converted 10,000 shares of Series D Preferred Stock into 1,000,000 shares of common stock.

On April 1, 2016 the Company entered into a consulting agreement (“the Agreement”) with Jeffrey V. Ravetch, M.D., Ph.D. to provide key technology and product development, as well as corporate development, consulting services to the Company in addition to his services as a Board member. The term of the agreement is two years beginning January 1, 2016, and Dr. Ravetch will receive $100,000 cash compensation for each year of the Agreement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
MabVax Therapeutics Holdings, Inc.

We have audited the accompanying consolidated balance sheets of MabVax Therapeutics Holdings, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, redeemable convertible preferred stock, convertible preferred stock and stockholders’ equity (deficit), and cash flows for the years then ended. MabVax Therapeutics Holdings, Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MabVax Therapeutics Holdings, Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and is dependent on additional financing to fund operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ CohnReznick LLP

San Diego, California
March 14, 2016

MABVAX THERAPEUTICS HOLDINGS, INC.
Consolidated Balance Sheets

	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$4,084,085	$1,477,143
Grants receivable	757,562	84,344
Prepaid expenses	419,751	334,629
Other current assets	47,586	14,675
Total current assets	5,308,984	1,910,791
Property and equipment, net	135,486	57,053
Goodwill	6,826,003	6,826,003
Other long-term assets	126,654	11,017
Total assets	$12,397,127	$8,804,864
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,002,497	$1,313,247
Accrued compensation	562,755	230,381
Accrued clinical operations and site costs	391,041	494,110
Accrued lease contingency fee	590,504	590,504
Other accrued expenses	411,566	245,421
Warrant liability	—	92,463
Total current liabilities	4,958,363	2,966,126
Commitments and contingencies
Redeemable convertible preferred stock:
MabVax Therapeutics Holdings Series B redeemable convertible preferred stock, 1,250,000 shares authorized, none and 1,250,000 issued and outstanding as of December 31, 2015 and 2014, respectively, with a liquidation preference of $2,627,123 as of December 31, 2014	—	1,838,025
Total redeemable convertible preferred stock	—	1,838,025
Stockholders’ equity (deficit):
Series A-1 convertible preferred stock, 2,763,000 shares authorized, none and 1,593,389 shares issued and outstanding as of December 31, 2015 and 2014, respectively, with a liquidation preference of $2,860,233 as of December 31, 2014	—	4,029,576
Series C convertible preferred stock, 200,000 shares authorized, none and 96,571 shares issued and outstanding as of December 31, 2015 and 2014, respectively, with no liquidation preference	—	966
Series D convertible preferred stock, $0.01 par value, 1,000,000 shares authorized, 191,491 and no shares issued and outstanding as of December 31, 2015 and 2014, respectively, with a liquidation preference of $1,915 as of December 31, 2015	1,915	—
Series E convertible preferred stock, $0.01 par value, 100,000 shares authorized, 33,333 and no shares issued and outstanding as of December 31, 2015 and 2014, respectively, with a liquidation preference of $333 as of December 31, 2015	333	—
Common stock, $0.01 par value; 150,000,000 shares authorized as of December 31, 2015, 28,391,072 and 2,802,867 shares issued and outstanding as of December 31, 2015 and 2014, respectively	283,911	28,029
Additional paid-in capital	67,754,383	24,492,450
Accumulated deficit	(60,601,778)	(24,550,308)
Total stockholders’ equity	7,438,764	4,000,713
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$12,397,127	$8,804,864

See Accompanying Notes to Consolidated Financial Statements.

MABVAX THERAPEUTICS HOLDINGS, INC.
Consolidated Statements of Operations

	For the Years Ended December 31,
	2015	2014
Revenues:
Grants	$1,267,036	$304,175
Other	—	10,000
Total revenues	1,267,036	314,175

Operating costs and expenses:
Research and development	9,596,768	3,502,730
General and administrative	9,795,163	5,204,341
Total operating costs and expenses	19,391,931	8,707,071
Loss from operations	(18,124,895)	(8,392,896)
Interest and other income (expense)	(227)	(379)
Change in fair value of warrant liability	19,807	475,422
Net loss	(18,105,315)	(7,917,853)
Deemed dividend on Series A-1 preferred stock	(9,017,512)	(2,214,911)
Deemed dividend on Series A-1 warrant	(179,411)	—
Deemed dividend on Series B preferred stock	(8,655,998)	—
Accretion of preferred stock dividends	(93,234)	(444,992)
Net loss allocable to common stockholders	$(36,051,470)	$(10,577,756)
Basic and diluted net loss per share	$(1.82)	$(9.51)
Shares used to calculate basic and diluted net loss per share	19,844,875	1,112,481

See Accompanying Notes to Consolidated Financial Statements.

MABVAX THERAPEUTICS HOLDINGS, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Stockholders’ Equity (Deficit)

	Redeemable Convertible Preferred Stock
	MabVax Series A		MabVax Series B		MabVax Series C-1		Series B
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Total
Balance at December 31, 2013	956,240	$5,787,906	891,485	$6,737,276	—	$—	—	$—	$12,525,182
Exercise of Series B warrant in January at $0.01 per share	—	—	194,281	1,942	—	—	—	—	1,942
Conversion of $240,000 in accounts payable into 44,466 shares of common stock on February 12, 2014	—	—	—	—	—	—	—	—	—
Issuance of MabVax Series C-1 preferred stock in February at $0.84 per share, net of issuance costs of $126,345	—	—	—	—	3,697,702	2,973,655	—	—	2,973,655
Deemed dividend related to beneficial conversion feature of MabVax Series C-1 preferred	—	—	—	—	—	2,214,911	—	—	2,214,911
Issuance of common stock at $9.32 per share, net of issuance costs of $156,303 in June and July	—	—	—	—	—	—	—	—	—
Reclassification of Series A and Series B to equity in June	(956,240)	(5,787,906)	(1,085,766)	(6,739,218)	—	—	—	—	(12,527,124)
Conversion of Series A to common stock on July 8, 2014	—	—	—	—	—	—	—	—	—
Conversion of Series B to common stock on July 8, 2014	—	—	—	—	—	—	—	—	—
Accretion of redemption value for Series C-1 to July 8, 2014	—	—	—	—	—	99,200	—	—	99,200
Exercise of Series C-1 warrant on July 7, 2014	—	—	—	—	1,827,979	1,472,502	—	—	1,472,502
Accretion of redemption value for Series C-1 warrant to July 8, 2014	—	—	—	—	—	47,120	—	—	47,120
Conversion of Series C-1 into Series A-1 on July 8, 2014	—	—	—	—	(5,525,681)	(6,807,388)	—	—	(6,807,388)
Accretion of redemption value for Series A-1 from July 8 to December 31, 2014	—	—	—	—	—	—	—	—	—

Acquisition of MabVax Therapeutics Holdings (f.k.a. Telik, Inc.) at exchange ratio of 2.223284 shares of MabVax Therapeutics Holdings for every share of MabVax, including 4,205,411 common and 1,250,000 Series B preferred stock outstanding in July	—	—	—	—	—	—	1,250,000	1,710,902	1,710,902
Accretion of redemption value for Series B from May 12, 2014	—	—	—	—	—	—	—	127,123	127,123
Exchange of common stock for Series C on September 3, 2014	—	—	—	—	—	—	—	—	—
Elimination of fractional shares resulting from Reverse Split on September 8, 2014	—	—	—	—	—	—	—	—	—
Shares issued in connection with exercise of warrants on a cashless basis in September and October	—	—	—	—	—	—	—	—	—
Conversion of Series A-1 into common stock from November 13 to December 31, 2014	—	—	—	—	—	—	—	—	—
Conversion of Series C into common stock from October to December 2014	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—
Balance at December 31, 2014	—	—	—	—	—	—	1,250,000	1,838,025	1,838,025
Conversion of Series A-1 into common stock on January 10 and February 25, 2015	—	—	—	—	—	—	—	—	—
Conversion of Series C into common stock on January 10, 2015	—	—	—	—	—	—	—	—	—
Conversion of Series B into common stock between March 3 and March 20, 2015	—	—	—	—	—	—	(106,437)	(160,380)	(160,380)
Accretion of redemption value for Series A-1 from January 1 to March 25, 2015	—	—	—	—	—	—	—	—	—
Accretion of redemption value for Series B from January 1 to March 25, 2015	—	—	—	—	—	—	—	45,485	45,485
Deemed dividend related to exchange of common stock for Series A-1, Series A-1 Warrants, and Series B on March 25, 2015	—	—	—	—	—	—	—	8,655,998	8,655,998

Exchange of Series A-1 and Series A-1 Warrants into common and Series D on March 25, 2015	—	—	—	—	—	—	—	—	—
Exchange of Series B into Common and Series D on March 25, 2015	—	—	—	—	—	—	(1,143,563)	(10,379,128)	(10,379,128)
Private Placement Issuance of 6,661,000 shares at $0.75 per share, net of issuance costs of $281,023 on March 31, 2015	—	—	—	—	—	—	—	—	—
Issuance of additional common stock in March 2015 under common stock Purchase Agreement in relation to financing on July 7, 2014	—	—	—	—	—	—	—	—	—
Private Placement Issuance of 5,624,998 shares at $0.75 per share, net of issuance costs of $387,127 on April 10, 2015	—	—	—	—	—	—	—	—	—
Private Placement Issuance of 33,333 shares at $75 per share of Series E Preferred Stock on April 10, 2015	—	—	—	—	—	—	—	—	—
Issuance of restricted common stock in April 2015 for services	—	—	—	—	—	—	—	—	—
Issuance of restricted common stock to former board member on April 3, 2015 upon termination	—	—	—	—	—	—	—	—	—
Conversion of Series D Preferred Stock to common stock	—	—	—	—	—	—	—	—	—
Stock option exercise	—	—	—	—	—	—	—	—	—
Shares issued in connection with exercise of warrants on a cashless basis	—	—	—	—	—	—	—	—	—
Elimination of warrant liability in exchange transaction	—	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—	—
Balance at December 31, 2015	—	$—	—	$—	—	$—	—	$—	$—

See Accompanying Notes to Consolidated Financial Statements.

MABVAX THERAPEUTICS HOLDINGS, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Stockholders’ Equity (Deficit)

Convertible Preferred Stock
	MabVax Series A		MabVax Series B		Series A-1		Series C
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2013	—	$—	—	$—	—	$—	—	$—
Exercise of Series B warrant in January at $0.01 per share	—	—	—	—	—	—	—	—
Conversion of $240,000 in accounts payable into 44,466 shares of common stock on February 12, 2014	—	—	—	—	—	—	—	—
Issuance of MabVax Series C-1 preferred stock in February at $0.84 per share, net of issuance costs of $126,345	—	—	—	—	—	—	—	—
Deemed dividend related to beneficial conversion feature of MabVax Series C-1 preferred	—	—	—	—	—	—	—	—
Issuance of common stock at $9.32 per share, net of issuance costs of $156,303 in June and July	—	—	—	—	—	—	—	—
Reclassification of Series A and Series B to equity in June	956,240	5,787,906	1,085,766	6,739,218	—	—	—	—
Conversion of Series A to common stock on July 8, 2014	(956,240)	(5,787,906)	—	—	—	—	—	—
Conversion of Series B to common stock on July 8, 2014	—	—	(1,085,766)	(6,739,218)	—	—	—	—
Accretion of redemption value for Series C-1 to July 8, 2014	—	—	—	—	—	—	—	—
Exercise of Series C-1 warrant on July 7, 2014	—	—	—	—	—	—	—	—
Accretion of redemption value for Series C-1 warrant to July 8, 2014	—	—	—	—	—	—	—	—
Conversion of Series C-1 into Series A-1 on July 8, 2014	—	—	—	—	2,762,841	6,807,388	—	—
Accretion of redemption value for Series A-1 from July 8 to December 31, 2014	—	—	—	—	—	171,549	—	—
Acquisition of MabVax Therapeutics Holdings (f.k.a. Telik, Inc.) at exchange ratio of 2.223284 shares of MabVax Therapeutics Holdings for every share of MabVax, including 4,205,411 common and 1,250,000 Series B preferred stock outstanding in July	—	—	—	—	—	—	—	—
Accretion of redemption value for Series B from May 12, 2014	—	—	—	—	—	—	—	—
Exchange of common stock for Series C on September 3, 2014	—	—	—	—	—	—	118,970	1,190
Elimination of fractional shares resulting from reverse split on September 8, 2014	—	—	—	—	—	—	—	—

Shares issued in connection with exercise of warrants on a cashless basis in September and October	—	—	—	—	—	—	—	—
Conversion of Series A-1 into common stock from November 13 to December 31, 2014	—	—	—	—	(1,169,452)	(2,949,361)	—	—
Conversion of Series C into common stock from October to December 2014	—	—	—	—	—	—	(22,399)	(224)
Stock-based compensation	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Balance at December 31, 2014	—	—	—	—	1,593,389	4,029,576	96,571	966
Conversion of Series A-1 into common stock on January 10 and February 25, 2015	—	—	—	—	(64,019)	(162,968)	—	—
Conversion of Series C into common stock on January 10, 2015	—	—	—	—	—	—	(96,571)	(966)
Conversion of Series B into common stock between March 3 and March 20, 2015	—	—	—	—	—	—	—	—
Accretion of redemption value for Series A-1 from January 1 to March 25, 2015	—	—	—	—	—	47,749	—	—
Accretion of redemption value for Series B from January 1 to March 25, 2015	—	—	—	—	—	—	—	—
Deemed dividend related to exchange of common stock for Series A-1, Series A-1 Warrants, and Series B on March 25, 2015	—	—	—	—	—	9,196,923	—	—
Exchange of Series A-1 and Series A-1 Warrants into common and Series D on March 25, 2015	—	—	—	—	(1,529,370)	(13,111,280)	—	—
Exchange of Series B into common and Series D on March 25, 2015	—	—	—	—	—	—	—	—
Private Placement Issuance of 6,661,000 shares at $0.75 per share, net of issuance costs of $281,023 on March 31, 2015	—	—	—	—	—	—	—	—
Issuance of additional common stock in March 2015 under common stock Purchase Agreement in relation to financing on July 7, 2014	—	—	—	—	—	—	—	—
Private Placement Issuance of 5,624,998 shares at $0.75 per share, net of issuance costs of $387,127 on April 10, 2015	—	—	—	—	—	—	—	—
Private Placement Issuance of 33,333 shares at $75 per share of Series E Preferred Stock on April 10, 2015	—	—	—	—	—	—	—	—

Issuance of restricted common stock in April 2015 for services	—	—	—	—	—	—	—	—
Issuance of restricted common stock to former board member on April 3, 2015 upon termination	—	—	—	—	—	—	—	—
Conversion of Series D Preferred Stock to common stock	—	—	—	—	—	—	—	—
Stock option exercise	—	—	—	—	—	—	—	—
Shares issued in connection with exercise of warrants on a cashless basis	—	—	—	—	—	—	—	—
Elimination of warrant liability in exchange transaction	—	—	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Balance at December 31, 2015	—	$—	—	$—	—	$—	—	$—

See Accompanying Notes to Consolidated Financial Statements.

MABVAX THERAPEUTICS HOLDINGS, INC.
Consolidated Statements of Redeemable Convertible Preferred Stock, Convertible Preferred Stock and Stockholders’ Equity (Deficit)

	Series D & E Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

	Shares	Amount	Shares	Amount
Balance at December 31, 2013	—	$—	230,503	$2,305	$607,913	$(13,972,552)	$(13,362,334)
Exercise of Series B warrant in January at $0.01 per share	—	—	—	—	—	—	—
Conversion of $240,000 in accounts payable into 44,466 shares of common stock on February 12, 2014	—	—	44,466	445	239,555	—	240,000
Issuance of MabVax Series C-1 preferred stock in February at $0.84 per share, net of issuance costs of $126,345	—	—	—	—	—	—	—
Deemed dividend related to beneficial conversion feature of MabVax Series C-1 preferred	—	—	—	—	—	(2,214,911)	(2,214,911)
Issuance of common stock at $9.32 per share, net of issuance costs of $156,303 in June and July	—	—	326,264	3,263	2,881,070	—	2,884,333
Reclassification of Series A and Series B to equity in June	—	—	—	—	—	—	12,527,124
Conversion of Series A to common stock on July 8, 2014	—	—	265,749	2,657	5,785,249	—	—
Conversion of Series B to common stock on July 8, 2014	—	—	301,746	3,017	6,736,201	—	—
Accretion of redemption value for Series C-1 to July 8, 2014	—	—	—	—	—	(99,200)	(99,200)
Exercise of Series C-1 warrant on July 7, 2014	—	—	—	—	—	—	—
Accretion of redemption value for Series C-1 warrant to July 8, 2014	—	—	—	—	—	(47,120)	(47,120)
Conversion of Series C-1 into Series A-1 on July 8, 2014	—	—	—	—	—	—	6,807,388
Accretion of redemption value for Series A-1 from July 8 to December 31, 2014	—	—	—	—	—	(171,549)	—

Acquisition of MabVax Therapeutics Holdings (f.k.a. Telik, Inc.) at exchange ratio of 2.223284 shares of MabVax Therapeutics Holdings for every share of MabVax, including 4,205,411 common and 1,250,000 Series B preferred stock outstanding in July	—	—	572,858	5,729	4,699,997	—	4,705,726
Accretion of redemption value for Series B from May 12, 2014	—	—	—	—	—	(127,123)	(127,123)
Exchange of common stock for Series C on September 3, 2014	—	—	(148,713)	(1,487)	297	—	—
Elimination of fractional shares resulting from Reverse Split on September 8, 2014	—	—	—	—	(293)	—	(293)
Shares issued in connection with exercise of warrants on a cashless basis in September and October	—	—	488,659	4,887	(4,887)	—	—
Conversion of Series A-1 into common stock from November 13 to December 31, 2014	—	—	693,335	6,933	2,942,428	—	—
Conversion of Series C into common stock from October to December 2014	—	—	28,000	280	(56)	—	—
Stock-based compensation			—	—	604,976	—	604,976
Net loss	—	—	—	—	—	(7,917,853)	(7,917,853)
Balance at December 31, 2014	—	—	2,802,867	28,029	24,492,450	(24,550,308)	4,000,713
Conversion of Series A-1 into common stock on January 10 and February 25, 2015	—	—	38,456	384	162,584	—	—
Conversion of Series C into common stock on January 10, 2015	—	—	120,714	1,207	(241)	—	—
Conversion of Series B into common stock between March 3 and March 20, 2015	—	—	276,883	2,769	157,611	—	160,380
Accretion of redemption value for Series A-1 from January 1 to March 25, 2015	—	—	—	—	—	(47,749)	—
Accretion of redemption value for Series B from January 1 to March 25, 2015	—	—	—	—	—	(45,485)	(45,485)

Deemed dividend related to exchange of common stock for Series A-1, Series A-1 Warrants, and Series B on March 25, 2015	—	—	—	—	—	(17,852,921)	(8,655,998)
Exchange of Series A-1 and Series A-1 Warrants into common and Series D on March 25, 2015	117,583	1,176	2,213,407	22,134	13,087,970	—	—
Exchange of Series B into common and Series D on March 25, 2015	120,573	1,206	324,095	3,241	10,374,681	—	10,379,128
Private Placement Issuance of 6,661,000 shares at $0.75 per share, net of issuance costs of $281,023 on March 31, 2015	—	—	6,661,000	66,610	4,648,116	—	4,714,726
Issuance of additional common stock in March 2015 under common stock Purchase Agreement in relation to financing on July 7, 2014	—	—	88,093	881	(881)	—	—
Private Placement Issuance of 5,624,998 shares at $0.75 per share, net of issuance costs of $387,127 on April 10, 2015	—	—	5,624,998	56,250	3,775,372	—	3,831,622
Private Placement Issuance of 33,333 shares at $75 per share of Series E Preferred Stock on April 10, 2015	33,333	333	—	—	2,499,667	—	2,500,000
Issuance of restricted common stock in April 2015 for services	—	—	1,831,500	18,315	1,894,135	—	1,912,450
Issuance of restricted common stock to former board member on April 3, 2015 upon termination	—	—	20,000	200	45,800	—	46,000
Conversion of Series D Preferred Stock to common stock	(46,665)	(467)	4,666,500	46,665	(46,198)	—	—
Stock option exercise	—	—	2,779	28	772	—	800
Shares issued in connection with exercise of warrants on a cashless basis	—	—	1,219,780	12,198	(12,198)	—	—
Elimination of warrant liability in exchange transaction	—	—	—	—	72,656	—	72,656
Issuance of shares in registered offering in October 2015, net of issuance costs	—	—	2,500,000	25,000	2,138,392	—	2,163,392
Stock-based compensation	—	—	—	—	4,463,695	—	4,463,695
Net loss	—	—	—	—	—	(18,105,315)	(18,105,315)
Balance at December 31, 2015	224,824	$2,248	28,391,072	$283,911	$67,754,383	$(60,601,778)	$7,438,764

See Accompanying Notes to Consolidated Financial Statements.

MABVAX THERAPEUTICS HOLDINGS, INC.
Consolidated Statements of Cash Flows

	For the Years Ended December 31,
	2015	2014
Operating activities
Net loss	$(18,105,315)	$(7,917,853)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	21,360	12,241
Stock-based compensation	4,463,695	604,976
Change in fair value of warrants	(19,807)	(475,422)
Issuance of restricted common stock for services	1,958,450	—
Increase (decrease) in operating assets and liabilities excluding effects of the Merger:
Grants receivable	(673,218)	(84,344)
Other receivables	2,275	28,316
Prepaid expenses and other	(199,377)	(117,004)
Accounts payable	1,631,305	1,246,270
Accrued clinical operations and site costs	(103,069)	(279,413)
Accrued compensation	332,374	(789,014)
Other accrued expenses	166,145	109,228
Net cash used in operating activities	(10,525,182)	(7,662,019)
Investing activities
Purchases of property and equipment	(78,416)	(44,807)
Proceeds from acquisition of Telik, Inc.	—	1,497,283
Net cash provided by (used in) investing activities	(78,416)	1,452,476
Financing activities
Issuances of preferred stock, net of issuance costs	2,500,000	2,973,655
Proceeds from exercise of MabVax Series B warrant	—	1,942
Proceeds from exercise of MabVax Series C-1 warrants	—	1,472,502
Proceeds from exercise of stock options	800	—
Proceeds from issuance of common stock, net of issuance costs	10,709,740	2,884,333
Net cash provided by financing activities	13,210,540	7,332,432
Net change in cash and cash equivalents	2,606,942	1,122,889
Cash and cash equivalents at beginning of year	1,477,143	354,254
Cash and cash equivalents at end of year	$4,084,085	$1,477,143
Supplemental disclosures of cash flow information:
Cash paid during the year for income taxes	$1,600	$800
Supplemental disclosures of non-cash investing and financing information:
Deemed dividend on beneficial conversion feature for preferred stock	$17,852,921	$2,214,911
Goodwill on acquisition of Telik, Inc.	$—	$6,826,003
Warrant liability upon acquisition of Telik, Inc.	$—	$567,885
Accretion of redemption value for Series A-1, B and C-1 preferred stock	$93,234	$444,992
Issuance of common stock for accounts payable	$—	$240,000
Conversion of Series A and Series B redeemable preferred stock into common stock	$160,380	$12,527,124
Conversion of Series C-1 redeemable preferred stock into Series A-1 preferred stock	$—	$6,807,388
Conversion of Series D preferred stock into common stock	$467	$—
Conversion of Series A-1 preferred stock and warrants into common stock and Series D preferred stock	$162,968	$—
Acquisition of MabVax Therapeutics Holdings in relation to the merger	$—	$4,705,726
Exchange of Series A-1 preferred stock and warrants to common stock and Series D convertible preferred stock	$13,111,280	$2,949,361
Exchange of Series B preferred stock and warrants to common stock and Series D convertible preferred stock	$10,451,784	$—

Warrants exercised to purchase common stock on a cashless basis to purchase 488,659 shares of common stock.	$12,198	$4,887
Conversion of common stock to Series C preferred stock	$—	$1,190
Elimination of warrant liability in exchange transaction	$72,656	$—
Financing transaction not yet paid	$36,570	$—
Conversion of Series C preferred stock to common stock	$966	$224
Property and equipment accrued in accounts payable	$21,376	$—

See Accompanying Notes to Consolidated Financial Statements.

MABVAX THERAPEUTICS HOLDINGS, INC.
Notes to Consolidated Financial Statements

1. Nature of Operations and Basis of Presentation

MabVax Therapeutics Holdings, Inc. (f.k.a. Telik, Inc. and referred to herein as “MabVax Therapeutics Holdings” or the “Company”) (OTCQB: MBVX) was incorporated in the state of Delaware on October 20, 1988. On July 8, 2014, Tacoma Acquisition Corp., a Delaware corporation and wholly owned subsidiary of MabVax Therapeutics Holdings (“Tacoma Corp.”) merged with MabVax Therapeutics, Inc., a Delaware corporation (“MabVax Therapeutics”) pursuant to an Agreement and Plan of Merger, dated May 12, 2014, by and among MabVax Therapeutics Holdings, Tacoma Corp. and MabVax Therapeutics, as amended by that certain Amendment No. 1 to the Merger Agreement, dated June 30, 2014, by and among the parties thereto and by that certain Amendment No. 2 to the Merger Agreement, dated July 7, 2014, by and among the parties thereto (such agreement as amended, the “Merger Agreement”; such Merger, the “Merger”). Unless the context otherwise requires, references to “we,” “our,” “us,” or the “Company” in this Annual Report mean MabVax Therapeutics Holdings on a consolidated financial statement basis with our wholly owned subsidiary following the Merger, MabVax Therapeutics, as applicable. On October 9, 2014 FINRA approved The Company’s stock symbol change request and the Company began trading under the symbol MBVX (OTCQB: MBVX) on October 10, 2014.

The Company is a clinical stage biopharmaceutical company engaged in the discovery, development and commercialization of proprietary human monoclonal antibody products and vaccines for the treatment of a variety of cancers. The Company has discovered a pipeline of human monoclonal antibody products based on the protective immune responses generated by patients who have been immunized against targeted cancers. Therapeutic vaccines under development were discovered at Memorial Sloan Kettering Cancer Center (“MSK”) and are exclusively licensed to MabVax Therapeutics. The Company operates in only one business segment.

The Company has incurred net losses since inception and expects to incur substantial losses for the foreseeable future as it continues its research and development activities. To date, the Company has funded operations primarily through government grants, the sale of preferred stock and equity securities, non-equity payments from collaborators and interest income. The process of developing products will require significant additional research and development, preclinical testing and clinical trials, as well as regulatory approvals. The Company expects these activities, together with general and administrative expenses, to result in substantial operating losses for the foreseeable future. The Company will not receive substantial revenue unless the Company or its collaborative partners complete clinical trials, obtain regulatory approvals and successfully commercialize one or more products; or the Company licenses its technology after achieving one or more milestones of interest to a potential partner.

Liquidity and Going Concern

The accompanying consolidated financial statements have been prepared on the going concern basis, which assumes that the Company will continue to operate as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As reflected in the accompanying consolidated financial statements, the Company had a net loss of $18,105,315, net cash used in operating activities of $10,525,182 and net cash used by investing activities of $78,416, for the year ended December 31, 2015. As of December 31, 2015, the Company had $4,084,085 in cash and cash equivalents and an accumulated deficit of $60,601,778.

On March 31, 2015 and April 10, 2015, we closed on a financing transaction by entering into separate subscription agreements with accredited investors relating to the issuance and sale of an aggregate of  $11,714,498 of units (the “Units”) at a purchase price of $0.75 per Unit, with each Unit consisting of one share of common stock, par value $0.01 per share  (or, at the election of any investor who, as a result of receiving common stock would hold in excess of 4.99% of the Company’s issued and outstanding common stock, shares of the Company’s newly designated 0% Series E Convertible Preferred Stock) and a thirty-month warrant  to purchase one half of one share of common stock at an initial exercise price of $1.50 per share, as further described in the Notes to Financial Statements – Equity, (the “April 2015 Private Placement”).

The initial closing of the April 2015 Private Placement took place on March 31, 2015, in which the Company sold an aggregate of $4,995,749 of Units. Following the initial closing The Company entered into separate reconfirmation agreements with the investors in order to extend the initial closing date, increase the offering amount, and adopt a lockup agreement, which was entered by all investors who elected to continue their investment.  The second closing was completed on April 10, 2015 for an additional $6,718,751 of Units. The Company issued $2,500,000 of Units consisting of Series E Convertible Preferred Stock on April 10, 2015 and the remainder of Units issued in the April

2015 Private Placement were in the form of common stock Units.  Of the total cash received in the second closing on April 10, 2015, $3,500,000 was initially held in escrow under the terms of an escrow agreement with Signature Bank, N.A for a period of 10 weeks pending the approval of a representative of one of the lead investors to release the funds.  On June 22, 2015, the Company, Signature Bank, N.A. and OPKO Health, Inc. (“OPKO”) extended the term of the escrow to 16 weeks from the closing of the April 2015 Private Placement.  As further consideration for the amendment, on June 30, 2015, the Company and OPKO entered into a letter agreement pursuant to which the Company granted OPKO the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members of the Company’s board of directors (the “Board” or the “Board of Directors”), or to approve the person(s) nominated by the Company pursuant to the agreement in consideration for the release of the escrowed funds. The nominees will be subject to the satisfaction of standard corporate governance practices and any applicable national securities exchange requirements.  Upon signing the agreement, the escrowed funds were released to the Company.

On October 5, 2015, we closed a public offering of 2,500,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock, at an offering price of $1.10 per share.  For every two shares of common stock sold, the Company issued one warrant to purchase one share of common stock.  The Company received $2,750,000 in gross proceeds, before underwriting discounts and commissions and offering expenses totaling approximately $586,608, and without giving effect to the exercise of the underwriters’ over-allotment option.  The Company intends to use the net proceeds from this offering to fund the HuMab-5B1 human antibody program through Phase I clinical development and for working capital and general corporate purposes.

The shares and warrants were separately issued and sold in equal proportions. The warrants are immediately exercisable, expire September 30, 2018, and have an exercise price of $1.32 per share.  The warrants will not be listed on any securities exchange or other trading market. The underwriters did not exercise a 30-day option to purchase up to an additional 375,000 shares of common stock and up to an additional 187,500 warrants at the same price to cover over-allotments, if any.

Under the terms of the underwriting agreement entered into between the Company and the underwriter in the public offering, the Company, without the prior written consent of the underwriter, was prohibited, for a period of 90 days after execution of the underwriting agreement, from issuing any equity securities, subject to certain exceptions.

On October 12, 2015, the Company and investors holding over 60% of the outstanding Registerable Securities (as such term is defined in the Registration Rights Agreements) issued in the April 2015 Private Placement entered into a third amendment agreement to the Registration Rights Agreements to suspend the Company’s registration obligations under the Registration Rights Agreements and related subscription agreements during any period when the “Standstill” provision set forth in 5(u) of the related subscription agreements is in effect. On January 28, 2016, we filed a registration statement with the SEC; and we gave notification of effectiveness of the registration statement on February 10, 2016.

On January 15, 2016, the Company and Oxford Finance LLC, as collateral agent and lender, entered into a Loan and Security Agreement providing for senior secured term loans to the Company in an aggregate principal amount of up to $10,000,000, subject to the terms and conditions set forth in the Loan Agreement (the “January 2016 Term Loan”).  On January 15, 2016, the Company received an initial loan of $5,000,000 under the Loan Agreement, before fees and issuance costs of approximately $381,000.

We anticipate that the Company will continue to incur net losses into the foreseeable future as we: (i) initiate in the first quarter 2016 Phase I clinical trials planned for our stand-alone therapeutic HuMab 5b-1 and early in 2016 our PET imaging agent 89Zr-HuMab-5B1, (ii) continue to conduct preclinical efforts on several other programs, and (iii) continue operations as a public company. After giving effect to the net proceeds received from the January 2016 Term Loan, management believes that the Company has sufficient funds to meet its obligations through September 2016. These conditions give rise to substantial doubt as to the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We plan to continue to fund the Company’s losses from operations and capital funding needs through equity or debt financings, strategic collaborations, licensing arrangements, asset sales, government grants or other arrangements. However, we cannot be sure that such additional funds will be available on reasonable terms, or at all. If we are unable to secure adequate additional funding, we may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. In addition, if the Company does not meet its payment obligations to third parties as they come due, it may be subject to litigation claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

If we raise additional funds by issuing equity securities, substantial dilution to existing stockholders would result. If we raise additional funds by incurring debt financing, the terms of the debt may involve significant cash payment obligations as well as covenants and specific financial ratios that may restrict the Company’s ability to operate its business.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements reflect all of our activities, including those of our wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management believes that these estimates are reasonable; however, actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company minimizes its credit risk associated with cash and cash equivalents by periodically evaluating the credit quality of its primary financial institution. The balance at times may exceed federally insured limits. The Company has not experienced any losses on such accounts.

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, grants receivable, other receivable, accounts payable, all of which are generally considered to be representative of their respective fair values because of the short-term nature of those instruments.

Grants Receivable

Grants receivable at December 31, 2015 represent amounts due under the NIH Imaging Contract Phase II with the National Cancer Institute (the “NCI”), a division of the National Institutes of Health, or NIH (collectively, the “NIH Grants”). The Company considers the grants receivable to be fully collectible; accordingly, no allowance for doubtful accounts has been established. Grants receivable balances may include unbilled amounts for which work was completed by the Company as of the balance sheet date. If amounts become uncollectible, they are charged to operations.

Property and Equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which are generally three to five years. Leasehold improvements are amortized over the lesser of the life of the lease or the life of the asset.

Impairment of Long-lived Assets

We evaluate the Company’s long-lived assets with definite lives, such as property and equipment, for impairment. We record impairment losses on long-lived assets used for operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of the assets. There have not been any impairment losses of long-lived assets for the years ended December 31, 2015 and 2014.

Impairment of Goodwill

We apply Generally Accepted Accounting Principles (“GAAP”) related to Intangibles – Goodwill and Other to test for goodwill impairment annually. The Company has conducted the annual impairment test and evaluated goodwill as of December 31, 2015, and concluded that no impairment of goodwill has taken place for the year ended December 31, 2015.

Revenue Recognition

Revenue from grants is based upon internal and subcontractor costs incurred that are specifically covered by the grant, including a facilities and administrative rate that provides funding for overhead expenses. NIH Grants are recognized when the Company incurs internal expenses that are specifically related to each grant, in clinical trials at the clinical trial sites, by subcontractors who manage the clinical trials, and provided the grant has been approved for payment. U.S. Treasury grant awards are based upon internal research and development costs incurred that are specifically covered by the grant, and revenues are recognized when the Company incurs internal expenses that are related to the approved grant. The Company records revenue associated with the NIH Grants as the related costs and expenses are incurred. Any amounts received by the Company pursuant to the NIH Grants prior to satisfying the Company’s revenue recognition criteria are recorded as deferred revenue.

Research and Development Costs

Research and development expenses, which consist primarily of salaries and other personnel costs, clinical trial costs and preclinical study fees, manufacturing costs for non-commercial products, and the development of earlier-stage programs and technologies, are expensed as incurred when these expenditures have no alternative future uses. A significant portion of the development activities are outsourced to third parties, including contract research organizations. In such cases, the Company may be required to estimate related service fees incurred.

Stock-based Compensation

The Company’s stock-based compensation programs include grants of stock options to employees, non-employee directors and non-employee consultants. Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense, under the straight-line method, over the employee’s requisite service period (generally the vesting period of the equity grant).

The Company accounts for equity instruments, including stock options, issued to non-employees in accordance with authoritative guidance for equity based payments to non-employees. Stock options issued to non-employees are accounted for at their estimated fair value determined using the Black-Scholes-Merton option-pricing model. The fair value of options granted to non-employees is re-measured as they vest, and the resulting increase in value, if any, is recognized as expense during the period the related services are rendered.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to basis differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2015 and 2014, all deferred tax assets were fully offset by a valuation allowance.

The Company accrues interest and penalties, if any, on underpayment of income taxes related to unrecognized tax benefits as a component of income tax expense in its consolidated statements of operations.

Fair Value Measurements

Level 1 fair value inputs are quoted prices for identical items in active, liquid and visible markets such as stock exchanges. Level 2 fair value inputs are observable information for similar items in active or inactive markets, and appropriately consider counterparty creditworthiness in the valuations. Level 3 fair value inputs reflect our best estimate of inputs and assumptions market participants would use in pricing an asset or liability at the measurement date. The inputs are unobservable in the market and significant to the valuation estimate.

3. Recent Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (Topic 606). ASU No. 2014-09 supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition,” and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. Additionally, this update supersedes some cost guidance included in Subtopic 605-35, “Revenue Recognition-Construction-Type and Production-Type Contracts.” The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. It is effective for the first interim period within annual reporting periods beginning after December 15, 2016, and early adoption is not permitted. In July 2015, the FASB affirmed its proposal to defer the effective date of this standard to annual reporting periods (and interim reporting periods within those years) beginning after December 15, 2017. Entities are permitted to apply the new revenue standard early, but not before the original effective date of annual periods beginning after December 15, 2016. Entities may choose from two adoption methods, with certain practical expedients. The Company is currently reviewing this standard to assess the impact on its future financial statements and evaluating the available adoption methods.

In June 2014, the FASB issued ASU No. 2014-12, “Compensation—Stock Compensation” (Topic 718): “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires that a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. As such, the performance target should not be reflected in estimating the grant date fair value of the award. ASU No. 2014-12 is effective for annual reporting periods beginning after December 15, 2015, including interim periods within that reporting period, although early adoption is permitted. We are currently reviewing this standard to assess the impact on the Company’s future financial statements.

In August 2014, the FASB issued ASU No. 2014-15, (“ASU 2014-15”), “Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern”. ASU 2014-15 requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued and provides guidance on determining when and how to disclose going concern uncertainties in the financial statements. Certain disclosures will be required if conditions give rise to substantial doubt about an entity’s ability to continue as a going concern. ASU 2014-15 applies to all entities and is effective for annual and interim reporting periods ending after December 15, 2016, with early adoption permitted. Management is currently evaluating the impact of the adoption of the updated standard on the financial statements and disclosures.

In February 2016, the FASB issued ASU 2016-2,"Leases (Topic 842)".  This update will increase transparency and comparability by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements.  Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date (i) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged, and it simplified the accounting for sale and leaseback transactions. Lessees will no longer be provided with a source of off-balance sheet financing. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We are currently in the process of assessing what impact this new standard may have on our consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.

4. Property and Equipment, Net

Property and equipment consisted of the following as of December 31, 2015 and 2014:
	December 31,
	2015	2014
Furniture and fixtures	$8,979	$8,979
Office equipment	52,547	31,170
Lab equipment	400,301	321,884
	461,827	362,033
Less accumulated depreciation and amortization	(326,341)	(304,980)
Totals	$135,486	$57,053

Depreciation expense for the years ended December 31, 2015 and 2014 was $21,360 and $12,241, respectively.

5. Reverse Stock Split, Name Change and Increase in Authorized Shares

On September 8, 2014, MabVax Therapeutics Holdings filed an amended and restated certificate of incorporation to increase the authorized number of shares of our common stock to a new total of 150,000,000 shares, increase the number of shares of our preferred stock to a new total of 15,000,000 shares, and change the name of the Company from “Telik, Inc.” to “MabVax Therapeutics Holdings, Inc.” The amendment and restatement of the certificate of incorporation effectuating the name change and above authorized share increases were approved by our stockholders at the special stockholder meeting on September 8, 2014 and by our Board of Directors at a meeting of the Board held on September 8, 2014.

On September 8, 2014, following the filing of the amended and restated certificate disclosed above, MabVax Therapeutics Holdings filed a certificate of amendment to the amended and restated certificate of incorporation to effect an 8-for-1 reverse stock split on common stock (the “Reverse Split”), effective as of 4:01 p.m. Eastern Time (the “Effective Time”) on September 8, 2014 (the “Effective Date”). The Reverse Split was approved by our stockholders at the special stockholder meeting held on September 8, 2014 and by the Board of Directors at a meeting of the Board held on September 8, 2014.

On the Effective Date, immediately and without further action by our stockholders, every 8 shares of our common stock, issued and outstanding immediately prior to the Effective Time, were automatically converted into 1 share of our common stock. As a result of the Reverse Split and calculated as of the Record Date, the number of outstanding shares of our common stock was reduced from 13,932,937 to 1,741,617, excluding outstanding and unexercised share options and warrants and subject to adjustment for fractional shares. No fractional shares were issued as a result of the Reverse Split and, in lieu of these fractional shares, any holder of less than 1 share of our common stock was entitled to receive cash for such holder’s fractional share equal to the product of such fraction multiplied by the average of the last reported bid and ask prices of our common stock at 4:00 p.m., Eastern time, end of regular trading hours on OTCQB marketplace, during the 10 consecutive trading days ending on the last trading day prior to the Effective Date. Further, any options, warrants and contractual rights outstanding as of the Effective Date that were subject to adjustment were adjusted in accordance with their terms. These adjustments included, without limitation, changes to the number of shares of our common stock that may be obtained upon exercise or conversion of these securities, and changes to the applicable exercise or purchase price of such securities.

Shares of our common stock began to trade on the OTCQB marketplace on a post-split basis under the name MabVax Therapeutics Holdings, Inc. on September 10, 2014 under the new CUSIP number 55414P108. MabVax Therapeutics Holdings retained the same CUSIP number when its common stock began trading on the OTCQB marketplace under the trading symbol MBVX on October 10, 2014.

All prior periods in these consolidated financial statements have been adjusted to reflect the effects of the Merger and the Reverse Split, unless otherwise indicated.

6. Merger with MabVax Therapeutics, Inc.

On May 12, 2014, the Company entered into a Merger Agreement. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, Tacoma Corp. was merged with and into private company MabVax Therapeutics on July 8, 2014, with MabVax Therapeutics surviving the Merger as a wholly owned subsidiary of MabVax Therapeutics Holdings. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes.

On July 7, 2014, the stockholders of MabVax Therapeutics Holdings approved the Merger, and the Merger closed and became effective on July 8, 2014. At the effective date of the Merger: (a) all shares of MabVax Therapeutics Series A preferred stock and all shares of MabVax Therapeutics Series B preferred stock were automatically converted into shares of MabVax Therapeutics Holdings common stock, (b) all outstanding shares of MabVax Therapeutics common stock were converted into and exchanged for shares of MabVax Therapeutics Holdings common stock at an exchange rate calculated in accordance with the methodology set forth in the Merger Agreement, which resulted in 2.223284 shares of MabVax Therapeutics Holdings common stock for every share of MabVax Therapeutics common stock, (c) all outstanding shares of MabVax Therapeutics Series C-1 preferred stock were converted into and exchanged for shares of MabVax Therapeutics Holdings Series A-1 preferred stock at a rate of two shares of MabVax Therapeutics Series C-1 per each share of MabVax Therapeutics Holdings Series A-1 preferred stock, (d) each outstanding MabVax Therapeutics option and warrant to purchase MabVax Therapeutics common stock became options and warrants to purchase shares of MabVax Therapeutics Holdings common stock (and the number of such shares and exercise price was adjusted as calculated in accordance with the methodology set forth in the Merger Agreement), and (e) each outstanding MabVax Therapeutics warrant to purchase MabVax Therapeutics preferred stock was cancelled for no consideration.

As a result of the consummation of the Merger, as of the closing date, the former stockholders, option holders and warrant holders of MabVax Therapeutics were issued, based on the methodology set forth in the Merger Agreement (which excluded certain out-of-the-money convertible securities and calculated others on a net-exercise or cashless basis under the terms of the convertible securities) approximately 85% of the outstanding shares of MabVax Therapeutics Holdings common stock on a fully diluted basis and the stockholders, option holders and warrant holders of MabVax Therapeutics Holdings prior to the Merger owned approximately 15% of the outstanding shares of MabVax Therapeutics Holdings common stock on a fully diluted basis (such percentages calculated based on the methodology set forth in the Merger Agreement). As a result of the Merger, a change of control of MabVax Therapeutics Holdings occurred.

For accounting purposes, the Merger is treated as a “reverse acquisition”. The private company MabVax Therapeutics is considered the accounting acquirer, and the public company MabVax Therapeutics Holdings is considered the legal acquirer and accounting acquiree. The private company MabVax Therapeutics is the accounting acquirer because it owns a majority of the merged company (approximately 85%). As a result, the historical financial statements of the private company MabVax Therapeutics constitute the historical financial statements of the merged companies. The transaction is considered a business combination as MabVax Therapeutics Holdings is considered an operating entity. For accounting purposes, MabVax Therapeutics is treated as the continuing reporting entity.

The issuance of shares of our common stock and preferred stock in the Merger was approved by our stockholders in the annual stockholder meeting held on July 7, 2014. Amendments to our amended and restated certificate of incorporation related to an increase in the authorized number of shares of our common stock and preferred stock and a proposed reverse stock split to maintain NASDAQ listing maintenance standards and other transactions contemplated by the Merger Agreement were not approved at this meeting. As a result of our not getting stockholder approval of a proposed reverse stock split at the July 7, 2014 annual stockholders’ meeting, we were unable to meet all of the listing requirements for the NASDAQ Exchange and our common stock began trading on the OTCQB market under the stock symbol MBVX. There is no impact on accounting for the Merger on July 8, 2014, as a result of not getting stockholder approval on all matters presented at the July 7, 2014 annual meeting.

The purchase price is based upon the fair value of MabVax Therapeutics Holdings (f.k.a. Telik, Inc.) common stock outstanding of 572,887 shares as of July 8, 2014, multiplied by the stock closing price at July 8, 2014 of $11.20, or approximately $6,416,000. The consideration transferred is based on the market price of MabVax Therapeutics Holdings since management has determined that this was the most reliable measure of fair value, taking into consideration a third party valuation we received for financial reporting purposes as outlined under the Financial Accounting Standards Board Accounting Standards Codification Topic 805: “Business Combination” in connection with the Merger.

The total estimated purchase price of the acquisition as of July 8, 2014 is as follows:

Purchase Consideration:

(In thousands)
Purchase Consideration		$6,416
Telik Assets:
Cash and Cash Equivalents	$1,497
Accounts Receivable	31
Prepaids and Other Current Assets	182
		(1,710)
Telik Liabilities:
Accrued Compensation	850
Accrued Liabilities	111
Accrued Contingent Termination Fee	591
Warrant Liability	568
		2,120
Goodwill		$6,826

7. Redeemable Convertible Preferred Stock, Convertible Preferred Stock, Common Stock and Warrants

MabVax Therapeutics Series A and MabVax Therapeutics Series B preferred stock (Pre-Merger MabVax Therapeutics Issuances)

In January 2014, holders of warrants to purchase shares of MabVax Therapeutics Series B redeemable convertible preferred stock exercised their rights to purchase 194,281 shares of MabVax Therapeutics Series B redeemable convertible preferred stock for proceeds of $1,942.

In February 2014, the holders of MabVax Therapeutics Series A redeemable convertible preferred stock and MabVax Therapeutics Series B redeemable convertible preferred stock waived any rights to all prior accrued dividends they may have had a right to receive and amended the MabVax Therapeutics certificate of incorporation to eliminate their right to accrue dividends in the future as an inducement to buyers in the MabVax Therapeutics Series C-1 Preferred Stock Financing. The effect of this change reduced the liquidation preference for the MabVax Therapeutics Series A redeemable convertible preferred stock by $2,187,762 and the MabVax Therapeutics Series B redeemable convertible preferred stock by $486,938 as of February 12, 2014.

No dividends were ever declared by the MabVax Therapeutics Board of Directors since MabVax Therapeutics’ inception on either of the MabVax Therapeutics Series A redeemable convertible preferred stock or the MabVax Therapeutics Series B redeemable convertible preferred stock.

Removal of Redemption Rights

In March 2014, the majority of holders, or more than 60%, of the MabVax Therapeutics Series A redeemable convertible preferred stock and MabVax Therapeutics Series B redeemable convertible preferred stock agreed by letter commitment to MabVax Therapeutics to relinquish the MabVax Therapeutics Redemption Right, and MabVax Therapeutics reclassified the presentation on the consolidated balance sheets as permanent equity following the agreement.

Series C-1 preferred stock purchase agreement

On February 12, 2014, MabVax Therapeutics entered into a Securities Purchase Agreement (the “MabVax Therapeutics Securities Purchase Agreement”) and issued 3,697,702 shares of MabVax Therapeutics Series C-1 preferred stock, warrants to purchase 2,055,260 shares of MabVax Therapeutics common stock at $3.62 a share (the “MabVax Therapeutics Series C Common Warrants”) and warrants to purchase 1,848,851 shares of MabVax Therapeutics Series C-1 preferred stock at $0.84 a share (the “MabVax Therapeutics Series C Preferred Warrants”) for aggregate gross proceeds of $3,100,000, less issuance costs of $126,345 (the “MabVax Therapeutics Series C-1 Financing”). The MabVax Therapeutics Series C Common Warrants and Preferred Warrants were exercisable immediately. The MabVax Series C Common Warrants would have expired on February 13, 2022, and the MabVax Therapeutics Series C Preferred Warrants would have expired upon registration of the shares of MabVax Therapeutics common stock (or a successor entity) under the Securities Act. Because the warrants are immediately convertible at the option of the holder, MabVax Therapeutics recorded a deemed dividend of $2,214,911 from the beneficial conversion feature associated with the issuance of the MabVax Series C-1 preferred stock and the MabVax Therapeutics Series C Common Stock Warrants and the MabVax Therapeutics Series C Preferred Stock Warrants.

In connection with the MabVax Therapeutics Series C-1 Financing, MabVax Therapeutics agreed to use its reasonable best efforts to raise at least an additional $3,000,000 through the sale and issuance of shares of MabVax Therapeutics common stock initially intended to be at $15.08 per share (the “Subsequent Capital Raise”). Substantially all of the investors in the MabVax Therapeutics Series C-1 Financing executed a financing commitment letter (such letters, the “Financing Commitment Letters”) to purchase a pro rata number of shares of MabVax Therapeutics common stock at the purchase price of $15.08 per share, representing in the aggregate at least $750,000, subject to certain terms and conditions, including a condition that MabVax Therapeutics raise at least $3,000,000 from new investors in the Subsequent Capital Raise. In addition, each such commitment letter provided that, in the event that less than $3,000,000 was raised from new investors in the Subsequent Capital Raise and subject to certain terms and conditions, each investor party to such letter was required to purchase shares of MabVax Therapeutics preferred stock to be designated as MabVax Therapeutics Series C-2 convertible preferred stock at $15.08 per share and in the aggregate amount of up to $3,000,000 (the “Backstop Capital Raise”).

On May 12, 2014, MabVax Therapeutics and certain investors amended the MabVax Therapeutics Securities Purchase Agreement to, among other things, (i) lower the price per share of the Subsequent Capital Raise from $15.08 to $9.93 per share, and (ii) provide that the price per share payable by investors as set forth in the Financing Commitment Letters would henceforth be the lower of (A) $15.08 a share and (B) the lowest price paid in the Subsequent Capital Raise. The price per share of the Backstop Capital Raise was not changed as a result of the amendment. On July 7, 2014, prior to the Merger, MabVax Therapeutics raised over $3.0 million from the sale of common stock and the Backstop Capital Raise was no longer in effect.

The MabVax Therapeutics Series C-1 preferred stock allowed the holders to require that MabVax Therapeutics redeem their shares of MabVax Therapeutics Series C-1 preferred stock, including any accrued but unpaid dividends, upon the occurrence of any of the following events (each, a “Triggering Event”): (i) the suspension of trading of common stock following registration of such shares, (ii) the failure to issue shares of MabVax Therapeutics common stock upon conversion of any MabVax Therapeutics Series C-1 preferred stock, (iii) the failure to authorize sufficient shares of MabVax Therapeutics common stock to permit the conversion of all outstanding shares of MabVax Therapeutics Series C-1 preferred stock and exercise of all MabVax Therapeutics Series C Common Warrants and MabVax Therapeutics Series C Warrants, (iv) failure to make certain required payments to the holders in excess of $25,000, (v) a default on indebtedness in the aggregate amount of $100,000, (vi) bankruptcy events, (vii) judgments requiring payments in excess of $100,000, (viii) consummation of a change of control with an entity which did not have a class of securities registered for trading, (ix) failure of MabVax Therapeutics to initiate the process of becoming publicly traded (either through a merger into a public company or the filing of a registration statement) within 4 months of the closing of the MabVax Therapeutics Series C-1 Financing, (x) failure to complete such Merger within one year or such registration within 4 months of the closing of the MabVax Therapeutics Series C-1 Financing, (xi) issuance of common stock in violation of certain restrictions relating to employee equity, (xii) issuance of debt in violation of any agreement relating to the MabVax Therapeutics Series C-1 Financing, (xiii) failure to convert MabVax Therapeutics Series A preferred stock or MabVax Therapeutics Series B preferred stock on or prior to the date shares of MabVax Therapeutics common stock became publicly tradable, (xiv) any deviation of 20% or more from the annual budget approved by such holders, (xv) any deviation of 5% or more with respect to auditing and investors’ relations expenses, (xvi) failure to deliver the 2013 audited financials within 45 days of the closing of the MabVax Therapeutics Series C-1 Financing, (xvii) any deviation of any line item of the 2013 audited financials from those set forth in the 2013 unaudited financials delivered in connection with the MabVax Therapeutics Series C-1 Financing or (xviii) a breach of any representation, warranty, covenant or other term or condition of any agreement relating to the MabVax Therapeutics Series C-1 Financing. Certain Triggering Events had occurred as of May 9, 2014, but were subsequently waived by the holders of the MabVax Therapeutics Series C-1 preferred stock.

On July 8, 2014, the date of the Merger, all MabVax Therapeutics Series C-1 preferred stock was converted into shares of MabVax Therapeutics Holdings Series A-1 preferred stock, and the Triggering Events were removed. Because of the removal of the Triggering Events as of the Merger date, the MabVax Therapeutics Holdings Series A-1 convertible preferred stock is presented on the consolidated balance sheet as permanent equity as of December 31, 2014.

Registration of Common Stock Issuable upon Conversion of Series A-1 Preferred Stock, and Conversions

On October 14, 2014, the Company filed an Amendment No. 1 to a Registration Statement on Form S-1 (the “Form S-1”) that was initially filed on September 29, 2014, for the purpose of registering additional shares of MabVax Therapeutics Holdings common stock issuable upon conversion of outstanding shares of MabVax Therapeutics Holdings Series A-1 preferred stock. The Form S-1, as amended, to register 1,615,070 shares of common stock, was declared effective by the SEC at 4:00 p.m. Eastern Standard Time on November 12, 2014.

From November 13, 2014, to December 31, 2014, holders of Series A-1 preferred stock converted 1,169,452 shares into 693,335 shares of common stock.

Exercise of MabVax Therapeutics Series C Preferred Warrants

On July 7, 2014, MabVax Therapeutics received $1.5 million in exchange for the exercise by holders of the MabVax Therapeutics Series C Preferred warrants to purchase 1,827,979 shares of MabVax Therapeutics Series C-1 preferred stock.

MabVax Therapeutics Holdings Series B Redeemable Convertible Preferred Stock

On May 12, 2014 (the “Closing Date”), MabVax Therapeutics Holdings entered into a securities purchase agreement (the “Series B Purchase Agreement”) with certain purchasers (the “Purchasers”) pursuant to which MabVax Therapeutics Holdings agreed to issue and sell to the Purchasers, subject to customary closing conditions, an aggregate of 1,250,000 shares of MabVax Therapeutics Series B redeemable convertible preferred stock and warrants (the “Series B Common Warrants”) to purchase up to an additional 78,125 shares of MabVax Therapeutics Holdings common stock, with an aggregate purchase price of $2,500,000, or $2.00 for each share of our Series B redeemable convertible preferred stock and related Series B Common Warrant (such transaction collectively, the “Series B Private Placement”). The closing of the Series B Private Placement took place on the Closing Date.

On May 8, 2014, MabVax Therapeutics Holdings filed a certificate of designation for the MabVax Therapeutics Holdings Series B preferred stock with the Secretary of State of the State of Delaware. The certificate of designations authorized 1,250,000 shares of Series B preferred stock. Holders of MabVax Therapeutics Series B redeemable convertible preferred stock (the “Holders”) are entitled to cumulative dividends on each share held at a rate of 8% per annum on the Stated Value (as defined in the certificate of designations). Upon a liquidation event, the Holders are entitled to a liquidation preference per share, prior to any distribution of the Company’s assets to the holders of its common stock, in an amount equal to the Stated Value plus accrued and unpaid dividends. After payment to the Holders of the full preferential amount, the Holders will, on a pari passu basis with the holders of the Company’s common stock, participate in the distribution of any remaining assets of the Company, subject to certain limitations. Each Holder may elect to convert their Series B preferred stock into shares of the Company’s common stock at the applicable conversion rate in effect at the time of such conversion. However, the Company shall not effect conversion of the Series B redeemable convertible preferred stock to the extent such conversion would result in the beneficial owner acquiring beneficial ownership of more than 4.99% of the Company’s outstanding common stock post-conversion, including any shares of its common stock issuable upon exercise or conversion of other convertible securities held by such beneficial owner. The Company obtained stockholder approval for the securities being issued in the Series B Private Placement at the annual stockholder meeting held on July 7, 2014. The conversion rate is subject to full ratchet anti-dilution protection upon certain dilutive issuances of our common stock or convertible securities of the Company. Such conversion price will be subject to adjustment from and after the earlier of: (i) the date that some or all of the Registerable Securities (as defined below) have become registered pursuant to an effective registration statement and (ii) six months after the Closing Date at which time the conversion price of the Series B preferred stock shall equal the lower of (a) the initial conversion price and (b) 90% of the average of the 10 lowest weighted average prices of the Company’s common stock during the 20 trading days immediately preceding applicable date of the conversion, of which the latter condition was reached on November 14, 2014. The Holders may also require the Company to redeem their shares of Series B redeemable convertible preferred stock prior to a change of control, as set forth in the certificate of designations. The certificate of designations further provides that the Holders are entitled to certain participation rights on issuances by the Company to holders of common stock in order to maintain their proportionate ownership, subject to certain customary exclusions, such as issuances pursuant to Company option plans, and in connection with the Merger.

The Series B Common Warrants became exercisable six months from the Closing Date, or November 12, 2014, expire five years from the Closing Date and may be exercised for cash or otherwise may be net-exercised. The Series B Common Warrants initially had a per share exercise price of $26.64. On the 60th day following the earlier of (i) the date all of the shares underlying the Warrants become registered pursuant to an effective registration statement and (ii) six months following the Closing Date (in each case, the “Reset Date”), the exercise price shall be reset to equal the lower of (i) the current exercise price and (ii) 90% of the average of the 10 lowest weighted average prices of Common Stock during the 20 trading days immediately preceding the Reset Date. The price was reset to $1.57 on January 11, 2015. The exercise price is subject to full ratchet anti-dilution adjustment for any issuances of common stock and convertible securities for common stock below the current conversion price, consistent with the terms of the Series B preferred stock.

In connection with the Series B Private Placement, the Company also entered into a Registration Rights Agreement with the Purchasers (the “Series B Registration Rights Agreement”). Pursuant to the Series B Registration Rights Agreement, the Company agreed to file a registration statement with the SEC covering resales of the Warrant Shares and the shares issuable upon conversion of the Series B preferred stock (together, the “Series B Registerable Securities”) by the Purchasers no later than 60 days following the Closing Date, and to use its commercially reasonable best efforts to have such registration statement declared effective as soon as practicable. The Company bears all expenses of such registration of the resale of the Registerable Securities. On September 3, 2014, the Required Holders (as defined in the Series B preferred stock certificate of designations) temporarily waived the 60-day registration deadline for a five-day period.

As a result of the Series B Warrants’ anti-dilution provision, the Series B Warrants are recorded as a current liability on our consolidated balance sheet. The outstanding warrant was valued at $92,463 and $567,885 as of December 31, 2014, and July 8, 2014 or the acquisition date, respectively. Our outstanding warrants are revalued on each balance sheet date, with changes in the fair value between reporting periods recorded in the consolidated statements of operations.

Warrants were valued using the Black-Scholes-Merton model. The warrant had only partial down round protection, as it has a price reset only on a down round financing, and not an increase in number of shares convertible with the warrant. The Company concluded that using the Black-Scholes-Merton model for the valuation as of December 31, 2014, is fairly accurate compared to a recent buyout offer. The fair value of warrants is estimated using the following assumptions, which, except for risk-free interest rate, are Level 3 inputs:

Warrant liability valuation assumptions
	As of December 31, 2014	As of July 8, 2014

Risk-free interest rate	1.75%	1.60%
Dividend yield	—%	—%
Expected volatility	86.67%	101.60%
Expected life of options, in years	4.36	4.90
Market price for common stock	$1.82	$11.60
Warrant exercise price, adjusted	$1.80	$26.64

At December 31, 2015 and 2014, financial instruments requiring fair value measurement totaled zero and $92,463, respectively.

As a result of the Series B warrants’ anti-dilution provision, the Series B warrants were recorded as a current liability in the amount of $92,463 on our consolidated balance sheet as of December 31, 2014. On March 25, 2015, the Series B warrants were re-valued at $72,656 prior to being exchanged into shares of common stock and Series D convertible preferred stock on a one for one basis and the warrant liability was eliminated and the Company recorded a gain of $19,807 for the year ended December 31, 2015.

The following table presents information about our financial instruments that are measured at fair value on a recurring basis as of December 31, 2014 and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value:

	Basis of Fair Value Measurement at December 31, 2014
	December 31, 2014	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial liabilities:
Warrants	$92,463	$—	$—	$92,463
Total financial liabilities	$92,463	$—	$—	$92,463

The changes in the value of the warrant liability during the year ended December 31, 2015 were as follows:

Fair value – beginning of year	$92,463
Change in fair value	(19,807)
Cancellation of warrants	(72,656)
Fair value – end of year	$—

The changes in the value of the warrant liability during the year ended December 31, 2014 were as follows:

Fair value - beginning of year	$—
Fair value on acquisition	567,885
Change in fair value	(475,422)
Fair value - end of year	$92,463

There were no transfers between Level 1 and Level 2 measurements for the years ended December 31, 2015 and 2014.

Dividends on Preferred Stock

The Company immediately recognizes the changes in the redemption value on preferred stock as they occur and the carrying value of the security is adjusted to equal what the redemption amount would be as if redemption were to occur at the end of the reporting period based on the conditions that exist as of that date. The value adjustment made to the redemption value and preferred stock dividends on the Series A-1 and Series B Preferred Stock for the year ended December 31, 2015 and 2014, was an increase of $93,234 and $444,992, respectively.

Conversion of Preferred Stock into Common Stock

During quarter ended March 31, 2015, holders of Series A-1, Series B, and Series C preferred stock converted 64,019, 106,437, and 96,571 shares into 38,456, 276,883, and 120,714 shares of common stock, respectively; such conversions eliminated all outstanding Series A-1, Series B, and Series C preferred stock outstanding.

Exchange of Series A-1 and Series B Preferred Stock and Warrants into Common Stock and Series D Preferred Stock

On March 25, 2015, the Company entered into separate exchange agreements with certain holders of the Company’s Series A-1 preferred stock and Merger warrants (the “Series A-1 Exchange Securities”) and holders of the Company’s Series B preferred stock and Series B warrants (the “Series B Exchange Securities” and, collectively with the Series A-1 Exchange Securities, the “Exchange Securities”), all previously issued by the Company. Pursuant to the exchange agreements, the holders exchanged the Exchange Securities and relinquished any and all other rights they may have had pursuant to the Exchange Securities, their respective governing agreements and certificates of designation, including any related registration rights, in exchange for an aggregate of 2,537,502 shares of the Company’s common stock and an aggregate of 238,156 shares of the Company’s newly designated Series D Convertible preferred stock (the “Series D preferred stock”), convertible into 23,815,600 shares of common stock.  No cash was exchanged in the transaction.  The Company recorded deemed dividends of $9,017,512, $8,655,998 and $179,411 representing the excess fair value of the common stock issued over the original conversion terms of the Series A-1 and B preferred stock as part of the consideration for elimination of the Series A-1, Series B convertible preferred stock and Series A-1 warrant, respectively.

Additionally, for as long as a certain principal holder of Exchange Securities holds securities issued pursuant to the exchange agreements, subject to certain exceptions, the Company is restricted from issuing any shares of common stock or securities convertible into common stock, enter into any equity line of credit or issue any floating or variable priced equity linked instrument.

No commission or other payment was received by the Company in connection with the exchange agreements.

MabVax Common Stock Financing

On March 31, 2015, the Company consummated the first closing of the April 2015 Private Placement and sold $4,714,726 of Units, net of $281,023 in issuance costs, consisting of 6,661,000 shares of common stock and warrants to purchase 3,330,500 shares of common stock at $1.50 a share.  The Units were sold at a price of $0.75 per Unit.

On April 10, 2015, the Company consummated the second and final closing of the April 2015 Private Placement and sold $3,831,622 of Units, net of $387,127 in issuance costs, of which $2,500,000 of the Units consisted of Series E preferred stock and the balance of it consisting of 5,624,998 shares of common stock, together with warrants to all investors to purchase 4,479,167 shares of common stock at $1.50 a share.  Each Unit was sold at a purchase price of $0.75 per Unit.

The Company paid commissions to broker-dealers in the aggregate amount of approximately $574,000 in the April 2015 Private Placement.

OPKO was the lead investor in the April 2015 Private Placement, purchasing $2,500,000 of Units consisting of Series E preferred stock.

As a condition to OPKO’s participation in the April 2015 Private Placement, each of the other investors in the April 2015 Private Placement agreed to execute lockup agreements restricting the sale of 50% of the securities underlying the Units purchased by them for a period of six months and the remaining 50% prior to the expiration of one year following the final closing date of the April 2015 Private Placement.

On April 10, 2015, the Company agreed that $3.5 million of the net proceeds of such closing would be paid into and held under the terms of an escrow agreement with Signature Bank, N.A pending the approval of a representative of OPKO or 10 weeks thereafter, unless released sooner or extended by the Company and OPKO.  On June 22, 2015 the Company and OPKO extended the termination date of the escrow to 16 weeks from the final closing of the April 2015 Private Placement. In connection with the OPKO investment, Steven Rubin, Esq. was appointed advisor to the Company. The escrowed funds were to be returned to the applicable investors and the Company shall have no further obligation to issue Units to such investors in the event certain release conditions are not met. On June 30, 2015 the Company and OPKO entered into a letter agreement pursuant to which the Company granted the representative the right, but not the obligation, until June 30, 2016, to nominate and appoint up to two additional members of the Company’s Board, or to approve the person(s) nominated by the Company pursuant to the agreement in consideration for the release of the escrowed funds. The nominees will be subject to the satisfaction of standard corporate governance practices and any applicable national securities exchange requirements.  Upon signing the agreement, the escrowed funds were released to the Company.

The warrants are exercisable upon issuance and expire 30 months thereafter and may be exercised for cash or on a cashless basis. The warrants have a per share exercise price of $1.50, subject to certain adjustments typical of warrants, namely stock splits, dividends and reverse-splits. The Company is prohibited from effecting the exercise of the warrants to the extent that, as a result of such exercise, the holder beneficially would own more than 4.99% in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the exercise of the warrants.

In connection with the April 2015 Private Placement, the Company also entered into a registration rights agreements (the “Registration Rights Agreements”) with the investors in the April 2015 Private Placement pursuant to which the Company has agreed to file a registration statement with the SEC covering resales of up to 25% of common stock issued under the Subscription Agreements and shares issuable upon conversion of the Series E preferred stock, in the event the investors elect to receive Series E preferred stock instead of common stock (together, the “Registrable Securities”), no later than 60 days following the final closing date of the April 2015 Private Placement, and to use its commercially reasonable best efforts to have such registration statement declared effective with 120 days after filing. The Company will bear all expenses of such registration of the resale of the Registrable Securities.  Investors in the Private Placement also may be required under certain circumstances to agree to refrain from resales of a percentage of their securities upon request of an underwriter or placement agent in a future offering. The liquidated damages for failure to achieve effectiveness of the Registerable Securities is 1% a month 120 days after filing, and provided management has not used commercially reasonable best efforts to have the registration statement declared effective within that time frame.

On June 9, 2015 the Company and investors holding over 60% of the outstanding Registrable Securities (as such term is defined in the Registration Rights Agreements) entered into an amendment agreement to the Registration Rights Agreements in order to: (i) amend the definition of “Filing Date” for the initial registration statement such that such term shall be defined as “August 5, 2015” and (ii) waive any payments that may be due to the investors as a result of the Company not filing a registration statement on or before the Filing Date, as such term was originally defined.  On August 4, 2015, the Company and investors holding over 70% of the outstanding Registrable Securities entered into a second amendment agreement to further extend the Filing Date to October 9, 2015.

On October 12, 2015, the Company and investors holding over 60% of the outstanding Registerable Securities (as such term is defined in the Registration Rights Agreements) entered into a third amendment agreement to the Registration Rights Agreements to suspend the Company’s registration obligations under the Registration Rights Agreements and related subscription agreements during any period when the “Standstill” provision set forth in 5(u) of the subscription agreements is in effect.

On January 28, 2016, the Company filed a Registration Statement on Form S-1, registering 3,904,830 shares of common stock for resale representing 25% of shares issued in the April 2015 Private Placement, 3,071,500 shares of common stock and 833,333 shares of common stock which are issuable upon conversion of the Company’s Series E Convertible Preferred Stock.

Except for certain issuances, for a period beginning on the closing date of the April 2015 Private Placement and ending on the date that is the earlier of (i) 24 months from the final closing date of the April 2015 Private Placement, (ii) the date the Company consummates a financing (excluding proceeds from the April 2015 Private Placement) in which the Company receives gross proceeds of at least $10,000,000 and (iii) the date the common stock is listed for trading on a national securities exchange (such period until the earlier date, the “Price Protection Period”), in the event that the Company issues any shares of common stock or securities convertible into common stock at a price per share or conversion price or exercise price per share that is less than $0.75, the Company shall issue to the investors in the April 2015 Private Placement such additional number of shares of common stock such that the investor shall own an aggregate total number of shares of common stock as if they had purchased the Units at the price of the lower price issuance. No adjustment in the warrants is required in connection with a lower price issuance.

The Company has also granted each investor prior to the expiration of 24 months following the final closing date of the April 2015 Private Placement, a right of participation in the Company’s financings.

In the event the Company conducts certain private or public offerings of its securities, each investor has agreed, if requested by the underwriter or placement agent so engaged by the Company in connection with such offering, to refrain from selling any securities of the Company for a period of up to 60 days.

Between April 13, 2015, and April 14, 2015, certain holders of warrants issued in the April 2015 Private Placement to purchase an aggregate of 1,849,999 shares of common stock exercised such warrants on a cashless basis for an aggregate issuance of 1,219,780 shares of common stock. As of December 31, 2015, there were 5,959,668 warrants outstanding to purchase common stock at $1.50 a share.

On October 5, 2015, the Company closed a public offering of 2,500,000 shares of common stock and warrants to purchase 1,250,000 shares of common stock, at an offering price of $1.10 per share.  For every two shares of common stock sold, the Company issued one warrant to purchase one share of common stock.  The Company received $2,750,000 in gross proceeds, before underwriting discounts and commissions and offering expenses totaling approximately $586,608, and without giving effect to the exercise of the underwriters’ over-allotment option.  The Company intends to use the net proceeds from this offering to fund the HuMab-5B1 human antibody program through Phase I clinical development and for working capital and general corporate purposes.

The shares and warrants were separately issued and sold in equal proportions. The warrants are immediately exercisable, expire September 30, 2018, and have an exercise price of $1.32 per share.  The warrants will not be listed on any securities exchange or other trading market.  As of December 31, 2015, there were warrants to purchase 1,250,000 shares of common stock outstanding. The Company granted the underwriters a 30-day option to purchase up to an additional 375,000 shares of common stock and up to an additional 187,500 warrants at the same price to cover over-allotments, if any.

Under the terms of the underwriting agreement entered into between the Company and the underwriter in the public offering, the Company, without the prior written consent of the underwriter, is prohibited, for a period of 90 days after execution of the underwriting agreement, from issuing any equity securities, subject to certain exceptions.

On October 12, 2015, the Company and investors holding over 60% of the outstanding Registerable Securities (as such term is defined in the Registration Rights Agreements) issued in the April 2015 Private Placement entered into a third amendment agreement to the Registration Rights Agreements to suspend the Company’s registration obligations under the Registration Rights Agreements and related subscription agreements during any period when the “Standstill” provision set forth in 5(u) of the related subscription agreements is in effect.

Series D Preferred Stock

As of December 31, 2015, there were 191,491 shares of Series D preferred stock issued and outstanding which are convertible into an aggregate of 19,149,100 shares of common stock.

As contemplated by the exchange agreements governing the issuance of the Series D preferred stock and as approved by the Company’s Board of Directors, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock (the “Series D Certificate of Designations”), on March 25, 2015. Pursuant to the Series D Certificate of Designations, the Company designated 1,000,000 shares of its blank check preferred stock as Series D preferred stock. Each share of Series D preferred stock has a stated value of $0.01 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Series D preferred stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series D preferred stock is convertible into 100 shares of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series D preferred stock to the extent that, as a result of such conversion, the holder beneficially would own more than 4.99% (provided that certain investors elected to block their beneficial ownership initially at 2.49% in the exchange agreements), in the aggregate, of the issued and outstanding shares of the Company’s common stock calculated immediately after giving effect to the issuance of shares of common stock upon the conversion of the Series D preferred stock. Each share of Series D preferred stock entitles the holder to vote on all matters voted on by holders of common stock. With respect to any such vote, each share of Series D preferred stock entitles the holder to cast such number of votes equal to the number of shares of common stock such shares of Series D preferred stock are convertible into at such time, but not in excess of the beneficial ownership limitations.

Series E Preferred Stock

As of December 31, 2015, there were 33,333 shares of Series E preferred stock issued and outstanding, convertible into 3,333,300 shares of common stock.

On March 30, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible preferred stock to designate 100,000 shares of its blank check preferred stock as Series E preferred stock.

The shares of Series E preferred stock are convertible into shares of common stock based on a conversion calculation equal to the stated value of such preferred share, plus all accrued and unpaid dividends, if any, on such share of Series E preferred stock, as of such date of determination, divided by the conversion price. The stated value of each share of Series E preferred stock is $75 and the initial conversion price is $0.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, during the Price Protection Period, in the event the Company issues or sells, or is deemed to issue or sell, shares of common stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price, subject to certain exceptions. The Company is prohibited from effecting a conversion of the share of Series E preferred stock to the extent that, as a result of such conversion, such holder would beneficially own more than 4.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of shares of common stock upon conversion of the Series E preferred stock, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99%. Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of common stock issuable upon conversion of such holder’s share of Series E preferred stock, but not in excess of beneficial ownership limitations. The shares of Series E preferred stock bear no interest.

Issuance of Common Stock under Common Stock Purchase Agreement

In connection with a financing that took place in July 2014, or the July 2014 Financing Transaction, the Company assumed certain obligations as per the original agreement to issue additional shares to investors in the July 2014 Financing Transaction if a subsequent financing was at a price per share lower than the price per share in the July 2014 Financing Transaction. The Company therefore issued on March 31, 2015, an aggregate of 88,093 shares of common stock that were required to be issued in connection with the July 2014 Financing Transaction, as a result of the lower share price in the April 2015 Private Placement.

Grant of Restricted Shares

Rubin Grant

On April 3, 2015, the Company entered into a consulting agreement with Steve Rubin pursuant to which he agreed to provide advisory services in connection with corporate strategy, licensing and business development estimated to be for a period of 12 months.  In exchange for his services, the Company provided him with a one-time grant of 200,000 shares of the Company’s restricted common stock, valued at $2.30 a share.  As the shares granted were fully vested upon grant and the Company has no legal recourse to recover the shares in the event of nonperformance, the Company recognized the grant date fair value of the shares as consulting expense upon grant during the second quarter of 2015.

Ravetch Grant

On April 4, 2015, the Board approved the issuance of an additional restricted stock award of 131,500 shares to Jeffrey Ravetch.  This award is for future services covering at least a one-year period. The award was granted in addition to the prior award to Dr. Ravetch on April 2, 2015 of: (i) 34,250 restricted shares and (ii) options to purchase 34,250 shares of common stock with an exercise price of $2.30 per share, for a total grant of 200,000 restricted shares and options. As the 131,500 shares granted were fully vested upon grant and the Company has no legal recourse to recover the shares in the event of nonperformance, the Company recognized the grant date fair value of the shares as consulting expense upon grant during the second quarter of 2015.

Livingston Grant

On April 4, 2015, the Board of Directors approved a restricted stock award by the Company of 1,000,000 shares of common stock, valued at $2.30 a share, to be issued to Phil Livingston, Ph.D. for his continuing service to the Company.  On May 13, 2015, the Compensation Committee of the Board clarified that the award is being granted in consideration for at least one year of Dr. Livingston’s services.  The committee further clarified that the vesting of the common stock shall be on the one-year anniversary of the Board of Directors’ approval of the award, or April 4, 2016.  The Company is expensing the grant date fair value of the award over the vesting period of one year.

Consulting Agreement

On April 5, 2015, the Company entered into a consulting agreement with The Del Mar Consulting Group, Inc. and Alex Partners, LLC, together, the “Investor Relations Consultants”, pursuant to which such Investor Relations Consultants shall provide investor relations services to the Company in consideration for an immediate grant of 300,000 shares of the Company’s restricted common stock and a monthly cash retainer of $12,000 a month for ongoing services for a period of one year. The consultants also received an additional 200,000 shares of the Company’s restricted common stock upon the Company’s achieving a milestone based on its fully-diluted market capitalization. As the shares granted were fully vested upon grant and the Company has no legal recourse to recover the shares in the event of nonperformance, the Company recognized the grant date fair value of the 300,000 shares or $690,000, as investor relations expense upon grant during the second quarter of 2015. The performance condition for the 200,000 shares became probable and the market capitalization metric was met during the second quarter; therefore, the Company recognized an additional $460,000 of expense during the quarter ended June 30, 2015.

Consultant Grants

During 2015, the Board of Directors approved the issuance of restricted stock awards to two consultants totaling 120,000 shares with vesting terms ranging from one to three years, valued from $1.77 to $2.13 per share.  The Company is expensing each of the grant date fair value of the awards over the performance period for the award, which will be re-measured at the end of each quarter until the performance is complete. For the year ended December 31, 2015, the Company expensed $11,809 related to these grants. As of December 31, 2015, the expected future compensation expense related to these grants is $70,991 based upon the Company’s stock price on December 31, 2015.

8. Related Party Transactions

In April 2015, the Company has granted a restricted stock award of 1,000,000 shares to Phil Livingston, Ph.D., an employee and Board member, for his continuing services to the Company.  In addition, in April 2015, the Company has granted a restricted stock award of 131,500 shares for Jeffrey Ravetch, a Board member, for future consulting services.

In February 2014, MabVax Therapeutics issued approximately 44,000 shares of common stock to related parties in settlement of $240,000 in related party liabilities for consulting services.

In connection with the Merger, MabVax Therapeutics Holdings (f.k.a. Telik, Inc.) signed separation agreements in May 2014 with nine employees and agreed to pay severances and health benefits upon closing of the Merger subject to certain provisions in the agreement. The total in severance and benefits costs paid subsequent to the Merger is approximately $748,000. At December 31, 2015 and 2014, the accrued severance and benefits costs are approximately none and $6,000, respectively.

9. Stock-based Compensation

Stock Incentive Plan

In September 2008, the Company’s stockholders approved the 2008 Stock Incentive Plan (the “2008 Plan”) which became effective in September 2008 and under which 65,507 shares of the Company’s common stock were initially reserved for issuance to employees, non-employee directors and consultants of the Company. In November 2012, the Company increased the authorized shares under the plan to 155,893. On February 14, 2013, the 2008 Plan terminated and no further grants of equity may be made thereunder.

In June 2014, MabVax Therapeutics Inc.’s stockholders approved the amended 2014 Stock Incentive Plan (the “2014 Plan”) which became effective and was adopted by the Company in the Merger in July 2014. The 2014 Plan authorized the issuance of up to 351,443 shares, 152,017 of which are contingent upon the forfeiture, expiration or cancellation of the 2008 Reserved Shares.

The 2014 Plan provided for the grant of incentive stock options, non-incentive stock options, stock appreciation rights, restricted stock awards, and restricted stock unit awards to eligible recipients. The maximum term of options granted under the Stock Plan is ten years.

Employee option grants generally vest 25% on the first anniversary of the original vesting date, and the balance vests monthly over the following three years. The vesting schedules for grants to non-employee directors and consultants is determined by the Company’s Compensation Committee. Stock options are generally not exercisable prior to the applicable vesting date, unless otherwise accelerated under the terms of the applicable stock plan agreement.

Amendment of Equity Incentive Plan

On March 31, 2015 the Company approved a Second Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), effective as of and contingent upon the consummation of the initial closing of the sale of Units pursuant to the Subscription Agreement, to increase the number of shares reserved for issuance under the Plan from 158,073 to 8,360,789 shares of common stock. Additional changes to the Plan include:

●
An “evergreen” provision to reserve additional shares for issuance under the Plan on an annual basis commencing on the first day of fiscal 2016 and ending on the second day of fiscal 2024, such that the number of shares that may be issued under the Plan shall be increased by an amount equal to the lesser of: (i) 8,000,000 or the equivalent of such number of shares after the administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the Plan; (ii) the number of shares necessary such that the total shares reserved under the Plan equals (x) 15% of the number of outstanding shares of common stock on such date (assuming the conversion of all outstanding shares of Preferred Stock (as defined in the Plan) and other outstanding convertible securities and exercise of all outstanding warrants to purchase common stock) plus (y) 229,000; and (iii) an amount determined by the Board.

●	Provision that no more than 3,000,000 shares may be granted to any participant in any fiscal year.

●	Provisions to allow for performance based equity awards to be issued by the Company in accordance with Section 162(m) of the Internal Revenue Code.

Stock-based Compensation

Total estimated stock-based compensation expense, related to all of the Company’s stock-based payment awards recognized under ASC 718, “Compensation—Stock Compensation” was comprised of the following:

	Years Ended December 31,
	2015	2014
Research and development	$929,633	$163,019
General and administrative	3,534,062	441,957
Total share-based compensation expense	$4,463,695	$604,976

Stock-based Award Activity

The following table summarizes the Company’s stock option activity for the years ended December 31, 2015 and 2014:

	Options Outstanding	Weighted Average Exercise Price
Outstanding at December 31, 2013	152,017	$1.19
Granted	90,876	8.47
Exercised	—	—
Forfeited/cancelled/expired	—	—
Outstanding and expected to vest at December 31, 2014	242,893	$3.92
Granted	3,015,850	2.23
Exercised	(2,779)	0.29
Forfeited/cancelled/expired	(12,923)	7.42
Outstanding and expected to vest at December 31, 2015	3,243,041	$2.36
Vested and exercisable at December 31, 2015	178,001	$3.59

The total unrecognized compensation cost related to unvested stock option grants as of December 31, 2015 was $3,964,320 and the weighted average period over which these grants are expected to vest is 2.12 years. Due to limited activity in 2015, the Company has assumed a forfeiture rate of zero. The weighted average remaining contractual life of stock options outstanding at December 31, 2015 and 2014 is 9.13 years and 7.9 years, respectively.

Stock options granted to employees generally vest over a four-year period and vesting does not start until the one-year anniversary of the grant date. During the year ended December 31, 2014, the Company granted five new Board members appointed in connection with the Merger an aggregate of 55,580 in stock options, which were immediately vested on the grant date. There were no grants of stock options during the year ended December 31, 2015 with immediate vesting.

During 2015, the Company granted 3,015,850 options and 2,300,850 shares of restricted stock to its directors, officers, employees and consultants from the 2014 Plan.  In addition, the Company granted 1,851,500 shares of restricted stock outside of the plan for consulting and investor relation services during the second quarter of 2015.

A summary of activity related to restricted stock grants under the Plan for the year December 31, 2015 is presented below:

	Shares	WeightedAverage Grant-Date Fair Value
Non-vested at December 31, 2014	—	$—
Granted	2,300,850	2.28
Vested	—	—
Forfeited	—	—
Non-vested at December 31, 2015	2,300,850	$2.28

As of December 31, 2015, unamortized compensation expense related to restricted stock grants amounted to $3,843,264, which is expected to be recognized over a weighted average period of 2.27 years.

Valuation Assumptions

The Company used the Black-Scholes-Merton option valuation model, or the Black-Scholes model, to determine the stock-based compensation expense recognized under ASC 718. The Company’s expected stock-price volatility assumption was based solely on the weighted average of the historical and implied volatility of comparable companies whose share prices are publicly available. The expected term of stock options granted was based on the simplified method in accordance with Staff Accounting Bulletin No. 110, or SAB 110, as the Company’s historical share option exercise experience did not provide a reasonable basis for estimation. The risk-free interest rate was based on the U.S. Treasury yield for a period consistent with the expected term of the stock award in effect at the time of the grant.

	Years Ended December 31,
	2015	2014
Risk-free interest rate	0.9 to 1.8%	0.1 to 2%
Dividend yield	0%	0%
Expected volatility	81 to 87%	84 to 100%
Expected life of options, in years	5.5 and 6.0	5 and 6.25
Weighted average grant date fair value	$1.56	$4.73

Because the Company had a net operating loss carryforward as of December 31, 2015, no tax benefits for the tax deductions related to stock-based compensation expense were recognized in the Company’s consolidated statements of operations. Additionally, there were 2,779 stock options exercised during the year ended December 31, 2015, and there were no stock option exercises in the corresponding period of 2014.

Management Bonus Plan

On April 2, 2015, the Compensation Committee of the Board of Directors approved the 2015 Management Bonus Plan (the “Management Plan”) outlining maximum target bonuses of the base salaries of certain of the Company’s executive officers.  Under the terms of the Management Plan, the Company’s Chief Executive Officer shall receive a maximum target bonus of up to 50% of his annual base salary, the Chief Financial Officer shall receive a maximum target bonus of up to 35% of his annual base salary and the Company’s Vice President shall receive a maximum target bonus of up to 25% of his annual base salary. During the year ended December 31, 2015, the Company accrued and expensed $323,363 related to the Management Plan.

On April 4, 2015, the Board approved the following Non-Employee Director Policy (the “Incumbent Director Policy”) with respect to incumbent non-employee members of the Board in the event that they are replaced before their term expires:

●	A one-time issuance of 20,000 restricted shares of common stock;
●	The vesting of all options and restricted stock grants held on such date; and
●	The payment of all earned but unpaid cash compensation for their services on the Board and its committees, as of such date.

On April 4, 2015, in connection with his resignation from the Board, Michael Wick received a one-time restricted stock grant of 20,000 shares under the Incumbent Director Policy.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following at December 31, 2015:

Common stock reserved for conversion of preferred stock and warrants	29,692,068
Common stock options outstanding	3,243,041
Authorized for future grant or issuance under the Stock Plan	2,970,012
Unvested restricted stock	2,300,850
Total	38,205,971

10. Net Loss per Share

The Company calculates basic and diluted net loss per share using the weighted average number of shares of common stock outstanding during the period.

When the Company is in a net loss position, it excludes from the calculation of diluted net loss per share all potentially dilutive stock options, preferred stock and warrants, and the diluted net loss per share is the same as the basic net loss per share for such periods. If the Company was to be in a net income position, the weighted average number of shares used to calculate the diluted net income per share would include the potential dilutive effect of in-the-money securities, as determined using the treasury stock method.

The table below presents the potentially dilutive securities that would have been included in the calculation of diluted net loss per share if they were not antidilutive for the periods presented.

	Years Ended December 31,
	2015	2014
Stock options	3,243,041	44,615
MabVax Series A redeemable convertible preferred stock	—	137,607
MabVax Series B redeemable convertible preferred stock	—	156,247
MabVax Series C-1 redeemable convertible preferred stock	—	412,444
Series B redeemable convertible preferred stock	—	102,895
Series A-1 preferred stock	—	742,658
Series C preferred stock	—	47,023
Series D preferred stock	19,149,100	—
Series E preferred stock	3,333,300	—
Unvested restricted stock	2,300,850	—
Warrants to purchase common stock	7,209,668	—
Total	35,235,959	1,643,489

11. Contracts and Agreements

Life Technologies Licensing Agreement

On September 24, 2015, the Company entered into a licensing agreement with Life Technologies Corporation (“Life Technologies”), a subsidiary of Thermo Fisher Scientific.  Under the agreement, MabVax agreed to license certain cell lines from Life Technologies to be used in the production of recombinant proteins for the Company’s clinical trials.  The amount of the contract is for $450,000 and was fully expensed during the year ended December 31, 2015. The Company paid $225,000 during the year ended December 31, 2015, related to this contract.

Rockefeller University Collaboration

In July 2015, the Company entered into a research collaboration agreement with Rockefeller University's Laboratory of Molecular Genetics and Immunology. The Company provided antibody material to Rockefeller University, which is exploring the mechanism of action of constant region (Fc) variants of the HuMab-5B1 in the role of tumor clearance. The Company will supply additional research materials as requested by the university, which is evaluating ways to optimize the function.

NCI Neuroblastoma Vaccine Grant

In July 2012, the NCI awarded the Company a SBIR Program grant to support the Company’s program to manufacture the clinical material and develop an Investigational New Drug Application for a vaccine to prevent the recurrence of Neuroblastoma (the “NCI Neuroblastoma Vaccine Grant”). The project period for Phase I of the grant ended in December 2012 and the Company received a one-year extension on the project. The Company records revenue associated with the NIH Grants as the related costs and expenses are incurred. For the year ended December 31, 2014, the Company recorded $32,355 of revenue associated with the NCI Neuroblastoma Vaccine Grant.

NCI PET Imaging Agent Grant

In September 2013, the NCI awarded the Company a SBIR Program Contract to support the Company’s program to develop a PET imaging agent for pancreatic cancer using a fragment of the Company’s HuMab-5B1 antibody (the “NCI PET Imaging Agent Grant”). The project period for Phase I of the grant award of approximately $250,000 covered a nine-month period which commenced in September 2013 and ended in June 2014.

On August 25, 2014, the Company was awarded a $1.5 million contract for the Phase II portion of the NCI PET Imaging Agent Grant. The contract is intended to support a major portion of the preclinical work being conducted by the Company, together with its collaboration partner, MSK, to develop a novel Positron Emission Tomography (“PET”) imaging agent for detection and assessment of pancreatic cancer. The total contract amount for Phase I and Phase II of approximately $1,749,000 supports research work through June 2016.

The Company records revenue associated with the NCI PET Imaging Agent Grant as the related costs and expenses are incurred. For the years ended December 31, 2015 and 2014, the Company recorded $1,141,451 and $271,820 of revenue associated with the NCI PET Imaging Agent Grant, respectively.

Juno Therapeutics Option Agreement

On August 29, 2014, MabVax Therapeutics entered into an Option Agreement (the “Option Agreement”) with Juno Therapeutics, Inc. (“Juno”). Pursuant to the Option Agreement, MabVax Therapeutics granted Juno the option to obtain an exclusive, world-wide, royalty-bearing license (the “License”) authorizing Juno to develop, make, have made, use, import, have imported, sell, have sold, offer for sale and otherwise exploit certain patents MabVax Therapeutics developed with respect to fully human antibodies with binding specificity against human GD2 or sialyl Lewis A antigens (the “Patents”) and certain MabVax Therapeutics controlled biologic materials. Juno may exercise its option to purchase the License until the earlier of June 30, 2016 or 90 days from the date MSK completes its research with respect to the Patents in accordance with the terms of agreements by and between MSK and MabVax Therapeutics.

During the years ended December 31, 2015 and 2014, no revenues had been earned under the Option Agreement; however, the Option Agreement remains valid and active.

The Option Agreement may be terminated by either party (i) upon material breach of the other party if the breach is not cured within 30 days, or (ii) with 60 days’ prior written notice in the event the other party becomes the subject of a voluntary or involuntary petition in bankruptcy. Juno may terminate the Option Agreement at any time upon 30 days’ prior written notice. MabVax Therapeutics may terminate the Option Agreement if Juno, or any Juno employee or affiliate, is a party to any action or proceeding in which Juno, or any Juno employee or affiliate, opposes the Patents or otherwise seeks a determination that any of the Patents are invalid or unenforceable if Juno, or as applicable, its employee and/or affiliate, fails to discontinue its involvement in such an action within 10 days of receiving notice from MabVax Therapeutics.

As consideration for the grant of the exclusive option to purchase the License, Juno has agreed to pay MabVax Therapeutics a one-time up-front option fee in the low five figures. Should the option be exercised, MabVax Therapeutics would expect to negotiate with Juno to pay amounts that include MabVax Therapeutics license fees, milestone payments, and royalty-based compensation in connection with entering into a License. The terms of the License including the financial terms are expected to be agreed upon at a future date.

12. Commitments and contingencies

Litigation

On May 30, 2014, a class action lawsuit was commenced in Santa Clara County Superior Court, State of California, on behalf of Cadillac Partners and others similarly situated, naming as defendants, MabVax Therapeutics, the Company and the Company’s directors, Hudson Bay Capital Management LP, Bio IP Ventures LLC, Hudson Bay Master Fund Ltd., and Hudson Bay IP Opportunities Master Fund LP, together the “Parties”. The suit alleged the defendants breached certain fiduciary duties, or aided and abetted a breach of fiduciary duties, in connection with the Company’s Merger with MabVax Therapeutics. In support of their purported claims, the plaintiff alleged, among other things, that the Company’s Board has historically failed to fulfill its fiduciary duty to its stockholders, and claiming with respect to the Series B Private Placement and the Merger, that such transactions involved an inadequate sales process and included preclusive deal protection devices, and that the Company’s Board of Directors would receive personal benefits not available to its public stockholders as a result of the Merger. The plaintiff sought to enjoin the Merger and obtain damages as well as attorneys’ and expert fees and costs.

On June 29, 2014, the parties entered into a Stipulation and Settlement (the “Settlement”), pursuant to which the Company agreed to file with the SEC certain supplemental disclosures in connection with the Merger. The Settlement was subject to certain confirmatory discovery to be undertaken by the plaintiff and to the Parties’ agreement on the payment of the plaintiff’s attorneys’ fees and expenses.

On July 16, 2014, the Company and all other parties to the litigation entered into an agreement which, if consummated, would settle the litigation (the “Proposed Settlement”). Among many other terms, under the Proposed Settlement the Company and all defendants will receive a broad release of any and all claims pertaining to the Series B Private Placement, the Merger, the prior disclosure and a wide variety of other matters. The Proposed Settlement also calls for the parties to ask the court to, among other things, enter orders enjoining other stockholders from bringing similar actions, certifying the putative settlement class, and approving the Proposed Settlement as a fair, final, and binding resolution of the litigation. Under the Proposed Settlement, the Company and the other defendants have expressly denied the allegations of the complaint and denied engaging in any other misconduct, nor will any of them make any payment or in any respect amend the negotiated terms of the since-consummated Series B Private Placement and Merger. Finally, under the Proposed Settlement, the Company and the other defendants have not agreed to pay any legal fees, or reimburse any expenses, allegedly incurred by the plaintiffs who filed the complaint; instead, the Company expects that counsel for those plaintiffs will present any such disputed claim for legal fees and expenses to the court for resolution.

On April 20, 2015, the Parties made an application for an Order for Notice and Scheduling of Hearing of Settlement in accordance with a Stipulation of Settlement dated as of April 20, 2015 (the “Action”), which sets forth the terms and conditions for settlement and which provides for dismissal of the Action with prejudice.  The Order after Hearing on June 12, 2015, provided preliminary approval of the settlement that was agreed to by the Parties, in which the Company provided supplemental disclosures in the definitive proxy filed with the SEC on June 30, 2014.  Notice of the action as a class action was sent to class members in July 2015.

On September 18, 2015, an Order and Final Judgment was entered by the Superior Court of the State of California, approving the settlement that was agreed upon by both parties and closing the case.  The Company anticipates that there will be no additional future expenses incurred in this action by the Company after the December 31, 2015 balance sheet date which would not be offset by insurance.

Operating Leases

In connection with the Merger, the Company recorded a $590,504 contingent lease termination fee, related to the termination of the master lease and sublease of the Porter Drive Facility by MabVax Therapeutics Holdings (f.k.a. Telik, Inc.), which is payable to ARE-San Francisco No. 24 (“ARE”) if the Company receives $15 million or more in additional financing in the aggregate, but otherwise forgiven.

On September 2, 2015, the Company entered into a lease (the “Lease”) with AGP Sorrento Business Complex, L.P., for certain premises of office and laboratory space in buildings located at 11535 Sorrento Valley Rd., San Diego, California, to serve as the Company’s corporate offices and laboratories (the “New Premises”).  Due to the fact that certain tenant improvements needed to be made to the New Premises before the Company could take occupancy, the term of the Lease did not commence until the New Premises were ready for occupancy, on February 4, 2016.  The Lease terminates six years after such term commencement date, unless earlier terminated in accordance with the Lease. Pursuant to the terms of the Lease, the monthly base rent will be $35,631, subject to annual increases as set forth in the Lease.

The Company has an option to extend the Lease term for a single, five-year period.  If the Lease term is extended for the optional five-year period, the monthly base rent will be adjusted based on fair market rental value.  In addition to rent, the Company agreed to pay a portion of the taxes and utility, maintenance and other operating costs paid or accrued in connection with the ownership and operation of the property.

The Company previously leased its corporate office and laboratory space under an operating lease that, as amended on August 1, 2010, expired on July 31, 2015. The lease contained an option to cancel at various dates prior to the termination date by paying a cancellation penalty. The Company has provided a refundable security deposit of $11,017 to secure its obligations under the lease, which was included in other long-term assets in the accompanying consolidated financial statements. We recognize rent expense on a straight-line basis over the term the lease. Rent expense of $122,236 and $115,118 was recognized in the years ended December 31, 2015 and 2014, respectively.

Minimum future annual operating lease obligations are as follows as of December 31, 2015:

2016	$391,941
2017	439,330
2018	452,510
2019	466,085
2020	480,068
Thereafter	535,776
Total	$2,765,710

Restructuring Plan upon Closing of the Merger

In connection with the Merger, the Company signed separation agreements in May 2014 with nine employees and agreed to pay severances and health benefits upon closing of the Merger subject to certain provisions in the agreements. As of December 31, 2015 and 2014, zero and approximately $6,000 in severance and benefits costs remained.

13. Income Taxes

During the years ended December 31, 2015 and 2014, the Company did not record a provision or benefit for current or deferred income taxes in the consolidated statement of operations due to its cumulative net losses.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred tax assets are as follows as of December 31, 2015 and 2014:

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$14,502,000	$9,478,000
Tax credits	4,803,000	4,128,000
Accrued expenses and other	1,861,300	225,000
Total deferred tax assets	21,166,300	13,831,000
Less valuation allowance	(21,166,300)	(13,831,000)
Net deferred tax assets	$—	$—

The Company has evaluated the available evidence supporting the realization of its gross deferred tax assets, including the amount and timing of future taxable income, and has determined that it is more likely than not that the deferred tax assets will not be realized. Due to such uncertainties surrounding the realization of the Company’s deferred tax assets, the Company maintains a valuation allowance of $21,166,300 against its deferred tax assets as of December 31, 2015. Realization of the deferred tax assets will be primarily dependent upon the Company’s ability to generate sufficient taxable income prior to the expiration of its net operating losses.

During the year ended December 31, 2014, MabVax Therapeutics, Inc. merged with Telik, Inc. in a tax-free reorganization. As a result of the merger, all components of Telik’s deferred tax assets are now included as deferred tax assets of MabVax Therapeutics, Inc. These pre-merger deferred tax assets are net operating loss carryforwards of $1,588,000, research and development credit carryforwards of $4,457,000, in total equaling $6,045,000. The current year change in these assets has been reflected in the provision for income taxes.

As of December 31, 2015, the Company had net operating loss carryforwards of approximately $36,375,000 and $36,616,000 for federal and state income tax purposes, respectively. These may be used to offset future taxable income and will begin to expire in varying amounts in 2028 to 2035. The Company also has research and development credits of approximately $297,000 and $6,827,000 for federal and state income tax purposes, respectively. The federal credits may be used to offset future taxable income and will begin to expire at various dates beginning in 2030 through 2035. The state credits may be used to offset future taxable income, and such credits carry forward indefinitely.

The Company is subject to taxation in the U.S. and California jurisdictions. Currently, no historical years are under examination. The Company’s tax years ending December 31, 2015 and 2014 are subject to examination by the U.S. and state taxing authorities due to the carryforward of unutilized net operating losses and research and development credits.

Utilization of the Company’s net operating loss carryforwards and research and development credit carryforwards may be subject to a substantial annual limitation due to an “ownership change” that may have occurred, or that could occur in the future, as defined and required by Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions. These ownership changes may limit the amount of net operating loss carryforwards and research and development credit carryforwards, and other tax attributes that can be utilized annually to offset future taxable income and tax, respectively. Any limitation may result in the expiration of a portion of the net operating loss carryforwards or research and development credit carryforwards before utilization. The net operating loss carryforwards and research and development credit carryforwards inherited as a result of the merger with Telik, Inc. have been severely limited under these rules and will likely not be realized.

In general, an “ownership change” results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. The Company intends to complete a study in the future to assess whether an ownership change has occurred or whether there have been multiple ownership changes since the Company’s formation, and will complete such study before the use of any of the aforementioned attributes.

The provision for income taxes differs from the amount computed by applying the U.S. federal statutory tax rate (34% in 2015 and 2014) to income taxes as follows:

	2015	2014
Tax benefit computed at 34%	$(6,155,300)	$(2,692,100)
State tax provision, net of federal tax benefit	(1,551,444)	(462,800)
Change in valuation allowance	7,335,300	3,146,000
Other	371,444	8,900
Tax provision (benefit)	$—	$—

The Company has adopted ASC 740-10-25. This interpretation clarifies the criteria for recognizing income tax benefits under ASC 740, “Accounting for Income Taxes”, and requires additional disclosures about uncertain tax positions. Under ASC 740-10-25 the financial statement recognition of the benefit for a tax position is dependent upon the benefit being more likely than not to be sustainable upon audit by the applicable taxing authority. If this threshold is met, the tax benefit is then measured and recognized at the largest amount that is greater than 50 percent likely of being realized upon ultimate settlement.

14. Subsequent Events

On January 15, 2016, the Company and Oxford Finance LLC, as collateral agent and lender (the “Lender” or “Collateral Agent”) entered into a Loan and Security Agreement (the “Loan Agreement”) providing for senior secured term loans to the Company in an aggregate principal amount of up to $10,000,000, subject to the terms and conditions set forth in the Loan Agreement.  On January 15, 2016, the Company received an initial loan of $5,000,000 (“Term A Loan”) under the Loan Agreement, before fees and issuance costs of approximately $381,000.

Under the Loan Agreement, if the Company achieves (a) positive interim data on the Phase 1a HuMab-5B1 antibody trial in pancreatic cancer and (b) uplisting of its common stock onto the NASDAQ Stock Market or New York Stock Exchange (the “Term B Event”) then until the earliest to occur of 60 days from the Term B Event or September 30, 2016, and provided there has been no event of default, the Company may request a second tranche in the amount of $5,000,000 under the Loan Agreement (“Term B Loan” and together with Term Loan A the “Term Loans”).

Interest on the Term Loans accrues at a rate equal to the greater of (i) 11.50% and (ii) the sum of (a) the thirty (30) day U.S. LIBOR rate reported in The Wall Street Journal on the last Business Day of the month that immediately precedes the month in which the interest will accrue, plus (b) 11.29%. Interest is payable monthly in arrears. The Term Loans mature on February 1, 2020.  Upon the occurrence of an Event of Default, the interest rate under the Term Loans shall be equal to 5% plus the Interest Rate then in effect.

The Term Loans are secured by a security interest in all of the assets of the Company and its current and future subsidiaries, excluding intellectual property but including proceeds of intellectual property.

The Company may prepay all but not less than all of the Term loans advanced under the Loan Agreement, provided that the Company provides written notice to the Collateral Agent at least 30 days prior to such prepayment, and pays the lender an amount equal to the outstanding principal of the Term Loans, plus accrued and unpaid interest through the prepayment date, the Final Payment and the prepayment fee equal to (i) 3% of the outstanding balance, if the loan is prepaid within 18 months of the funding date, (ii) 2% of the outstanding balance, if the loan is prepaid 18 months after through and including the second anniversary of the funding date and (iii) 1% of the outstanding balance if the loan is prepaid after the second anniversary of the funding date and prior to the maturity date of the loan (the “Prepayment Fee”) and all other obligations that are due and payable under the Loan Agreement including any applicable expenses of the lender.  The Final Payment is an amount equal to the original principal of the Term Loan multiplied by 3%.

The Loan Agreement contains customary representations and covenants that, subject to exceptions, restrict the Company’s ability to: pay dividends (other than dividends payable solely in capital stock) or redeem or repurchase any capital stock, make investments, incur additional liens, engage in mergers, acquisitions, and transact with affiliates, undergo a change in control, add or change business locations and engage in businesses that are not related to existing businesses.

The Company also issued the Lender five-year warrants to purchase an aggregate of 1,666,668 shares of the Company’s common stock at $0.75 per share.

In connection with the execution of the Loan Agreement, the Company entered into an amendment of Sections 8(a) and 8(b) of certain Exchange Agreements with the Company dated March 25, 2015 held by a certain holder of the Company’s Series D Preferred Stock.  The Amendment requires the Company to obtain consent of the Holder for certain future equity or debt issuances, and modifies the termination date for this requirement to be the earlier to occur of: (a) April 1, 2017; (b) the date on which the Company has raised $10 million in equity financing; (c) the date on which the Company has closed one or more licensing agreements with corporate partners pursuant to which the Company is entitled to receive in total a minimum of $10,000,000 in initial licensing or equity investments under such agreements; and (d) the date on which shares of the Company's common stock are listed on a national securities exchange. The Company issued 100,000 shares of common stock to the Holder in connection with the Amendment.

                    Shares of Common Stock
Warrants to Purchase up to                  Shares of Common Stock

 PROSPECTUS

Roth Capital Partners

, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses to be paid by the Registrant, other than estimated underwriter’s fees and commissions, in connection with our public offering. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc. (“FINRA”) fee:

SEC registration fee	$883.66
FINRA filing fee	$1,272.50
Legal fees and expenses	$225,000
Accounting fees and expenses	$50,000
Transfer agent and registrar fees	$10,000
Printing and engraving expenses	$45,000
Miscellaneous fees and expenses	$92,843.84
Total	$425,000.00

Item 14. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification or advancement of expenses provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Reference is also made to Section 102(b)(7) of the DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for monetary damages for violations of a director’s fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides that we must indemnify our directors to the fullest extent under applicable law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to MabVax Holdings and its stockholders. However, our directors may be personally liable for liability:

●	for any breach of duty of loyalty to us or to our stockholders;
●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	for unlawful payment of dividends or unlawful stock repurchases or redemptions; or
●	for any transaction from which the director derived an improper personal benefit.

 In addition, our amended and restated bylaws provide that:

●	we are required to indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law or any other applicable law, subject to limited exceptions;
●	we may indemnify our other officers, employees and other agents as set forth in Delaware law or any other applicable law;
●	we are required to advance expenses to our directors and executive officers as incurred in connection with legal proceedings against them for which they may be indemnified; and
●	the rights conferred in the amended and restated bylaws are not exclusive.

Item 15. Recent Sales of Unregistered Securities

Series D Conversions

Between January 5, 2016 and April 22, 2016, holders of Series D preferred stock converted 18,202 shares of Series D preferred stock into 1,820,200 shares of common stock.

The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Oxford Loan

On January 15, 2016, the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with Oxford Finance LLC providing for senior secured term loans to the Company in the aggregate principal amount of up to $10,000,000.  In connection with the foregoing loan agreement, the Company issued Oxford Finance LLC five year warrants to purchase an aggregate of 1,666,668 shares of the Company’s common stock at $0.75 per share.

 In connection with the execution of the Loan Agreement, the Company entered into an amendment of Sections 8(a) and 8(b) of certain Exchange Agreements with the Company dated March 25, 2015 held by a certain holder of the Company’s Series D Preferred Stock.  The amendment requires the Company to obtain consent of the holder for certain future equity or debt issuances, and modifies the termination date for this requirement to be the earlier to occur of: (a) April 1, 2017; (b) the date on which the Company has raised $10 million in equity financing; (c) the date on which the Company has closed one or more licensing agreements with corporate partners pursuant to which the Company is entitled to receive in total a minimum of $10,000,000 in initial licensing or equity investments under such agreements; and (d) the date on which shares of the Company's common stock are listed on a national securities exchange. The Company issued 100,000 shares of common stock in connection with the foregoing.

The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

 Issuances of Options

 In August 2015, we issued options to purchase an aggregate of 175,000 shares of common stock to our Board members which vest one year from the date of issuance.

 In August 2015, we issued options to purchase an aggregate of 100,000 shares of common stock to a consultant which vests in three equal annual installments beginning on the date of issuance.

 The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Exercise of Warrants into common stock

Between April 13, 2015 and April 14, 2015, several holders of warrants issued in the April Private Placement exercised their warrants on a cashless basis to purchase an aggregate of 1,219,780 shares of common stock by exercising an aggregate of 1,849,999 warrants to purchase shares of common stock in accordance with the terms of the warrant agreement.

 The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Conversion of Preferred Stock into common stock

Between April 6, 2015 and October 12, 2015, holders of Series D preferred stock converted an aggregate of 46,665 shares of Series D preferred stock into an aggregate of 4,666,500 shares of common stock.

For the three months ended March 31, 2015, holders of Series A-1, Series B, and Series C preferred stock converted 64,019, 106,437, and 96,571 shares into 38,456, 276,883, and 120,714 shares of common stock, respectively.

     The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering

Issuance of common stock under common stock Purchase Agreement

We issued, on March 31, 2015, an aggregate of 88,093 shares of common stock that were required to be issued in connection with the July 2014 financing transaction, as a result of the lower share price in an offering.

The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Private Placement

 On March 31, 2015 the Company sold an aggregate of $4,995,749 of units at a purchase price of $0.75 per unit, with each unit consisting of one share of our common stock (or, at the election of any investor who, as a result of receiving common stock would hold in excess of 4.99% of our issued and outstanding common stock, shares of our newly designated 0% Series E Convertible Preferred Stock) and a thirty month warrant to purchase one half of one share of common stock at an initial exercise price of $1.50 per share. A second closing was held on April 3, 2015 in which we entered into separate Subscription Agreements for an additional $6,718,751 of units. Of the Subscription Agreements accepted, investors elected, and we issued, $3,500,000 of units consisting of Preferred Shares on April 3, 2015.

The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Rubin Grant

On April 3, 2015, we entered into a consulting agreement with Steve Rubin pursuant to which he agreed to provide advisory services in connection with corporate strategy, licensing and business development estimated to be for a period of 12 months.  In exchange for his services, we provided him with a one-time grant of 200,000 shares of our restricted common stock.

Ravetch Grant

On April 4, 2015, the Board approved the issuance of an additional restricted stock award of 131,500 shares of common stock to Jeffrey Ravetch.  This award is for future services covering at least one-year period.  The award was granted in addition to the prior award to Dr. Ravetch on April 2, 2015 of: (i) 34,250 restricted shares of common stock and (ii) options to purchase 34,250 shares of common stock with an exercise price of $2.30 per share, for a total grant of 200,000 restricted shares and options.

Livingston Grant

On April 4, 2015, the Board of Directors approved a restricted stock award by the Company of 1,000,000 shares of common stock to be issued to Phil Livingston, Ph.D. for his continuing service to the Company.  On May 13, 2015, the Compensation Committee of the Board clarified that the award is being granted in consideration for at least one year of Dr. Livingston’s services.  The committee further clarified that the vesting of the common stock shall be on the one-year anniversary of the Board of Directors’ approval of the award, or April 4, 2016.

Consulting Agreement

On April 5, 2015, we entered into a consulting agreement with The Del Mar Consulting Group, Inc. and Alex Partners, LLC in consideration for 300,000 shares of our restricted common stock. The consultants also received an additional 200,000 shares of our restricted common stock upon the Company’s achieving a milestone based on its fully-diluted market capitalization.

Series D Conversions

Between April 6, 2015 and May 7, 2015, holders of Series D preferred stock converted 20,543 shares of Series D preferred stock into 2,054,300 shares of common stock.

The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Warrant Exercises

Between April 13, 2015 and April 14, 2015, several holders of warrants to purchase common stock exercised their warrants on a cashless basis to purchase 1,219,780 shares of common stock by exercising 1,849,999 warrants to purchase shares of common stock in accordance with the terms of the warrant agreement.

The securities referenced above were issued in reliance on the exemption from registration afford by Rule 506 of Regulation D and/or Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering.

Preferred and Warrant Exchanges

On March 25, 2015, we exchanged certain of our issued and outstanding Series A-1 Preferred Stock, A-1 Warrants, Series B Preferred Stock, and Series B warrant in exchange for an aggregate of 2,537,502 shares of our common stock, and an aggregate of 238,156 shares of our newly designated Series D Convertible Preferred Stock.

The issuance of the securities set forth above was deemed to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

Preferred Stock Issuances

 On July 8, 2014, we issued to MabVax Therapeutics’ stockholders, and assumed existing MabVax Therapeutics options and warrants that represented, an aggregate of approximately 9,349,841 (1,168,730 post reverse split) shares of our common stock, 2,762,841 shares of Series A-1 preferred stock, warrants to purchase up to an aggregate of 16,442,087 (2,055,260 post reverse split) shares of our common stock, and options exercisable into 1,552,694 (194,086 post reverse split) shares of our common stock.

 On May 12, 2014, we issued an aggregate of 1,250,000 shares of Series B Preferred Stock and warrants to purchase up to an additional 625,000 (78,125 post reverse split) shares of our common stock, with an aggregate purchase price of $2,500,000, or $2.00 for each share of Series B Preferred Stock and related warrant.

 The sales of the securities set forth above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 506 promulgated under Regulation D promulgated thereunder. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

Series C Preferred Exchanges

On September 3, 2014, we exchanged approximately 1,189,700 (148,713 post reverse split) shares of our common stock for an aggregate of approximately 118,970 shares of newly designated Series C convertible preferred stock.

The issuance of the securities set forth below was deemed to be exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

Series C-1 Preferred Stock Purchase Agreement

On February 12, 2014, we issued 3,697,702 shares of MabVax Therapeutics Series C-1 preferred stock, warrants to purchase 2,055,260 shares of MabVax Therapeutics common stock at $3.62 a share and warrants to purchase 1,848,851 shares of MabVax Therapeutics Series C-1 preferred stock at $0.84 a share , respectively, for aggregate gross proceeds of $3,100,000, less issuance costs of $126,345.

    The sales of the securities set forth above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Rule 506 promulgated under Regulation D promulgated thereunder. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access, through employment, business or other relationships, to information about us. No underwriters were involved in these transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.

Exhibit No.		Description	Form	Filing Date/Period End	Exhibit Number

1.1	*	Form of Underwriting Agreement

2.1		Agreement and Plan of Merger and Reorganization, dated May 12, 2014, between the Company, Tacoma Acquisition Corp., Inc. and MabVax Therapeutics, Inc.	8-K	5/12/2014	2.1

2.2		Amendment No.1, dated as of June 30, 2014, by and between the Company and MabVax Therapeutics, Inc.	8-K	7/1/2014	2.1

2.3		Amendment No.2 to the Agreement and Plan of Merger, dated July 7, 2014, by and among the Company, Tacoma Acquisition Corp. and MabVax Therapeutics, Inc.	8-K	7/9/2014	2.1

3.1	***	Amended and Restated Certificate of Incorporation

3.2		Amended and Restated Bylaws	8-K	12/14/2007	3.2

4.1		Securities Purchase Agreement, dated as of February 12, 2014, between MabVax Therapeutics, Inc. and the purchasers set forth on the signature pages thereto including that certain Amendment No. 1 to Securities Purchase Agreement, dated as of May 12, 2014, between MabVax Therapeutics, Inc. and the persons and entities identified on the signature pages thereto	8-K	5/12/2014	10.3

4.2		Registration Rights Agreement, dated as of February 12, 2014, between MabVax Therapeutics, Inc. and the persons and entities identified on the signature pages thereto	8-K	5/12/2014	10.2

4.3		Form of Exchange Agreement	8-K	9/3/2014	10.1

4.4		Form of Waiver Letter	8-K	9/3/2014	10.2

4.5		Form of Common Stock Certificate	S-1	9/29/2014	4.1

4.6		Form of Waiver Extension Letter	8-K	9/30/2014	10.1

4.7		Form of Subscription Agreement, dated March 31, 2015, between the Company and the subscribers set forth on the signature pages thereto	10-K	3/31/2015	4.11

4.8		Form of Common Stock Purchase Warrant	10-K	3/31/2015	4.12

4.9		Form of Registration Rights Agreement, dated March 31, 2015, between the Company and the persons and entities identified on the signature pages thereto	10-K	3/31/2015	4.13

4.10		Form of Secured Promissory Note	8-K	1/19/2016	4.1

4.11		Form of Warrant	8-K	1/19/2016	4.2

4.12		Form of Warrant Agency Agreement between MabVax Therapeutics Holdings, Inc. and Equity Stock Transfer LLC and the Form of Warrant Certificate	S-1	8/25/2015	4.10

4.13	*	Form of Warrant Certificate

4.14	*	Form of Underwriter Warrant

5.1	*	Opinion of Sichenzia Ross Friedman Ference LLP, as to the legality of the securities being registered

10.1	Separation Agreement and Release, dated May 12, 2014, between Michael M. Wick and the Company	8-K	5/12/2014	10.4

10.2	Separation Agreement and Release, dated May 12, 2014, between William P. Kaplan and the Company	8-K	5/12/2014	10.5

10.3	Separation Agreement and Release, dated May 12, 2014, between Steven R. Schow and the Company	8-K	5/12/2014	10.6

10.4	Separation Agreement and Release, dated May 12, 2014, between Wendy K. Wee and the Company	8-K	5/12/2014	10.7

10.5	Michael Wick Resignation Letter, dated July 7, 2014	8-K	7/9/2014	99.1

10.6	Edward W. Cantrall Resignation Letter, dated July 7, 2014	8-K	7/9/2014	99.2

10.7	Steven R. Goldring Resignation Letter, dated July 7, 2014	8-K	7/9/2014	99.3

10.9	Richard B. Newman Resignation Letter, dated July 7, 2014	8-K	7/9/2014	99.4

10.10	Employment Agreement, dated July 1, 2014, by and between MabVax Therapeutics, Inc. and J. David Hansen	10-Q	8/8/2014	10.9

10.11	Employment Agreement, dated July 1, 2014, by and between MabVax Therapeutics, Inc. and Gregory P. Hanson	10-Q	8/8/2014	10.10

10.12	Employment Agreement, dated July 1, 2014, by and between MabVax Therapeutics, Inc. and Wolfgang W. Scholz, Ph.D.	10-Q	8/8/2014	10.11

10.13	Securities Purchase Agreement, dated July 8, 2014, by and between MabVax Therapeutics, Inc. and certain institutional investors set forth therein	10-Q	8/8/2014	10.12

10.14	Form of Indemnification Agreement	8-K	9/9/2014	10.1

10.15	Second Amended and Restated MabVax Therapeutics Holdings, Inc. 2014 Employee, Director and Consultant Equity Incentive Plan	10-K	3/31/2015	10.15

10.16	Form of Exchange Agreement (Series A-1 Preferred Stock and Series A-1 Warrants).	8-K	3/26/2015	10.1

10.17	Form of Exchange Agreement (Series B Preferred Stock and Series B Warrants).	8-K	3/26/2015	10.2

10.18	2008 Equity Incentive Plan	10-K	3/31/2015	10.29

10.19	Form of Option Agreement, 2008 Equity Incentive Plan	10-K	3/31/2015	10.30

10.20	Form of Lockup Agreement dated as of April 3, 2015	8-K	4/6/2015	10.3

10.21	Consulting Agreement with The Del Mar Consulting Group, Inc. and Alex Partners, LLC dated as of April 5, 2015	8-K	4/6/2015	10.4

10.22	Form of Escrow Deposit Agreement dated as of April 14, 2015	8-K	4/15/2015	10.1

10.23	Form of Amendment Agreement to Registration Rights Agreement	8-K	6/10/2015	10.1

10.24	Amendment to Escrow Deposit Agreement dated June 22, 2015	8-K	6/24/2015	10.1

10.25	Letter Agreement dated June 30, 2015 between MabVax Therapeutics, Inc. and OPKO Health, Inc.	8-K	7/1/205	10.1

10.26	Form of Proposed Lease Agreement with AGP Sorrento Business Complex, L.P	S-1	8/25/2015	10.37

10.27	Form of Amendment Agreement No. 2 to Registration Right s Agreement	8-K	8/4/2015	10.1

10.28	Non-Employee Director Compensation Policy	10-Q/A	8/12/2015	10.1

10.29	Standard Industrial Net Lease, dated as of May 23, 2008, by and between MabVax Therapeutics, Inc. and Sorrento Square	10-Q/A	8/12/2015	10.2

10.30	First Amendment to that Standard Industrial Net Lease, dated May 6, 2010, by and between MabVax Therapeutics, Inc. and Sorrento Square	10-Q/A	8/12/2015	10.3

10.31	Second Amendment to that Standard Industrial Net Lease, dated August 1, 2012, by and between the Company and Sorrento Square	10-Q/A	8/12/2015	10.4

10.32	Employment Agreement, dated July 21, 2014, by and between MabVax Therapeutics, Inc. and Paul Maffuid, Ph.D.	10-Q/A	8/12/2015	10.5

10.33	Development and Manufacturing Services Agreement, dated April 15, 2014, by and between MabVax Therapeutics, Inc. and Gallus BioPharmaceuticals NJ, LLC	10-Q/A	8/12/2015	10.6

10.34	Exclusive License Agreement for “Polyvalent Conjugate Vaccines for Cancer” (SK#14491), dated as of June 30, 2008, by and between MabVax Therapeutics, Inc. and Sloan-Kettering Institute for Cancer Research	10-Q/A	8/12/2015	10.7

10.35	Research and License Agreement, dated as of April 7, 2008, by and between MabVax Therapeutics, Inc. and Sloan-Kettering Institute for Cancer Research	10-Q/A	8/12/2015	10.8

10.36	Exclusive License to Unimolecular Antibodies, dated October 13, 2011, by and between MabVax Therapeutics, Inc. and Sloan-Kettering Institute for Cancer Research	10-Q/A	8/12/2015	10.9

10.37	Option Agreement, dated August 29, 2014, by and between MabVax Therapeutics, Inc. and Juno Therapeutics, Inc.	10-Q/A	8/12/2015	10.10

10.38	SBIR Contract from National Cancer Institute	10-Q/A	8/12/2015	10.11

10.39	Lease by and between AGP Sorrento Business Complex, L.P., and MabVax Therapeutics Holdings, Inc., dated as of September 2, 2015	8-K	9/3/2015	10.1

10.40	Form of Amendment Agreement No.3 to Registration Rights Agreement	8-K	10/13/2015	10.1

10.41	Loan and Security Agreement dated as of January 15, 2016	8-K	1/19/2016	10.1

10.42		Form of Amendment Agreement	10-K	3/14/2016	10.54

10.43		Consulting Agreement, dated April 1, 2016, by and between MabVax Therapeutics Holdings, Inc. and Jeffrey Ravetch, M.D., Ph.D.	8-K	4/7/2016	10.1

10.44		Employment Agreement, dated March 16, 2016, by and between MabVax Therapeutics Holdings, Inc. and Paul Resnick, M.D.	10-K/A	4/19/2016	10.56

11.1		Statement of per share earnings	S-1	9/29/2014	11.1

21.1		Subsidiaries of the Registrant	S-1	9/29/2014	21.1

23.1	**	Consent of Independent Registered Public Accounting Firm

23.2	*	Consent of Sichenzia Ross Friedman Ference LLP. (included as part of Exhibit 5.1)

24.1	***	Power of Attorney (included on signature page)

* ** ***	To be filed by Amendment. Filed herewith Previously Filed

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on the 3rd day of June, 2016.

MABVAX THERAPEUTICS HOLDINGS, INC.

By:	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer (Principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date

/s/ J. David Hansen J. David Hansen	Chairman of the Board, President and Chief Executive Officer (Principal executive officer)	June 3, 2016

/s/ Gregory P. Hanson Gregory P. Hanson	Chief Financial Officer (Principal financial and accounting officer)	June 3, 2016

/s/ * Kenneth M. Cohen	Director	June 3, 2016

/s/ * Robert E. Hoffman	Director	June 3, 2016

/s/ * Philip O. Livingston, M.D.	Director	June 3, 2016

/s/ * Paul V. Maier	Director	June 3, 2016

/s/ * Jeffrey V. Ravetch, M.D., Ph.D.	Director	June 3, 2016

/s/ * Thomas Varvaro	Director	June 3, 2016

/s/ * Jeffrey Eisenberg	Director	June 3, 2016

* By:  /s/ Gregory P. Hanson
           Gregory P. Hanson